Exhibit 10.50

Execution Version
CONFIDENTIAL

STOCK AND ASSET PURCHASE AGREEMENT
BY AND AMONG
VITRO AUTOMOTIVE GLASS LLC,
VIMEXICO, S.A. DE C.V.,
as Buyers,
LKQ PGW Holdings, LLC,
PITTSBURGH GLASS WORKS, LLC,
KPGW EUROPEAN HOLDCO, LLC,
PITTSBURGH GLASS WORKS, ULC,
as Sellers,
PGW HOLDINGS, LLC,
as the Company, and
solely for the purposes of Section 13,
LKQ CORPORATION,
VITRO, S.A.B. DE C.V.
and
VITRO ASSETS CORP.
Dated as of December 18, 2016

[NEWYORK 3251393_44]

TABLE OF CONTENTS

Page

1.	DEFINITIONS 2

1.1	Certain Definitions 7

1.2	Certain Matters of Interpretation and Construction 21

2.	THE ACQUISITION 22

2.1	Purchase and Sale of Mexican JV Shares 22

2.2	Purchase and Sale of PGW Luxembourg Interest 22

2.3	Purchase and Sale of Company Interests 22

2.4	Purchase and Sale of Canadian Assets and Assumption of Related Liabilities 23

2.5	Closing 23

2.6	Tax Treatment 23

3.	PURCHASE PRICE 23

3.1	Purchase Price 23

3.2	Payments at Closing 23

3.3	Closing Estimates 24

3.4	Post-Closing Adjustment Determination 24

3.5	Adjustments to Purchase Price 26

3.6	Deferred Consideration 26

3.7	Tax Withholding 28

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 29

4.1	Corporate Matters. 29

4.2	Capitalization 30

4.3	Non-Contravention, etc 31

4.4	Licenses, Permits, Compliance with Laws, etc 31

4.5	Governmental Consents and Approvals 32

4.6	Financial Statements, etc 32

4.7	Assets 34

4.8	Real Property 35

4.9	Intellectual Property Rights 36

4.10	Material Contracts 38

4.11	Change in Condition 40

4.12	Insurance 40

4.13	Tax Matters 41

4.14	Employee Benefit Plans 43

4.15	Litigation 46

4.16	Environmental Matters 46

4.17	Labor Relations 47

4.18	Affiliate Transactions 48

4.19	Customers and Suppliers 48

4.20	Product Warranty; Liabilities 49

4.21	Financial Advisory, Finder’s or Broker’s Fees 49

4.22	ARG Business Distribution 49

5.	REPRESENTATIONS AND WARRANTIES OF SELLERS 49

5.1	Organization, Power and Standing of Sellers 50

5.2	Authorization and Enforceability 50

5.3	Non-Contravention, etc 50

5.4	Governmental Consents and Approvals 50

5.5	Ownership Units 50

5.6	Litigation 51

5.7	Financial Advisory, Finder’s or Broker’s Fees 51

5.8	Solvency 51

6.	REPRESENTATIONS AND WARRANTIES OF BUYERS 51

6.1	Corporate Matters 51

6.2	Governmental Consents and Approvals 52

6.3	Financing; Sufficiency of Funds; Solvency 52

6.4	Litigation 54

6.5	Financial Advisory, Finder’s or Broker’s Fees 54

6.6	No Adverse Impact 54

7.	CERTAIN AGREEMENTS OF THE PARTIES 54

7.1	Conduct of Business 54

7.2	Preparation for Closing 59

7.3	Employees 61

7.4	Access Prior to Closing 64

7.5	Access After Closing 65
7.6     Indemnification of Managers, Directors, Officers and Employees     66

7.7	Exclusivity 67

7.8	Waiver of Conflicts; Privilege 67

7.9	Confidentiality 68

7.10	Restrictive Covenants 68

7.11	Release 72

7.12	Certain Notices; Financial Information 73

7.13	Termination of Affiliate Agreements; Intercompany Arrangements 74

7.14	ARG Business Distribution 74

7.15	Maintenance of Registered Intellectual Property. 79

7.16	Resignations 79

7.17	Further Assurances 79

7.18	Financing 80

7.19	Termination of Certain Agreements with PGW Canada 83

7.20	Insurance Matters 83

7.21	Letters of Credit 85

7.22	Settlement 86

7.23	China Joint Venture 86

7.24	Supply Agreement 87

8.	CONDITIONS TO THE OBLIGATION TO CLOSE OF BUYERS 87

8.1	Representations, Warranties and Covenants 87

8.2	Governmental Authorization; Litigation 87

8.3	FIRPTA Statement 88

8.4	Escrow Agreement 88

8.5	Lien and Guarantee Releases 88

8.6	Third-Party Consents 88

8.7	Supply Agreement 88

8.8	Transition Services Agreement 88

8.9	Intellectual Property Agreement 88

8.10	ARG Business Distribution 88

8.11	Required Information 88

8.12	Audited Net Operating Income 88

9.	CONDITIONS TO THE OBLIGATION TO CLOSE OF SELLERS 88

9.1	Representations, Warranties and Covenants 89

9.2	Governmental Authorization; Litigation 89

9.3	Escrow Agreement 89

9.4	Supply Agreement 89

9.5	Transition Services Agreement 89

9.6	Intellectual Property Agreement 89

10.	SURVIVAL; INDEMNIFICATION; TAX MATTERS 89

10.1	Nonsurvival of Representations and Warranties 89

10.2	Special Indemnification by Sellers 90

10.3	Special Indemnification by Buyers 91

10.4	Limitations on Liability 91

10.5	Indemnification Procedures 92

10.6	Tax Treatment of Indemnification Payments 95

10.7	Exclusive Remedy 95

10.8	Tax Matters 95

11.	CONSENT TO JURISDICTION; JURY TRIAL WAIVER 98

11.1	Consent to Jurisdiction 98

11.2	WAIVER OF JURY TRIAL 99

11.3	Attorneys’ Fees and Expenses 99

12.	TERMINATION 99

12.1	Termination 100

12.2	Effect of Termination 101

13.	GUARANTIES OF LKQ AND VITRO 101

13.1	Guaranty of LKQ 101

13.2	Absolute and Unconditional LKQ Guaranty 102

13.3	Buyers and Buyer Indemnitees 104

13.4	Waiver 104

13.5	Subrogation 104

13.6	Costs and Expenses 104

13.7	Guaranty of Vitro and Vitro Assets Corp. 104

13.8	Absolute and Unconditional Vitro Guaranty 105

13.9	Sellers and Seller Indemnitees 107

13.10	Waiver 107

13.11	Subrogation 107

13.12	Costs and Expenses 107

14.	MISCELLANEOUS 107

14.1	Entire Agreement; Waivers 107

14.2	Amendment or Modification 108

14.3	Severability 108

14.4	Successors and Assigns 108

14.5	Notices 108

14.6	Public Announcements 109

14.7	Headings 110

14.8	Disclosure 110

14.9	Counterpart and Electronic Signatures 110

14.10	Governing Law 110

14.11	Specific Performance 111

14.12	No Third-Party Beneficiaries; No Recourse Against Third Parties 111

14.13	Negotiation of Agreement; Expenses 112

14.14	Acknowledgement 113

14.15	Financing Related Provisions 114

EXHIBITS

Exhibit A	Working Capital Calculation
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Supply Agreement
Exhibit D	Form of Reverse Transition Services Agreement
Exhibit E	Form of Intellectual Property Agreement
Exhibit F	Pension Funding Adjustment Amount
Exhibit G	As Agreed
Exhibit H	Form of Resignation and Release Letters

SCHEDULES

Schedule 1.1.34	Distributed ARG Business
Schedule 4.1.4	Company Officers, Managers and Directors
Schedule 4.2.2	Contractual Obligations Affecting Company Equity Interests
Schedule 4.2.3	Company Subsidiaries
Schedule 4.2.4 Schedule 4.2.5 Schedule 4.2.6 Schedule 4.2.7	Company Equity Interests Company Subsidiary Officers, Managers and Directors Company Joint Ventures Debt
Schedule 4.3	Non-Contravention
Schedule 4.4	Licenses and Permits
Schedule 4.6.1	Financial Statements
Schedule 4.6.5	Internal Controls
Schedule 4.6.9	CapEx Projection
Schedule 4.7.1	Title to Assets
Schedule 4.7.2	Condition and Sufficiency of Assets
Schedule 4.8.1	Furniture/Fixtures/Equipment/Inventory
Schedule 4.8.2	Title to Owned Real Property
Schedule 4.8.3	Leases
Schedule 4.8.3.2	Leases - Material Breach
Schedule 4.8.3.3	Rights of First Refusal
Schedule 4.8.4	Capitalized Leases
Schedule 4.9.1	Registered Intellectual Property
Schedule 4.9.1(i)	Registered Intellectual Property - Governmental Orders
Schedule 4.9.1(ii)	Registered Intellectual Property - Actions
Schedule 4.9.2	Right to Use Intellectual Property
Schedule 4.9.5	No Infringement of Intellectual Property
Schedule 4.10	Material Contracts
Schedule 4.11	Change in Condition
Schedule 4.12	Insurance Policies
Schedule 4.13	Tax Matters
Schedule 4.14.1	Employee Benefit Plans
Schedule 4.14.2	No Defined Benefit Pension Plans
Schedule 4.14.2.5	Controlled Group Member Withdrawal
Schedule 4.14.3	Company Plan Qualifications and Administration; Certain Taxes and Penalties
Schedule 4.14.5	Retiree Benefits; Certain Welfare Plans
Schedule 4.14.6	Change in Control Payments

Schedule 4.15	Litigation
Schedule 4.16	Environmental Matters
Schedule 4.17	Labor Relations
Schedule 4.18	Affiliate Transactions
Schedule 4.19.1	OEM Customers
Schedule 4.19.2	Suppliers
Schedule 7.1	Conduct of Business Exceptions
Schedule 7.2.3	Consents
Schedule 7.3.1	Potential Canadian OEM Employees
Schedule 7.3.3	Assumed Liabilities Company Employees
Schedule 7.10.2	Seller Non-Solicitation
Schedule 7.10.5	Buyer Non-Solicitation
Schedule 7.14.1	ARG Employees
Schedule 7.14.5	ARG Shared Contracts
Schedule 7.14.6	Distributed ARG Business Intellectual Property
Schedule 7.18.3	Company & Company Subsidiary Logos
Schedule 7.19	Termination of Certain Agreements with PGW Canada
Schedule 7.22	Settlement
Schedule 8.6	Third-Party Consents
Schedule 10.2.5	Special Indemnification by Sellers

STOCK AND ASSET PURCHASE AGREEMENT
This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 18th day of December, 2016, by and among (i) Vitro Automotive Glass LLC, a Delaware limited liability company (“US Buyer”), (ii) VIMEXICO, S.A. de C.V., a Mexican sociedad anónima de capital variable (“Mexican Buyer”), (iii) LKQ PGW Holdings, LLC, a Delaware limited liability company (“Holdings”), (iv) PGW Holdings, LLC, a Delaware limited liability company (the “Company”), (v) Pittsburgh Glass Works, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“PGW”), (vi) KPGW European Holdco, LLC, a Delaware limited liability company (“European Holdco”), (vii) Pittsburgh Glass Works, ULC, a Canadian unlimited liability corporation (“PGW Canada”), (vii) solely for the purposes of Section 13, LKQ Corporation, a Delaware corporation (“LKQ”), (viii) solely for the purposes of Section 13, Vitro, S.A.B. de C.V., a Mexican sociedad anónima bursátil de capital variable (“Vitro”) and (viii) solely for the purposes of Section 13, Vitro Assets Corp., a Texas corporation (“Vitro Assets Corp.”).
RECITALS
WHEREAS, Holdings owns all of the issued and outstanding limited liability company interests (the “Company Interests”) in the Company;
WHEREAS, the Company owns all of the issued and outstanding limited liability company interests in PGW;
WHEREAS, European Holdco owns all of the issued and outstanding limited liability company interests (the “PGW Luxembourg Interests”) in Pittsburgh Glass Works, S.a.r.l. (“PGW Luxembourg”);
WHEREAS, PGW owns 50% of the issued and outstanding shares of capital stock (“Mexican JV Shares”) in Cristal Laminado O Templado, S.A. de C.V. (the “Mexican JV”);

WHEREAS, PGW Canada owns the Canadian Assets (as defined below);
WHEREAS, European Holdco and PGW wish to sell to Mexican Buyer, and Mexican Buyer wishes to purchase from European Holdco and PGW, the PGW Luxembourg Interests and the Mexican JV Shares, respectively (the “Subsidiary Acquisition”), subject to the terms and conditions set forth herein;
WHEREAS, immediately following the Subsidiary Acquisition, Holdings wishes to sell to US Buyer, and US Buyer wishes to purchase from Holdings, the Company Interests (the “Company Acquisition”), subject to the terms and conditions set forth herein;
WHEREAS, immediately following the Company Acquisition, PGW Canada wishes to sell to PGW, and PGW wishes to purchase from PGW Canada, the Canadian Assets (the “Asset Acquisition” and, together with the Subsidiary Acquisition and the Company Acquisition, the “Acquisition”), subject to the terms and conditions set forth herein; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and the other Transactions (as defined below) and also to prescribe various conditions to the Acquisition and the other Transactions.
NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT

1.	DEFINITIONS. The following terms are defined elsewhere in this Agreement in the Sections identified below:

Term	Definition
“2015 Audited Financial Statements”	Section 1.1.1
“2015 Unaudited Financial Statements”	Section 1.1.2
“2016 Audited Financial Statements”	Section 1.1.3
“2016 Bonuses”	Section 7.3.7
“2017 Unaudited Financial Statements”	Section 1.1.4
“AAA”	Section 3.4.2
“Accounting Principles”	Section 1.1.5
“Acquisition”	Recitals
“Action”	Section 1.1.6
“Adjustment Escrow Account”	Section 1.1.7
“Adjustment Escrow Amount”	Section 1.1.8
“Affiliate”	Section 1.1.9
“Aftermarket”	Section 1.1.10
“Agreement”	Preamble
“Allocation”	Section 10.8.6
“Allocation Schedule” or “Allocation Schedules”	Section 10.8.6
“Alternative Transaction”	Section 7.7.1
“AML Laws”	Section 1.1.11
“Anticorruption Laws”	Section 1.1.12
“Antitrust Laws”	Section 1.1.13
“Arbitration Rules”	Section 3.4.2
“Arbitrator”	Section 3.4.2
“ARG Business Confidential Information”	Section 7.10.4
“ARG Business Distribution”	Section 7.14.1
“ARG Employees”	Section 7.14.1
“ARG Restricted Contracts”	Section 7.14.5
“ARG Shared Contracts”	Section 7.14.5.1
“As Agreed”	Section 1.1.14
“Asset Acquisition”	Recitals
“Assets”	Section 4.7.1
“Audited Net Operating Income”	Section 1.1.15
“Auto Glass”	Section 1.1.16
“Backstop Letters of Credit”	Section 7.21.1

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Term	Definition
“Base Purchase Price”	Section 1.1.17
“Board of Managers”	Section 1.1.18
“Bonuses”	Section 7.3.7
“Business”	Section 1.1.19
“Business Confidential Information”	Section 7.10.1
“Business Day”	Section 1.1.20
“Buyers”	Section 1.1.21
“Buyer Indemnitees”	Section 10.2
“Buyer Related Parties”	Section 7.8
“Canada Holdco”	Section 1.1.22
“Canadian Assets”	Section 2.4
“Canadian Transferred Employee”	Section 7.3.1
“Cap”	Section 10.4.3
“CapEx Budget”	Section 4.6.9
“Cash”	Section 1.1.23
“Claim Notice”	Section 10.5.1
“Claims”	Section 7.11
“Closing”	Section 2.5
“Closing Cash”	Section 3.4
“Closing Date”	Section 2.5
“Closing Debt”	Section 3.4
“Closing Statement”	Section 3.4
“Closing Working Capital Amount”	Section 3.4
“Closing Year Bonuses”	Section 7.3.7
“CNBV Date”	Section 7.12.2.2
“Code”	Section 1.1.24
“Collective Bargaining Agreement”	Section 1.1.25
“Company”	Preamble
“Company Acquisition”	Recitals
“Company Cash Amount”	Section 1.1.26
“Company Employees”	Section 7.3.1
“Company Intellectual Property”	Section 4.9.1
“Company Interests”	Recitals
“Company Joint Venture”	Section 1.1.27
“Company Plan”	Section 1.1.28
“Company Schedules”	Section 4
“Company Subsidiary”	Section 1.1.29
“Confidentiality Agreement”	Section 7.4.3
“Contractual Obligation”	Section 1.1.30
“Controlled Group Members”	Section 4.14.2.4
“Credit Agreement”	Section 1.1.31
“D&O Indemnified Persons”	Section 7.6.1
“Debt”	Section 1.1.32
“Debt Documents”	Section 6.3.1
“Debt Financing”	Section 6.3.1

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Term	Definition
“Base Purchase Price”	Section 1.1.17
“Board of Managers”	Section 1.1.18
“Bonuses”	Section 7.3.7
“Business”	Section 1.1.19
“Business Confidential Information”	Section 7.10.1
“Business Day”	Section 1.1.20
“Buyers”	Section 1.1.21
“Buyer Indemnitees”	Section 10.2
“Buyer Related Parties”	Section 7.8
“Canada Holdco”	Section 1.1.22
“Canadian Assets”	Section 2.4
“Canadian Transferred Employee”	Section 7.3.1
“Cap”	Section 10.4.3
“CapEx Budget”	Section 4.6.9
“Cash”	Section 1.1.23
“Claim Notice”	Section 10.5.1
“Claims”	Section 7.11
“Closing”	Section 2.5
“Closing Cash”	Section 3.4
“Closing Date”	Section 2.5
“Closing Debt”	Section 3.4
“Closing Statement”	Section 3.4
“Closing Working Capital Amount”	Section 3.4
“Closing Year Bonuses”	Section 7.3.7
“CNBV Date”	Section 7.12.2.2
“Code”	Section 1.1.24
“Collective Bargaining Agreement”	Section 1.1.25
“Company”	Preamble
“Company Acquisition”	Recitals
“Company Cash Amount”	Section 1.1.26
“Company Employees”	Section 7.3.1
“Company Intellectual Property”	Section 4.9.1
“Company Interests”	Recitals
“Company Joint Venture”	Section 1.1.27
“Company Plan”	Section 1.1.28
“Company Schedules”	Section 4
“Company Subsidiary”	Section 1.1.29
“Confidentiality Agreement”	Section 7.4.3
“Contractual Obligation”	Section 1.1.30
“Controlled Group Members”	Section 4.14.2.4
“Credit Agreement”	Section 1.1.31
“D&O Indemnified Persons”	Section 7.6.1
“Debt”	Section 1.1.32
“Debt Documents”	Section 6.3.1
“Debt Financing”	Section 6.3.1

[NEWYORK 3251393_44]

Term	Definition
“December 2016 Unaudited Financial Statements”	Section 1.1.33
“Deductible”	Section 10.4.1
“Deferred Consideration”	Section 3.6.1
“Deferred Consideration Calculation”	Section 3.6.2(i)
“Deferred Consideration Notice of Disagreement”	Section 3.6.2(iii)
“Deferred Consideration Review Period”	Section 3.6.2(ii)
“Deferred Consideration Statement”	Section 3.6.2(i)
“Deficit Amount”	Section 3.5.2
“Delaware Courts”	Section 11.1
“Direct Claim”	Section 10.5.1
“Dispute Notice”	Section 3.4.1
“Dispute Resolution Procedure”	Section 13.2.2
“Distributed ARG Business”	Section 1.1.34
“Distribution”	Section 1.1.35
“DLLCA”	Section 1.1.36
“Effect”	Section 1.1.68
“Employee Plan”	Section 1.1.37
“Enforceable”	Section 1.1.38
“Environmental Law”	Section 1.1.39
“Equity Financing”	Section 6.3.1
“Equity Funding Letter”	Section 6.3.1
“Equity Interest”	Section 1.1.40
“ERISA”	Section 1.1.41
“Escrow Agent”	Section 1.1.42
“Escrow Agreement”	Section 1.1.43
“Estimated Closing Statement”	Section 3.3
“Estimated Total Equity Value”	Section 3.3
“European Holdco”	Preamble
“Excess Deficit Amount”	Section 3.5.2
“Export Control and Sanctions Laws”	Section 1.1.44
“Final Pension Funding Adjustment Amount”	Section 3.4
“Final Transaction Expenses”	Section 3.4
“Financial Statements”	Section 4.6.1
“Financing”	Section 6.3.1
“Financing Documents”	Section 6.3.1
“Financing Sources”	Section 1.1.45
“Former ARG Employees”	Section 7.14.8.1
“GAAP”	Section 1.1.46
“Governmental Authority”	Section 1.1.47
“Governmental Order”	Section 1.1.48
“Gross Profit Margin”	Section 1.1.49
“Guarantee”	Section 1.1.50
“Hazardous Substance”	Section 1.1.51
“Holdings”	Preamble
“HSR Act”	Section 1.1.52

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Term	Definition
“I&S TSA Cash”	Section 1.1.23
“Increase Amount”	Section 3.5.1
“Indemnified Party”	Section 10.5.1
“Indemnifying Party”	Section 10.5.1
“Indentures”	Section 1.1.53
“Insurance Policies”	Section 4.12
“Intellectual Property”	Section 1.1.54
“Intellectual Property Agreement”	Section 1.1.55
“Intercompany Accounts”	Section 1.1.56
“Investment”	Section 7.23
“IRS”	Section 4.13.5
“Issuer”	Section 1.1.57
“Knowledge of Buyers”	Section 1.1.58
“Knowledge of the Company”	Section 1.1.59
“Lease” or “Leases”	Section 4.8.3
“Leased Real Property”	Section 4.8.1
“Legal Requirement”	Section 1.1.60
“Liability”	Section 1.1.61
“Lien”	Section 1.1.62
“LKQ”	Preamble
“LKQ Group Member”	Section 1.1.63
“LKQ Guaranteed Obligations”	Section 13.1.1
“LKQ Guaranty”	Section 13.1.1
“LKQ Insurance Policies”	Section 1.1.64
“LKQ Reimbursement Amounts”	Section 7.20.2
“Loss”	Section 1.1.65
“Marketing Efforts”	Section 1.1.66
“Marketing Material”	Section 1.1.67
“Material Adverse Effect”	Section 1.1.68
“Material Contract” or “Material Contracts”	Section 4.10
“Mexican Buyer”	Preamble
“Mexican JV”	Recitals
“Mexican JV Shares”	Recitals
“New OEM Agreement”	Section 3.6.1
“Nonparty Affiliates”	Section 14.12.3
“Nonparty Buyer Affiliate”	Section 14.12.3
“Nonparty Seller Affiliate”	Section 14.12.2
“OEM Claim”	Section 7.20.1
“OEM Customers”	Section 1.1.69
“OEM Restricted Contract”	Section 7.14.5.2
“OEM Shared Contract”	Section 7.14.5.2
“Off-the-Shelf Software”	Section 1.1.70
“Operating Income Adjustment”	Section 1.1.71
“Organizational Documents”	Section 1.1.72
“Outstanding Amount”	Section 7.21.1

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Term	Definition
“Outstanding Letters of Credit”	Section 7.21.1
“Owned Real Property”	Section 4.8.2
“Parties”	Section 1.1.73
“Pension Funding Adjustment Amount”	Section 1.1.74
“Pension Plan”	Section 1.1.75
“Permitted ARG Business”	Section 1.1.76
“Person”	Section 1.1.77
“PGW”	Preamble
“PGW Canada”	Preamble
“PGW Hong Kong”	Section 7.2.3
“PGW Insurance Policies”	Section 1.1.78
“PGW Luxembourg”	Recitals
“PGW Luxembourg Interests”	Recitals
“PGW Reimbursement Amounts”	Section 7.20.4
“PGW RIP”	Section 7.14.8.1
“PGW Savings Plan”	Section 7.14.8.2
“Potential ARG Employees”	Section 7.14.1
“Potential Canadian OEM Employees”	Section 7.3.1
“Pre-Closing Representation”	Section 7.8
“Pre-Closing Tax Period”	Section 1.1.79
“Prior Company Counsel”	Section 7.8
“Public Software”	Section 1.1.80
“Real Property”	Section 4.8.5
“Registered Intellectual Property”	Section 4.9.1
“Release”	Section 1.1.81
“Released Parties”	Section 7.11
“Releasing Parties”	Section 7.11
“Representatives”	Section 1.1.82
“Required Amount”	Section 6.3.1
“Required Information”	Section 1.1.83
“Resolvable Dispute”	Section 13.2.2
“Seller Indemnitees”	Section 10.3
“Seller Parties’ Pre-Closing Confidential Communications”	Section 7.8
“Seller Plan”	Section 1.1.84
“Seller Related Parties”	Section 7.8
“Sellers”	Section 1.1.85
“September 2016 Unaudited Financial Statements”	Section 1.1.86
“Severance Plan”	Section 7.3.1
“Software”	Section 1.1.87
“Straddle Period”	Section 1.1.88
“Subsidiary”	Section 1.1.89
“Subsidiary Acquisition”	Recitals
“Supply Agreement”	Section 1.1.90
“Tax”	Section 1.1.91
“Tax Authority”	Section 1.1.92

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Term	Definition
“Tax Cap”	Section 10.4.6
“Tax Deductible”	Section 10.4.5
“Tax Matter”	Section 1.1.93
“Tax Return”	Section 1.1.94
“Taxes Paid On Initial Returns”	Section 10.8.2
“Third-Party Claim”	Section 10.5.1
“Total Equity Value”	Section 1.1.95
“Trademarks”	Section 1.1.54
“Transaction Documents”	Section 1.1.96
“Transaction Expenses”	Section 1.1.97
“Transactions”	Section 1.1.98
“Transition Services Agreement”	Section 1.1.99
“Unaudited Net Operating Income”	Section 1.1.100
“Uncontested Claims”	Section 1.1.101
“US Buyer”	Preamble
“Vitro”	Preamble
“Vitro Assets Corp”	Preamble
“Vitro Guaranteed Obligations”	Section 13.7.1
“Vitro Guaranty”	Section 13.7.1
“WARN Act”	Section 7.1.22
“Welfare Plan”	Section 1.1.37
“Working Capital”	Section 1.1.102
“Working Capital Amount”	Section 1.1.103
“Working Capital Target”	Section 1.1.104

1.1    Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

1.1.1    “2015 Audited Financial Statements” means (i) the audited carve-out balance sheets of the Business as of December 31, 2015 and 2014, and (ii) the related audited carve-out statements of income, comprehensive income, cash flows and stockholders’ equity for the fiscal years then ended, and the related notes thereto.

1.1.2    “2015 Unaudited Financial Statements” means (i) the unaudited carve-out balance sheets of the Business as of December 31, 2015 and 2014, and (ii) the related unaudited carve-out statements of income, comprehensive income, cash flows and stockholders’ equity for the fiscal years then ended, and the related notes thereto.

1.1.3    “2016 Audited Financial Statements” means (i) the audited carve-out balance sheets of the Business as of December 31, 2016 and 2015 and (ii) the related audited carve-out statements of income, comprehensive income, cash flows and stockholders’ equity for the fiscal years then ended, and the related notes thereto.

1.1.4    “2017 Unaudited Financial Statements” means, as applicable, (i) the unaudited carve-out balance sheet of the Business as of each of March 31, June 30, and September 30, 2017, and (ii) the related unaudited carve-out statements of income,

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comprehensive income, cash flows and stockholders’ equity for each of the three-month, six-month and nine-month periods ended March 31, June 30, and September 30, 2017 and 2016, in each case with an auditor’s limited review in accordance with AU-722, Interim Financial Information.

1.1.5    “Accounting Principles” means the accounting principles, methodologies, procedures and policies followed in the calculation of the Working Capital Target set forth in Exhibit A and in the preparation of the underlying unaudited carve-out financial statements of the Business on which such calculations are based.

1.1.6    “Action” means any action, suit or proceeding, whether civil, criminal or administrative, that is brought by or before any Governmental Authority or before any arbitrator of competent jurisdiction.

1.1.7    “Adjustment Escrow Account” means the escrow account established by the Escrow Agent pursuant to the Escrow Agreement for purposes of holding the Adjustment Escrow Amount and any interest or earnings accrued thereon or in respect thereof.

1.1.8    “Adjustment Escrow Amount” means $3,600,000.

1.1.9    “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.1.10    “Aftermarket” means the secondary market of the automotive glass and other automotive parts industry concerned with the distribution and sale of automotive glass products (e.g., windshields and tempered glass) and other automotive products (e.g., fluids and adhesives) for installation in, or use with, an automobile, truck or van after the sale of such automobile, truck or van by the original equipment manufacturer or dealer to the customer.

1.1.11    “AML Laws” means any anti-money laundering or anti-terrorist financing law or regulation and any financial recordkeeping or reporting law or regulation.

1.1.12    “Anticorruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the U.K. Bribery Act of 2010, and (iii) any other law, rule or regulation relating to bribery or corruption.

1.1.13    “Antitrust Laws” means all antitrust, competition or trade regulation Legal Requirements of any Governmental Authority or Legal Requirements issued by any Governmental Authority that are otherwise designed or intended to prohibit, restrict

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or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

1.1.14    “As Agreed” means, with respect to the Distributed ARG Business, that the ARG Business Distribution shall have been carried out pursuant to the actions specified in Exhibit G.

1.1.15    “Audited Net Operating Income” means the amount shown on the “income from operations” line item for the fiscal year ended December 31, 2015, in the 2015 Audited Financial Statements..

1.1.16    “Auto Glass” means PGW Auto Glass LLC, a Delaware limited liability company.

1.1.17    “Base Purchase Price” means an amount equal to $310,000,000 minus the Operating Income Adjustment, if any.

1.1.18    “Board of Managers” means the board of managers of the Company.

1.1.19    “Business” means the business of the Company and each Company Subsidiary as conducted during the periods covered by the Financial Statements and as of the date hereof (excluding the Distributed ARG Business), including (i) designing, developing, fabricating, producing, manufacturing and distributing (A) automotive glass, including windshields, backlites, sidelites and roof panels (whether laminated or tempered) and (B) other automotive products, including fluids and adhesives, in each case of (A) and (B) for the purpose of installation into or application onto automobiles, trucks and vans during original assembly or prior to or at the time of manufacture or sale of a vehicle to a consumer, (ii) sales of automotive windshield glass for Aftermarket installation or application to (A) Safelite Group Inc., Carlex Glass Company, LLC or their respective Affiliates, shipped directly from PGW’s facility located at 2290 Menelaus Road, Berea, Kentucky 40403 and (B) Auto Glass and (iii) sales of any carry-over parts for the Aftermarket pursuant to original equipment manufacturers supply award contracts and commitments with OEM Customers of the Company and the Company Subsidiaries.

1.1.20    “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions are required or authorized to close in the City of New York, New York, Pittsburgh, Pennsylvania or Mexico City, Mexico.

1.1.21    “Buyers” means (i) at any time prior to the Company Acquisition, US Buyer and Mexican Buyer and (ii) at any time after the Company Acquisition, US Buyer, Mexican Buyer and PGW.

1.1.22    “Canada Holdco” means KPGW Canadian Holdco, LLC, a Delaware limited liability company and the direct parent of PGW Canada.

1.1.23    “Cash” means the aggregate amount of all cash and cash equivalents of the Company and the Company Subsidiaries relating to the Business, in each case,

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determined in accordance with GAAP and calculated using the same policies, principles and methodology used in connection with the preparation of the Financial Statements. For the avoidance of doubt, Cash (i) includes checks, wire transfers and drafts deposited for the accounts of the Company and the Company Subsidiaries but not yet cleared on the date of determination, but only to the extent that the accounts receivable with respect to such checks, wires and drafts have been reduced and are not reflected as a current asset in the calculation of the Working Capital Amount, (ii) excludes cash deposits made by the Company or any Company Subsidiary to third parties to secure obligations to such third parties, (iii) will not be decreased by the amount of outstanding and uncleared checks issued by the Company and the Company Subsidiaries as of the date of determination, provided the accounts payable with respect to such uncleared checks have not been reduced and are reflected as a current Liability in the calculation of the Working Capital Amount, and (iv) includes all cash held pursuant to the provision of ongoing transition services in connection with the July 29, 2014 disposition of the former insurance and services division of the Company and its Subsidiaries at the time of such disposition (the “I&S TSA Cash”).

1.1.24    “Code” means the Internal Revenue Code of 1986.

1.1.25    “Collective Bargaining Agreement” means any agreement, labor contract, amendment, addenda, side letter, letter or memorandum of understanding, voluntary recognition agreement or other binding commitment between the Company and the Company Subsidiaries and any labor organization representing current or former employees of the Company or any Company Subsidiary.

1.1.26    “Company Cash Amount” means the amount of Cash as of the Closing less the amount of any such Cash used by the Company and the Company Subsidiaries to repay Debt or pay Transaction Expenses or used by the Company to pay a dividend or make any other distribution in respect of the Company Interests, in any such case, prior to or at the Closing.

1.1.27    “Company Joint Venture” means each of Belletech Corporation, the Mexican JV and Shandong PGW Jinjing Automotive Glass Co.

1.1.28    “Company Plan” means any Employee Plan which is sponsored, maintained or contributed to solely by the Company or any of the Company Subsidiaries (excluding Auto Glass, PGW Canada and each Company Subsidiary based in Canada) primarily for the benefit of employees who are, or former employees who were, primarily devoted to the Business.

1.1.29    “Company Subsidiary” means any Subsidiary of the Company as of the date hereof other than Auto Glass, PGW Canada and Canada Holdco.

1.1.30    “Contractual Obligation” means, with respect to any Person, any contract, agreement (written or oral), deed, mortgage, lease, license, indenture, note, bond, loan or instrument to which or by which such Person is legally bound (including any document or instrument evidencing any indebtedness but excluding (i) any sales or

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purchase orders entered into in the ordinary course of business consistent with past practice (other than purchase orders with suppliers involving remaining purchase commitments in excess of $2,500,000), (ii) the Organizational Documents of such Person and (iii) any Company Plan).

1.1.31    “Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated January 29, 2016, by and among LKQ, LKQ Delaware LLP, and certain additional Subsidiaries of LKQ, as borrowers, certain financial institutions, as lenders, and the Issuer, as administrative agent.

1.1.32    “Debt” means, with respect to any Person, without duplication, all Liabilities (including all Liabilities in respect of principal, accrued interest, prepayment premiums, make-wholes, penalties, breakage costs, fees and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of assets, property, goods or services (other than trade payables, accruals or similar Liabilities incurred in the ordinary course of business consistent with past practice), (iv) under leases under which such Person is the lessee that are or should be capitalized in accordance with GAAP, (v) for due and payable reimbursement obligations under drawn standby letters of credit, bankers acceptances or similar instruments or facilities, (vi) under any interest rate, currency or other hedging agreements, to the extent payable if terminated, (vii) currently due to Solera Holdings, Inc. or any of its Affiliates in respect of I&S TSA Cash, (viii) in the form of direct or indirect guarantees or other forms of credit support of obligations described in clauses (i) through (vii) above of any other Person. Notwithstanding the foregoing, Debt does not include (x) any intercompany obligations between or among the Company and the Company Subsidiaries, (y) any Liabilities related to pension or other post-employment retirement benefits of the Company or the Company Subsidiaries or (z) any amounts included in Working Capital, Transaction Expenses, or Pension Funding Adjustment Amount.

1.1.33    “December 2016 Unaudited Financial Statements” means (i) the unaudited carve-out balance sheet of the Business as of December 31, 2016 and (ii) the related unaudited carve-out statements of income, comprehensive income and cash flows for the 12-month periods ended December 31, 2016 and 2015, with an auditor’s limited review in accordance with AU-722, Interim Financial Information.

1.1.34    “Distributed ARG Business” means the business of Auto Glass, PGW Canada, Canada Holdco, the Company and each Company Subsidiary of selling and distributing (A) automotive replacement glass products, including windshields, backlites, sidelites and roof panels (whether laminated or tempered), including automotive replacement glass products with the stamp of the name or logo of OEM Customers set forth on Schedule 1.1.34, provided that the revenues derived from sales to such OEM Customers are not included or accounted for in the Financial Statements or any of the financial statements to be provided to Buyers pursuant to Section ý7.12.2, and (B) other automotive products, including fluids and adhesives, in the case of each of (A) and (B) for automobiles, trucks and vans for sale to any Person (including OEM Customers) solely for Aftermarket installation or application. For the avoidance of doubt, the

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Distributed ARG Business will not include sales to any Person (including OEM Customers) for the installation of automotive glass prior to, or at the time of, manufacture or sale of a vehicle to a consumer.

1.1.35    “Distribution” means, with respect to the capital stock of, membership interests of, partnership interests of or beneficial interests in any Person, (i) the declaration or payment of any dividend on or in respect of any shares or units of any class of such capital stock, membership interests, partnership interests or beneficial interests; (ii) the purchase, redemption or other retirement of any shares or units of any class of such capital stock, membership interests, partnership interests or beneficial interests, directly, or indirectly through a Subsidiary or otherwise; and (iii) any other distribution on or in respect of any shares or units of any class of such capital stock, membership interests, partnership interests or beneficial interests.

1.1.36    “DLLCA” means the Delaware Limited Liability Company Act.

1.1.37    “Employee Plan” means any (i) welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) (a “Welfare Plan”); (ii) Pension Plan; (iii) stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based plan, program, policy, agreement or other arrangement; or (iv) other deferred or supplemental compensation, 401(k), profit sharing, termination indemnity, retirement, welfare-benefit, disability, bonus, incentive or fringe-benefit plan, vacation, severance, change in control, employment or retention plan, policy, agreement or other arrangement, including any such plan, policy, agreement or other arrangement in jurisdictions outside of the U.S.

1.1.38    “Enforceable” means, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in an Action at law or in equity).

1.1.39    “Environmental Law” means any Legal Requirement regulating, imposing liability for, or establishing standards of conduct for pollution, the protection of the environment or natural resources, the protection of human health or safety in relation to exposure to Hazardous Substances, or emissions, discharges, releases, treatment, storage, disposal, arrangement for disposal, transportation, or handling of, or exposure to, any Hazardous Substances.

1.1.40    “Equity Interest” means, with respect to any Person, (i) any capital stock, partnership interest or membership interest or beneficial interest in such Person and (ii) any option, warrant, purchase right, conversion right, exchange right or other security or Contractual Obligation or Company Plan that would entitle any other Person to directly or indirectly acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

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1.1.41    “ERISA” means the Employee Retirement Income Security Act of 1974.

1.1.42    “Escrow Agent” means PNC Bank, National Association or another major commercial bank reasonably acceptable to Buyers.

1.1.43    “Escrow Agreement” means an escrow agreement substantially in the form of Exhibit B.

1.1.44    “Export Control and Sanctions Laws” means any applicable export, re-export, or economic sanctions laws or regulations of the United States or any other jurisdictions, including those administered by the U.S. Department of Commerce, U.S. Department of the Treasury, U.S. Department of Energy, U.S. Nuclear Regulatory Commission and U.S. Department of State.

1.1.45    “Financing Sources” means the agents, arrangers, lenders and other Persons that have committed to provide or arrange, or have otherwise entered into agreements in connection with, the Financing or any alternative financing to consummate the Transactions, including the parties to any joinder agreements, indentures, purchase agreements or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, officers, directors, employees, agents, trustees and representatives involved in the Financing and their respective successors and assigns.

1.1.46    “GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

1.1.47    “Governmental Authority” means any domestic or foreign, federal, state, or local government or governmental authority, quasi-governmental authority, department, bureau, agency or official, including any political subdivision thereof, or any court of competent jurisdiction.

1.1.48    “Governmental Order” means any ruling award, decision, injunction, judgment, order, decree or subpoena entered, issued or made by any Governmental Authority.

1.1.49    “Gross Profit Margin” means the gross profit percentage calculated consistent with past practice using the same principles and methodology used in connection with the preparation of the Financial Statements.

1.1.50    “Guarantee” means (i) any guarantee of the payment or performance of any Debt of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any Contractual Obligation of another Person (A) to pay the Debt of such obligor, (B) to purchase any obligation owed by such obligor, or (C) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of Debt of such partnership or joint venture.

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1.1.51    “Hazardous Substance” means any chemical, pollutant or contaminant, any toxic, dangerous, radioactive or hazardous (or words of similar import) material, substance or waste, whether solid, liquid or gas, or any solid waste, that is regulated, defined, characterized, designated, or for which standards of care are established, under Environmental Law, including petroleum, petroleum-containing products and asbestos in any form.

1.1.52    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

1.1.53    “Indentures” means (i) the Indenture, dated May 9, 2013, among LKQ, certain of LKQ’s Subsidiaries and U.S. Bank National Association, as trustee and (ii) the Indenture, dated as of April 14, 2016, among LKQ Italia Bondco S.p.A., LKQ and certain of LKQ’s Subsidiaries, BNP Paribas Trust Corporation UK Limited, as trustee and BNP Paribas Securities Services, Luxembourg Branch, as paying agent, transfer agent and registrar.

1.1.54    “Intellectual Property” means all of the following in any jurisdiction in the world, whether registered or unregistered: (i) patents, patent applications, utility models and design rights, and any provisionals, continuations, divisionals, continuations-in-part, re-examinations, renewals or reissues of the foregoing, and any foreign counterparts thereof, and any inventions and invention disclosures, whether or not patentable; (ii) trade names, trademarks, service marks, brand names, logos, slogans, trade dress, social media handles and internet domain names, and all other indicia of origin, and all related registrations and applications for registration and renewals thereof together with all of the goodwill associated therewith (“Trademarks”); (iii) copyrights, together with all registrations and applications relating thereto; (iv) trade secrets, technical specifications, designs, drawings, technology, Software, know-how, processes, methods, protocols, formulae, research and development data and other proprietary confidential information; and (v) other intellectual property and similar proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

1.1.55    “Intellectual Property Agreement” means an intellectual property agreement in the form of Exhibit E that shall be effective at Closing.

1.1.56    “Intercompany Accounts” means all balances related to indebtedness, including any intercompany indebtedness, loan, guaranty, receivable, payable or other account (other than trade payables and receivables) between an LKQ Group Member on the one hand, and the Company and the Company Subsidiaries, on the other hand.

1.1.57    “Issuer” means Wells Fargo Bank, National Association.

1.1.58    “Knowledge of Buyers” (and similar formulations) means the actual knowledge after reasonable investigation of Claudio del Valle Cabello or Baldomero Gardea de la Fuente.

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1.1.59    “Knowledge of the Company” (and similar formulations) means the actual knowledge after reasonable investigation of Jeffrey Gronbeck, Joseph Stas, Gerald Postlethwaite, Terry Wolfe, Paolo Cavallari, Jennifer Eck or John Yarowenko; provided that if the phrase “actual knowledge” is used in this Agreement, the text “after reasonable investigation” appearing above shall be disregarded for such purposes.

1.1.60    “Legal Requirement” means any domestic or foreign, federal, state or local constitution, treaty, statute, law, ordinance, code, duty, common law doctrine, rule or regulation, or any Governmental Order, or any license, consent, approval, permit or similar right granted by any Governmental Authority under any of the foregoing.

1.1.61    “Liability” means any liability or other similar obligation (whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, determined or determinable, accrued or unaccrued, liquidated or unliquidated).

1.1.62    “Lien” means any mortgage, pledge, lien, security interest, attachment, claim, deed of trust, title defect, easement, right of way, covenant, encroachment, servitude or other similar encumbrance; provided, however, that the term “Lien” will not include (i) liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith as previously disclosed to Buyer; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the Business in the manner in which it is currently used, but excluding in all events any Liens securing the payment of money; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations; (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens which do not materially impair the continued use of such property in the Business in the manner in which it is currently used or the market value of such property; (vi) solely for purposes of Section 4.9.1, Intellectual Property licenses; or (vii) restrictions on transfer of securities imposed by applicable state and federal securities laws.

1.1.63    “LKQ Group Member” means each of LKQ and its Subsidiaries (other than the Company and the Company Subsidiaries).

1.1.64    “LKQ Insurance Policies” means the Insurance Policies identified under the LKQ Corporation heading on Schedule 4.12 and related administrative programs.

1.1.65    “Loss” means all actual losses, damages, costs and expenses, fines, assessments, penalties, offsets, or other charges of any kind, including reasonable and documented attorneys’ fees and the cost of enforcing any explicit right to indemnification hereunder.

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1.1.66    “Marketing Efforts” means the direct and reasonable assistance of or participation by the Company’s senior management team in Buyers’ preparation of the Marketing Material and sessions with rating agencies, to the extent required under the Debt Documents.

1.1.67    “Marketing Material” means customary bank books regarding the business, operations, financial condition, projections and prospects of the Business for financing of the type contemplated by the Debt Documents, including all information relating to the Transactions.

1.1.68    “Material Adverse Effect” means any change, event, fact, circumstance, development, effect or occurrence (each, an “Effect”) that, individually or in combination with any other Effect, is or would reasonably be expected to (a) prevent, or materially impede, the ability of the Company or any Seller to perform its obligations under this Agreement, or to consummate the Acquisition and the other Transactions; or (b) be materially adverse to the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries (excluding the Distributed ARG Business), taken as a whole; provided, however, that the term “Material Adverse Effect” will not include or take into account any Effect to the extent that such Effect is caused by, arises out of or results from: (i) changes in Legal Requirements or interpretations thereof by courts or other Governmental Authorities, (ii) changes or proposed changes in GAAP, (iii) actions or omissions of the Company or any Company Subsidiary taken with the consent of Buyers or actions or omissions of the Company or any Company Subsidiary required (pursuant to affirmative or negative covenants) or expressly contemplated by this Agreement (other than compliance with the obligation to operate in the ordinary course of business), (iv) changes in the general economic conditions, including changes in the credit, debt, financial, capital, currency, insurance or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case in the United States or anywhere else in the world, (v) events or conditions generally affecting the industries in which the Company or any Company Subsidiary operate, (vi) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (vii) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (viii) the announcement, pendency or consummation of this Agreement or the Transactions or the identity of Buyers and the impact of any of the foregoing on relationships with customers, suppliers or employees (provided, that this clause (viii) shall be disregarded for purposes of determining whether a breach of a representation or warranty contained in Sections 4.3 or 5.3 or any other representation and warranty relating to required consents or approvals, change in control provisions or similar provisions granting rights of acceleration, termination, modification or waiver based upon entering into this Agreement or the consummation of the Transactions has had or would reasonably be expected to have a Material Adverse Effect), (ix) any change in the Company’s or any Company Subsidiary’s credit ratings, (x) any failure to meet any internal projections, forecasts, guidance, estimates, milestones, budgets or internal financial or operating predictions of revenue, earnings, cash flow or cash position, or (xii) events or conditions

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generally affecting the Distributed ARG Business but not the Business (provided, that (A) the matters described in clauses (i), (ii), (iv), (v), (vi) and (vii) shall be included and taken into account in the term “Material Adverse Effect” to the extent any such matter has a materially disproportionate adverse impact on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, relative to other participants in the industries in which they operate and (B) clauses (ix) and (x) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

1.1.69    “OEM Customers” means customers that are original equipment manufacturers of vehicles.

1.1.70    “Off-the-Shelf Software” means software obtained from a third party (i) or standard terms that continue to be widely available, (ii) that is not distributed with or incorporated in any product of the Company or a Company Subsidiary, and (iii) that was licensed for fixed payments that are expected to be less than $250,000 in fiscal year 2016 and less than $1,000,000 over the remaining term.

1.1.71    “Operating Income Adjustment” means the amount equal to the product of the amount, if any, by which Unaudited Net Operating Income exceeds Audited Net Operating Income, multiplied by 5.5; provided that, if Audited Net Operating Income is $27,000,000 or greater, the Operating Income Adjustment shall be zero.

1.1.72    “Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, formation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws, charter or similar documents or agreements relating to the legal organization of such Person.

1.1.73    “Parties” means Buyers, Sellers and solely for the purposes of Section 13, Vitro, Vitro Assets Corp. and LKQ.

1.1.74    “Pension Funding Adjustment Amount” means an amount equal to (a) the unfunded Liability as of the Closing Date of the Company and the Company Subsidiaries with respect to the PGW RIP for the Company Employees and former employees providing services to the Business that are covered under the “OEM” and “Corporate” headings in the September 30, 2016 Disclosure Information Under ASC 715 report prepared by Prudential and attached as Exhibit F (the “Prudential Report”) minus (b) $15,000,000 (it being understood and agreed that any such Company Employees and former employees not so covered shall be deemed ARG Employees or Former ARG Employees, as applicable, for purposes of Section 7.14.8). Such amount shall be calculated in accordance with GAAP and the accounting principles, methodologies, procedures and policies used in calculating the unfunded Liability amounts set forth under the “Funded Status at September 30, 2016” row in the Prudential Report.

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1.1.75    “Pension Plan” means a pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA).

1.1.76    “Permitted ARG Business” means the business of selling and distributing (A) automotive replacement glass products, including windshields, backlites, sidelites and roof panels (in each case whether laminated or tempered), including automotive replacement glass products with the stamp of any OEM Customer’s name or logo, provided, that such OEM Customers have agreed or provided their consent for the use of such names or logos, and (B) other automotive products, including fluids and adhesives, in the case of each of (A) and (B) for automobiles, trucks and vans for sale to any Person (including OEM Customers) solely for Aftermarket installation.  For the avoidance of doubt, the Permitted ARG Business will not include sales to any Person (including OEM Customers) for the installation of automotive glass prior to, or at the time of, manufacture or sale of a vehicle to a consumer.

1.1.77    “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or other entity or organization including any Governmental Authority.

1.1.78    “PGW Insurance Policies” means the Insurance Policies identified under the “Pittsburgh Glass Works, LLC Casualty Policies” heading on Schedule 4.12 and related administrative programs.

1.1.79    “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.

1.1.80    “Public Software” means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software or under similar licensing or distribution models, or that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software (a) be disclosed, distributed or made available in source code form or (b) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (i) the GNU General Public License (GPL), Lesser GPL (LGPL), or Affero GPL (AGPL), (ii) the Artistic License, (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the BSD License, (vii) the Apache License and (viii) any other license listed by the Open Source Initiative at www.opensource.org/licenses/alphabetical.

1.1.81    “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

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1.1.82    “Representatives” means, with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers and other appropriate representatives.

1.1.83    “Required Information” means (i) the 2015 Audited Financial Statements and the September 2016 Unaudited Financial Statements; (ii) the 2016 Audited Financial Statements to the extent required to have been delivered to Buyers pursuant to Section 7.12.2.2 and (iii) the 2017 Unaudited Financial Statements to the extent required to have been delivered to Buyers pursuant to Section 7.12.2.3, as applicable.

1.1.84    “Seller Plan” means any Employee Plan which is sponsored, maintained or contributed to by any Seller, the Company or any of the Company Subsidiaries other than the Company Plans.

1.1.85    “Sellers” means (i) at any time prior to Closing, Holdings, PGW, European Holdco and PGW Canada, and (ii) at any time after Closing, Holdings and PGW Canada.

1.1.86    “September 2016 Unaudited Financial Statements” means (i) the unaudited carve-out balance sheet of the Business as of September 30, 2016, and (ii) the related unaudited carve-out statements of income, comprehensive income and cash flows for the nine-month periods ended September 30, 2016 and 2015, with an auditor’s limited review in accordance with AU-722, Interim Financial Information.

1.1.87    “Software” means, as they exist anywhere in the world, computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs.

1.1.88    “Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

1.1.89    “Subsidiary” means any Person of which the Company (or other specified Person) owns, directly or indirectly through a subsidiary or otherwise, at least a majority of the outstanding capital stock (or other shares or units of membership, partnership or beneficial interest) entitled to vote generally or otherwise having the power to elect a majority of the board of directors or similar governing body of such Person or the legal power to direct the business or policies of such Person.

1.1.90    “Supply Agreement” means a supply agreement in the form of Exhibit C (other than certain schedules that are substantially in the form of and are to be finalized pursuant to Section 7.24) that shall be effective at Closing.

1.1.91    “Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax,

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impost, duty, charge, similar fee or levy of any kind whatsoever, however denominated or computed, and in respect of each and every of the foregoing, including all interest, penalties and additions to tax with respect thereto, whether disputed or not.

1.1.92    “Tax Authority” means a Governmental Authority responsible for Tax administration or Tax collection.

1.1.93    “Tax Matter” means any inquiry, claim, assessment, audit, or administrative or judicial proceeding, in each case with respect to Taxes relating to a Pre-Closing Tax Period.

1.1.94    “Tax Return” means any U.S. federal, state, local and non-U.S. return, report, statement, form or information required to be filed or maintained with a Tax Authority relating to any Tax, and any schedule or attachment thereto or amendment thereof.

1.1.95    “Total Equity Value” means an amount equal to (a) the Base Purchase Price minus (b) the sum of (i) the Transaction Expenses, (ii) the Debt of the Company and the Company Subsidiaries as of the Closing, (iii) the Adjustment Escrow Amount, and (iv) the Pension Funding Adjustment Amount, plus (c) the Company Cash Amount, plus (d) the amount, if any, by which the Working Capital Amount exceeds the Working Capital Target or minus (e) the amount, if any, by which the Working Capital Amount is less than the Working Capital Target, subject to adjustments pursuant to Sections 3.5 and 3.6.

1.1.96    “Transaction Documents” means this Agreement, the Escrow Agreement, the Intellectual Property Agreement, the Transition Services Agreement, the Supply Agreement, and any other document, certificate, Contractual Obligation, or deliverable executed by the Company, Sellers or Buyers (or their applicable Affiliates) that is expressly identified as a “Transaction Document” hereunder, and any exhibits, attachments and schedules to any of the foregoing.

1.1.97    “Transaction Expenses” means the aggregate amount required to pay in full: (i) the fees and expenses of professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by the Company and the Company Subsidiaries in connection with the Transactions, in each case to the extent incurred and not paid prior to the Closing, and (ii) any retention, transaction bonuses, severance or other similar payments to any director, officer, employee or contractor of the Company or any Company Subsidiary approved by the Company or the Company Subsidiaries prior to the Closing that become payable solely as a result of the Transactions (and not as result of any termination of employment or service occurring after the Closing), (together with all employment Taxes thereon payable by the Company or a Company Subsidiary) that are not paid prior to the Closing.

1.1.98    “Transactions” means, collectively, the Acquisition and the other transactions (other than the ARG Business Distribution) contemplated by this Agreement and the other Transaction Documents.

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1.1.99    “Transition Services Agreement” shall mean a reverse transition services agreement in the form of Exhibit D that shall be effective at Closing.

1.1.100 “Unaudited Net Operating Income” means $27,813,000.

1.1.101 “Uncontested Claims” means any Direct Claims for Losses to which an Indemnifying Party shall not have objected in writing pursuant to Section 10.5.2 within 30 days following actual receipt of such notice properly delivered pursuant to Section 10.5.2.

1.1.102 “Working Capital” means (i) the current assets of the Company and the Company Subsidiaries, minus (ii) the current Liabilities of the Company and the Company Subsidiaries, in each case, (A) taking into account the ARG Business Distribution that shall have occurred prior to Closing, (B) determined in accordance with GAAP (except as explicitly set forth on the calculation of the Working Capital Target set forth in Exhibit A) and calculated using the same policies, principles and methodologies used in connection with the preparation of the Financial Statements except, in each case, to the extent otherwise specified in, or prescribed by the calculation methodologies set forth in, the Accounting Principles and (C) calculated as of the close of business on the day immediately preceding the Closing Date. For the avoidance of doubt, Working Capital shall be calculated exclusive of Cash and amounts reflecting accruals with respect to Debt, income Taxes, Transaction Expenses or Bonuses and shall include any receivable owed by the China Joint Venture to the Company or any Company Subsidiary as of the date hereof.

1.1.103 “Working Capital Amount” means the Working Capital as of the close of business on the Business Day immediately prior to the Closing Date.

1.1.104 “Working Capital Target” means $84,684,903.

1.2    Certain Matters of Interpretation and Construction. In addition to the definitions referred to or set forth in this Section 1:

1.2.1    Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

1.2.2    The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

1.2.3    Any capitalized terms used in the Schedules and Exhibits referred to herein but not otherwise defined therein shall be defined as set forth in this Agreement unless the context otherwise requires.

1.2.4    The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular

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Section or provision of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof.

1.2.5    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if.”

1.2.6    The word “any” shall mean “any and all.”

1.2.7    The word “or” is used in the inclusive sense of “and/or.”

1.2.8    Reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented and modified in effect from time to time in accordance with its terms.

1.2.9    Reference to any Legal Requirement means such Legal Requirement as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

1.2.10    Definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neutral gender will include each other gender.

1.2.11    The words “include,” “includes” or “including” shall be deemed to be followed by “without limitation.”

1.2.12    “Dollars” and “$” means United States dollars.

1.2.13    Whenever this Agreement states that the Company has “made available” any document to Buyers, such statement means that such document was (i) delivered to Buyers or (ii) posted to the electronic data room for “Project Lasik” run by RR Donnelley Venue, in each case on or before the date that is two Business Days prior to the date hereof and not removed on or prior to such date.

2.     THE ACQUISITION.

2.1    Purchase and Sale of Mexican JV Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, PGW shall sell, assign, transfer and convey to Mexican Buyer, and Mexican Buyer shall purchase, acquire and accept from PGW, the Mexican JV Shares, free and clear of all Liens.

2.2    Purchase and Sale of PGW Luxembourg Interest. On the terms and subject to the conditions set forth in this Agreement, at the Closing, European Holdco shall sell, assign, transfer and convey to Mexican Buyer, and Mexican Buyer shall purchase, acquire and accept from European Holdco, the PGW Luxembourg Interests, free and clear of all Liens.

2.3    Purchase and Sale of Company Interests. Immediately following the Subsidiary Acquisition, on the terms and subject to the conditions set forth in this Agreement, at the

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Closing, Holdings shall sell, assign, transfer and convey to US Buyer, and US Buyer shall purchase, acquire and accept from Holdings, the Company Interests, free and clear of all Liens.

2.4    Purchase and Sale of Canadian Assets and Assumption of Related Liabilities.      Immediately following the Company Acquisition, on the terms and subject to the conditions set forth in this Agreement, at the Closing, PGW Canada shall sell, assign, transfer and convey to PGW, and PGW shall purchase, acquire, accept and assume from PGW Canada, the accounts receivable of PGW Canada relating to the OEM Business as of the Closing (after netting out any intercompany accounts receivables and accounts payable of PGW Canada for the OEM Business) (the “Canadian Assets”), free and clear of all Liens, and the accounts payable of PGW Canada for the OEM Business as of the Closing.

2.5    Closing. Subject to the provisions of Section 8 and Section 9, the closing of the Acquisition (the “Closing”) will take place at 10:00 a.m. Central Time at the offices of K&L Gates LLP located at 70 West Madison Street, Chicago, Illinois 60602 on the fifth Business Day following the day on which the conditions set forth in Section 8 and Section 9 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) have been fulfilled or waived in accordance with this Agreement or at such other place and time or on such other date as Buyers and Sellers may agree in writing. The date on which the Closing is actually held is referred to herein as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m. Central Time on the Closing Date.

2.6    Tax Treatment. The Parties intend that the Company Acquisition shall be treated for U.S. federal and applicable state income Tax purposes as a purchase and sale of the assets and Liabilities of the Company. Buyers, Sellers, the Company and each Company Subsidiary each agree to file (and cause their Affiliates to file) their respective U.S. Tax Returns in a manner consistent with this Section 2.6, unless otherwise required by applicable Legal Requirements.

3.    PURCHASE PRICE.

3.1    Purchase Price. In consideration for the sale, assignment, transfer and conveyance of the PGW Luxembourg Interests, the Mexican JV Shares, the Canadian Assets and the Company Interests, Buyers shall pay to Sellers (a) at the Closing, the Estimated Total Equity Value, and (b) after the Closing, an amount equal to (i) any amounts payable to Sellers under Section 3.5 or Section 3.6 and (ii) any portion of the Adjustment Escrow Amount released to Sellers pursuant to the terms of this Agreement and the Escrow Agreement.

3.2    Payments at Closing. Upon the terms and subject to the conditions set forth in this Agreement, Buyers will deliver or cause to be delivered on the Closing Date and at the Closing:

3.2.1    to the Escrow Agent, by wire transfer of immediately available funds to the Adjustment Escrow Account, the Adjustment Escrow Amount, to be held by the Escrow Agent under the Escrow Agreement pursuant to the terms and conditions thereof;

3.2.2    to the Persons to whom such amounts are payable, by wire transfer of immediately available funds to bank accounts that have been designated in writing by the Company to Buyers at least three Business Days prior to the Closing Date

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(or bank accounts designated in any applicable invoices with respect thereto), the amounts necessary to pay all Transaction Expenses not paid prior to the Closing Date (provided that the amount of any transaction bonus or similar payments to any employees of the Company or any Company Subsidiary, if any, shall be paid to an account of the Company designated in writing by the Company to Buyers at least three Business Days prior to the Closing Date and paid to the applicable employees, in each case, subject to Section 3.7, through the Company’s payroll system in a distribution to occur on the Closing Date or as soon as practicable thereafter); and

3.2.3    to Sellers, by wire transfer of immediately available funds to a bank account thereof that has been designated in writing to Buyers by Sellers at least three Business Days prior to the Closing Date, subject to Section 3.7, an amount equal to the Estimated Total Equity Value.

3.3    Closing Estimates. Not earlier than five Business Days, and not later than three Business Days prior to the anticipated Closing Date, Sellers shall furnish to Buyers a written statement (the “Estimated Closing Statement”) duly executed by the Chief Financial Officer of the Company (solely in his capacity as such) setting forth in reasonable detail good faith estimates of (a) the Transaction Expenses as of the Closing, (b) the Debt of the Company and the Company Subsidiaries as of the Closing, (c) the Pension Funding Adjustment Amount as of the Closing, (d) the Working Capital Amount, and (e) the Company Cash Amount, and based on such estimates, an estimate of the Total Equity Value (the “Estimated Total Equity Value”). The Estimated Closing Statement and the determinations and calculations contained therein shall be based on the books and records of the Company and the Company Subsidiaries and shall be prepared in accordance with this Agreement and, in the case of the estimated Closing Working Capital Amount, the Accounting Principles. To the extent reasonably requested by Buyers, Sellers will make available to Buyers and their auditors and advisors all books, records, documents, work papers and other information of the Company and the Company Subsidiaries used in preparing the Estimated Closing Statement (including participant census data and selected information). The Estimated Closing Statement and the determinations and calculations contained therein (including the estimated Working Capital Amount) will be prepared and determined, as applicable, in accordance with Section 3.4, as if it were the actual Closing Statement or Closing Working Capital Amount, as applicable, but based on the review of the financial information of the Company then reasonably available and inquiries of personnel responsible for the preparation of such financial information in the ordinary course of business.

3.4    Post-Closing Adjustment Determination. As soon as practicable (and in no event later than 120 days after the Closing Date), Buyers will prepare and furnish to Sellers a written statement (the “Closing Statement”) setting forth in reasonable detail Buyers’ calculations of the actual amounts of each of: (a) the Transaction Expenses as of the Closing (the “Final Transaction Expenses”), (b) Debt of the Company and the Company Subsidiaries as of the Closing (the “Closing Debt”), (c) the Pension Funding Adjustment Amount as of the Closing (the “Final Pension Funding Adjustment Amount”), (d) the Working Capital Amount (the “Closing Working Capital Amount”), and (e) the Company Cash Amount (the “Closing Cash”), and based on such amounts, the Total Equity Value. The Closing Statement and the determinations and calculations contained therein will be prepared and determined in accordance with this Agreement and, in the case of the Closing Working Capital Amount, the Accounting

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Principles. Buyers will permit the Company’s current Chief Financial Officer (to the extent he continues to be an employee of the Company) to assist Buyers’ accounting team in preparing the Closing Statement. The Closing Statement and the determinations and calculations contained therein shall be based on the books and records of the Company and the Company Subsidiaries. In connection with the review of the Closing Statement, Buyers will provide Sellers and their representatives and advisors with reasonable access to the personnel, books, records, documents, work papers and other information of Buyers, the Company and the Company Subsidiaries used in the preparation of the Closing Statement.

3.4.1    The Closing Statement and the determinations and calculations contained therein (including the Closing Working Capital Amount) will be final, conclusive and binding on the Parties unless Sellers provide a written notice (a “Dispute Notice”) to Buyers no later than 60 days after delivery to Sellers of the Closing Statement setting forth in reasonable detail (i) any item on the Closing Statement which Sellers believe has not been prepared in accordance with this Agreement and (ii) Sellers’ proposed determination of the correct amount of such item in accordance with this Agreement. Any item or amount with respect to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties.

3.4.2    If Buyers and Sellers cannot agree on any items raised in the Dispute Notice in good faith within 30 days after Buyers’ receipt of the Dispute Notice, the Parties will submit their final calculations of the items in dispute to Ernst & Young LLP or, in the event that Ernst & Young LLP declines or is unable to accept such engagement, to an arbitrator who (i) is a certified public accountant (with significant public accounting experience, including in the context of business combinations), (ii) has not provided services to either Sellers or Buyers or to their respective Subsidiaries in the preceding three years, and (iii) is appointed by agreement of Buyers and Sellers or, failing such agreement within such 30-day period, by either Party or both Parties jointly requesting appointment of an arbitrator by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules as in effect on the date of this Agreement (the “Arbitration Rules”), provided, that such AAA-appointed arbitrator shall have the qualifications in clauses (i) and (ii) of this sentence (Ernst & Young LLP or such other Person appointed in accordance with this sentence, the “Arbitrator”). The Arbitrator will review such items in dispute and make a determination as to the correct amount in accordance with this Agreement, and based on such amounts, the Total Equity Value. In deciding any matter, (i) the Arbitrator shall be bound by the terms and conditions of this Agreement, including the definitions of Debt, Transaction Expenses, Pension Funding Adjustment Amount, Company Cash Amount, Working Capital, Working Capital Amount and the Accounting Principles, and (ii) the Arbitrator’s determinations will in no event result in any element of the Total Equity Value being greater than the higher of the values assigned thereto by Buyers or Sellers or lesser than the lesser of the values assigned thereto by Buyers or Sellers. The decision of the Arbitrator will be made in accordance with the Arbitration Rules and the terms of this Agreement. The decision of the Arbitrator will be made within 30 days after the Arbitrator is engaged, or as soon thereafter as reasonably practicable, and will be final, conclusive and binding on the Parties, absent fraud or manifest error by the Arbitrator, and judgment thereon may be entered by any court of competent jurisdiction. Buyers, on

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the one hand, and Sellers, on the other hand, shall (a) pay their own respective costs and expenses incurred in connection with this Section 3.4, and (b) bear that percentage of the fees and expenses of the Arbitrator equal to the proportion of the total Dollar value of all disputed amounts submitted to the Arbitrator that is determined in favor of the other Party by the Arbitrator. Buyers, on the one hand, and Sellers, on the other hand, will make available to the Arbitrator all relevant personnel, books, records and work papers relating to the calculations submitted that are reasonably requested by the Arbitrator.

3.5    Adjustments to Purchase Price. Upon the final determination of the Closing Working Capital Amount, the Closing Debt, Final Transaction Expenses, the Final Pension Funding Adjustment Amount, and the Closing Cash, the consideration payable hereunder to Sellers in respect of the Acquisition will be adjusted as follows:

3.5.1    If the Total Equity Value exceeds the Estimated Total Equity Value (the amount by which it is greater, if any, the “Increase Amount”), then Buyers shall, within five Business Days of the final determination of the Total Equity Value pursuant to Section 3.4, pay (or caused to be paid) by wire transfer of immediately available funds to Sellers such Increase Amount.

3.5.2    If the Total Equity Value is less than the Estimated Total Equity Value (the amount by which it is less, the “Deficit Amount”), then, within five Business Days of the final determination of the Total Equity Value pursuant to Section 3.4, Buyers and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyers an amount equal to the Deficit Amount from the Adjustment Escrow Amount (or the entire Adjustment Escrow Amount if the Deficit Amount exceeds the Adjustment Escrow Amount). In the event that the Deficit Amount exceeds the Adjustment Escrow Amount (the portion thereof in excess of the Adjustment Escrow Amount, the “Excess Deficit Amount”), Sellers shall pay by wire transfer of immediately available funds to Buyers the Excess Deficit Amount. If the Deficit Amount is less than the Adjustment Escrow Amount, contemporaneously with the distribution of funds to Buyers from the Adjustment Escrow Account contemplated by this Section 3.5.2, the remainder of funds then held in the Adjustment Escrow Account shall be distributed to Sellers, and Buyers and Sellers shall provide for such release in the joint written instructions to the Escrow Agent delivered pursuant to this Section 3.5.2.

3.5.3    If the Total Equity Value equals or exceeds the Estimated Total Equity Value, then, within five Business Days of the final determination of Total Equity Value pursuant to Section 3.4, Buyers and Sellers shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Sellers all funds then held in the Adjustment Escrow Account.

3.5.4    Any payment in respect of the adjustment(s) (if any) required to be made pursuant to this Section 3.5 will be treated as an adjustment to the purchase price (as determined for Tax purposes).

3.6    Deferred Consideration.

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3.6.1    If on or prior to the Closing Date, the Company has entered into an additional Contractual Obligation (as such Contractual Obligation may be replaced) for the sale of automotive glass products with the specific OEM Customer disclosed as of the date hereof, (the “New OEM Agreement”) that (x) provides for sales, the revenue from which was not included in any sales forecast of the Company or the Company Subsidiaries provided by Sellers to Buyers prior to the date hereof, (y) provides for a firm commitment of the counterparty thereto to purchase automotive glass products from the Company or any Company Subsidiary and (z) reflects an estimated Gross Profit Margin (calculated as of the date of the New OEM Agreement) derived from sales under the New OEM Agreement of not less than 15%, then Buyers shall pay to Sellers in each of the first four contract years of the New OEM Agreement, the following amount, as applicable, as additional consideration for the Company Interests (the amount payable by Buyers, the “Deferred Consideration”), at such times as provided in Section 3.6.3:

(a)    if net sales under the New OEM Agreement are $50,000,000 for such contract year, an amount equal to $1,000,000 for such contract year;
(b)    if net sales under the New OEM Agreement are greater than $50,000,000 but less than $67,500,000 for such contract year, an amount equal to the sum of (i) $1,000,000, plus (ii) an additional $86,000 for each $1,000,000 of sales in excess of $50,000,000 for such contract year up to an aggregate of $1,500,000 (such that the maximum amount payable by Buyers under this paragraph (b) shall in no event exceed $2,500,000 per contract year in the aggregate); or
(c)    if net sales under the New OEM Agreement are equal to or greater than $67,500,000 for such contract year, $2,500,000 for such contract year.
3.6.2    The following procedures shall apply to the determination of the Deferred Consideration:

(i)Within 15 Business Days following the end of each of the first four contract years, Buyers shall cause to be prepared and delivered to Sellers a statement (the “Deferred Consideration Statement”) setting forth (x) the amount of sales under the New OEM Agreement, and (y) Buyers’ calculation of the Deferred Consideration for the relevant contract year (the “Deferred Consideration Calculation”).

(ii)Sellers shall have 15 Business Days after receipt by Sellers of the Deferred Consideration Statement to review such Deferred Consideration Statement (the “Deferred Consideration Review Period”). During the Deferred Consideration Review Period, Buyers shall make available to Sellers and their Representatives reasonable access during normal business hours to all relevant personnel, Representatives of Buyers, invoices, purchase orders and other items reasonably requested by Sellers solely for purposes reasonably related to the Deferred Consideration Calculation.

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(iii)If Sellers do not deliver to Buyers a written statement describing any objections Sellers may have to the Deferred Consideration Statement (a “Deferred Consideration Notice of Disagreement”) on or before the final day of the Deferred Consideration Review Period, then Sellers shall be deemed to have irrevocably accepted such Deferred Consideration Statement for purposes of the payment contemplated by Section 3.6.1; provided, that the only basis on which Sellers may dispute any matter in the Deferred Consideration Calculation pursuant to a Deferred Consideration Notice of Disagreement shall be a disagreement as to the amount of sales under the New OEM Agreement and/or an error in the calculation of the Deferred Consideration Calculation. Any Deferred Consideration Notice of Disagreement shall specify the items in the applicable Deferred Consideration Calculation disputed by Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If Sellers deliver to Buyers a Deferred Consideration Notice of Disagreement on or before the final day of the Deferred Consideration Review Period, then Buyers and Sellers shall attempt to resolve in good faith the matters contained in the Deferred Consideration Notice of Disagreement.

3.6.3    Any Deferred Consideration that Buyers are required to pay pursuant to Section 3.6.1 shall be paid in full no later than 30 Business Days following the end of the relevant contract years. Buyers or any Affiliate of Buyers shall pay to Sellers the applicable Deferred Consideration in cash by wire transfer of immediately available funds to bank accounts that have been designated in writing by Sellers at least three Business Days prior to such payment. Subject to the terms of this Agreement and the Transaction Documents, following the Closing, Buyers shall have sole discretion with regard to all matters relating to the operation of the Company and the Company Subsidiaries, provided, that Buyers shall not, directly or indirectly, and shall cause their Affiliates (including the Company and the Company Subsidiaries following the Closing) to not, directly or indirectly, take any action or fail to take any action, in any such case, with the purpose or intent, or that would reasonably be expected to have the effect, of avoiding or reducing any of the Deferred Consideration. Except as provided above, Buyers shall have no obligation to operate the Company or the Company Subsidiaries in order to achieve any Deferred Consideration or to maximize the amount of any Deferred Consideration.

3.6.4    Buyers shall have the right to withhold and set off against any amount otherwise due to be paid by Sellers pursuant to Section 3.6.1 the amount of any Losses to which any Buyer Indemnitee may be entitled under Sections 10.2 and 10.8.2; provided, that the validity and amount of any such Losses have been agreed to by Sellers, or are otherwise the subject of a final and non-appealable judgment.

3.7    Tax Withholding. Buyers will be entitled to deduct and withhold from the consideration payable to Sellers hereunder (including any Deferred Consideration) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or under any other Legal Requirement. Buyers will provide Sellers with written notice of such intended deduction or withholding within a commercially reasonable period of time before such deduction or withholding is required, and Sellers, to the extent practicable, shall

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have the opportunity to provide any certification or other information as required to mitigate such deduction or withholding. Buyers will promptly pay or cause to be paid any amounts withheld pursuant to this Section 3.7 for applicable Taxes to the appropriate Governmental Authority on behalf of Sellers. To the extent that such amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been paid to Sellers.

4.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as provided in the disclosure schedules delivered by the Company to Buyers in connection with the execution and delivery of this Agreement (the “Company Schedules”), the Company represents and warrants to Buyers that the statements contained in this Section 4 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date); provided, that no representation or warranty in this Section 4 shall be deemed to be an express or implied warranty of the Company pertaining to the business, assets, Liabilities, financial condition or results of operations of the Distributed ARG Business:
4.1    Corporate Matters.

4.1.1    Organization, Power, Standing and Authority of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under such agreements and to consummate the Transactions (including all power and authority to sell, assign, transfer and convey the Company Interests as provided by this Agreement). The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, the consummation of the Transactions and the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all necessary limited liability company action on the part of the Company, including all actions required to be taken by the Board of Managers and Sellers. This Agreement has been, and the other Transaction Documents to which the Company is a party, will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, each such agreement is, or will be, Enforceable against the Company in accordance with its terms. The Company has all requisite limited liability company power and authority necessary to own, lease and operate its properties and assets and to carry on the Business. The Company is duly qualified or licensed to do business as a foreign limited liability company, and is in good standing as such, in each jurisdiction where the character of the properties and assets owned or leased by it or nature of the Business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have a Material Adverse Effect.

4.1.2    The Company has no Liabilities or assets other than the Equity Interests in PGW.

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4.1.3    The Company has heretofore made available to Buyers a true, complete and correct copy of its Organizational Documents.

4.1.4    Schedule 4.1.4 sets forth a correct and complete list of the officers, managers and directors of the Company.

4.2    Capitalization.

4.2.1    The issued and outstanding Equity Interests in the Company consist solely of the Company Interests held of record by Holdings. Except as set forth above, no Equity Interests in the Company are authorized, issued, reserved for issuance or outstanding. All outstanding Company Interests have been duly authorized and are validly issued, uncertificated, fully paid and non-assessable. None of the outstanding Company Interests are subject to or issued in violation of any option, right of first refusal, preemptive right or similar right under any provision of the DLLCA, the Company’s Organizational Documents, any Company Plan or any Contractual Obligation to which the Company is a party or otherwise bound.

4.2.2    Except as set forth on Schedule 4.2.2, there is no Company Plan or Contractual Obligation which obligates the Company to issue, sell, transfer, purchase or redeem, or make any payment in respect of, any Equity Interests in the Company or any Company Subsidiary.

4.2.3    Schedule 4.2.3 sets forth a true, complete and correct list of the name and jurisdiction of organization of each Company Subsidiary. Each Company Subsidiary listed on Schedule 4.2.3 is duly formed and validly existing under the laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own, lease and operate its property and assets and to carry on the Business. The Company has heretofore made available to Buyers a true, complete and correct copy of the Organizational Documents of each Company Subsidiary. Each Company Subsidiary is duly qualified or licensed to do business as a foreign entity, and is in good standing as such, in each jurisdiction where the character of the properties and assets owned or leased by it or nature of the Business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had or would not reasonably be expected to have a Material Adverse Effect. Each Company Subsidiary listed on Schedule 4.2.3 is wholly owned, directly or indirectly, by the Company free and clear of all Liens (other than as set forth on Schedule 4.2.3).

4.2.4    The entire authorized capital stock (or, where applicable, other Equity Interests) of the Company Subsidiaries is as set forth on Schedule 4.2.4, and has been duly authorized and is validly issued, uncertificated, fully paid and non-assessable. All of the outstanding Equity Interests of the Company Subsidiaries are held of record by the Persons in the respective amounts set forth on Schedule 4.2.4, free and clear of all Liens. Except as set forth above, none of the Company Subsidiaries has any issued or outstanding Equity Interests. Except as set forth on Schedule 4.2.4, neither the Company nor any other Company Subsidiary owns any Equity Interests in any Person other than the

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Company Subsidiaries. Except as set forth on Schedule 4.2.4, there are no Equity Interests of any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such Equity Interests issued, reserved for issuance or outstanding.

4.2.5    Schedule 4.2.5 sets forth a correct and complete list of the officers, managers and directors of each Company Subsidiary and, to the extent appointed by the Company, each Company Joint Venture.

4.2.6    Schedule 4.2.6 sets forth a true, complete and correct list of the name and jurisdiction of organization of each Company Joint Venture. All of the outstanding Equity Interests of the Company Joint Ventures that are held of record by the Company or any Company Subsidiary are set forth on Schedule 4.2.6, and are owned free and clear of all Liens (other than as set forth on Schedule 4.2.6). Sellers have heretofore made available to Buyers true, complete and correct copies of the Organizational Documents of each Company Joint Venture. Except as set forth on Schedule 4.2.6, (i) none of the Company or any Company Subsidiary is obligated to contribute capital or otherwise lend money to any Company Joint Venture and (ii) to the Knowledge of the Company, there are no other Equity Interests of any Company Joint Venture that are outstanding or that have been authorized for issuance. Other than as specifically contemplated by the governing documents of the Company Joint Ventures, neither the Company nor any Company Subsidiary has provided any guarantees or other commitments of any kind to the Company Joint Ventures.

4.2.7    Except as set forth on Schedule 4.2.7, the Company and the Company Subsidiaries have no Debt or other Guarantee of any obligation of a Person that is not a Company Subsidiary.

4.3    Non-Contravention, etc. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of any of the Transactions, do not and will not constitute, result in or give rise to (with or without notice or lapse of time or both): (a) a breach or a violation of or a default under any provision of the Organizational Documents of the Company or any Company Subsidiary or (b) except as set forth on Schedule 4.3, (i) a breach or violation of or default under any provision of any Material Contract or material Lease, (ii) the acceleration of the time for performance of any obligation under, or the right of any Party to accelerate, terminate, cancel or otherwise modify, any such Material Contract or material Lease, (iii) the imposition of any Lien upon or grant of any rights under any asset of the Company or any Company Subsidiary, (iv) a requirement that any consent under, or waiver of, any such Contractual Obligation or Organizational Document of the Company or any Company Subsidiary be obtained, or (v) except as would not reasonably be expected to have a Material Adverse Effect, a violation of, or the right of any Governmental Authority to challenge any of the Transactions under, any Legal Requirement applicable to the Company or any Company Subsidiary.

4.4    Licenses, Permits, Compliance with Laws, etc. Except as set forth on Schedule 4.4, the Company and each of the Company Subsidiaries holds all material governmental licenses, permits, franchises and other governmental authorizations under any

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Legal Requirement necessary for the conduct of the Business or to own, lease and operate its assets and properties. All such material governmental licenses, permits, franchises and other governmental authorizations are valid and in full force and effect, and the Company and Company Subsidiaries are in material compliance with all such authorizations. No suspension or cancellation of any such material license, permit, franchise or other governmental authorization is pending or, to the Knowledge of the Company, threatened. Neither the Transactions nor, to the Knowledge of the Company, any other event that has occurred, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such material license, permit, franchise or other governmental authorization. Except as set forth on Schedule 4.4, the Company and each Company Subsidiary is and, since January 1, 2013, has been, in compliance in all material respects with all Legal Requirements and their respective Organizational Documents. None of the Company or any Company Subsidiary has received since January 1, 2013, any oral or written notice from any Governmental Authority regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement in any material respect. Neither the Company nor any Company Subsidiary, nor, to the Knowledge of the Company, any Representative of the Company or any Company Subsidiary, has violated the Foreign Corrupt Practices Act of 1977 or violated in any material respect any provision of any other applicable Anticorruption Laws. To the Knowledge of the Company, there is no investigation of, written allegation by, or request for information from the Company or any Company Subsidiary by any Governmental Authority regarding such Legal Requirements that would reasonably be expected to result in any material fine, penalty or enforcement action. To the Knowledge of the Company, none of the Company, any Company Subsidiary, or any current or former Representatives of the Company or any Company Subsidiary has violated in any material respect or operated in material noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Legal Requirements.

4.5    Governmental Consents and Approvals.     No authorization, consent, permit, approval or other order of, declaration or notice to, or filing with, any Governmental Authority by or on behalf of the Company or any Company Subsidiary is required for or in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act, and (ii) authorizations, consents, approvals, orders, declarations or filings, the failure to possess which, in the aggregate, would not have a Material Adverse Effect.
4.6    Financial Statements, etc.

4.6.1    Financial Information. True, complete and correct copies of the 2015 Unaudited Financial Statements and the September 2016 Unaudited Financial Statements are attached as Schedule 4.6.1 the (“Financial Statements”).

4.6.2    Character of Financial Information. The Financial Statements (including the notes thereto) (i) were prepared in accordance with GAAP consistently applied throughout the periods specified therein (except as may be indicated in the notes thereto), (ii) present fairly in all material respects in accordance with GAAP, the financial position, results of operations and cash flows of the Business on the dates and for the periods specified therein, subject, in the case of the September 2016 Unaudited Financial

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Statements, to absence of notes and normal year-end adjustments and reclassifications, and (iii) have been prepared from and in accordance with the books and records of the Company and the Company Subsidiaries. The books of account and other financial records of the Company and the Company Subsidiaries accurately and fairly reflect in all material respects in reasonable detail the transactions and the assets and Liabilities of the Company and the Company Subsidiaries.

4.6.3    2015 Audited Financial Statements. As of the Closing Date, the 2015 Audited Financial Statements (i) shall have been prepared in all material respects in accordance with GAAP (except as may be indicated in the notes thereto) consistently applied throughout the periods specified therein, (ii) shall present fairly in all material respects in accordance with GAAP, the financial position, results of operations and cash flows of the Business on the dates and for the periods specified therein, and (iii) shall have been prepared from and in accordance with the books and records of the Company and the Company Subsidiaries.

4.6.4    2016 and 2017 Financial Statements. As of the Closing Date and to the extent required to be provided to Buyers pursuant to Section 7.12.2, (i) the 2016 Audited Financial Statements, the December 2016 Unaudited Financial Statements and each of the 2017 Unaudited Financial Statements, as applicable, shall have been prepared in all material respects in accordance with GAAP (except (x) with respect to the 2016 Audited Financial Statements, as described in the notes thereto, and (y) with respect to the December 2016 Unaudited Financial Statements and each of the 2017 Unaudited Financial Statements, for the absence of footnotes), consistently applied throughout the periods specified therein, (ii) shall present fairly in all material respects in accordance with GAAP, the financial position, results of operations and cash flows of the Business on the dates and for the periods specified therein and (iii) shall have been prepared from and in accordance with the books and records of the Company and the Company Subsidiaries.

4.6.5    Internal Controls. Except as set forth on Schedule 4.6.5, since January 1, 2013, the Company’s auditor has not reported in writing to the Company any material weakness or significant deficiency in the design or operation of its internal controls over financial reporting, and to the Knowledge of the Company, there are no material weaknesses or significant deficiencies in the design or operation of the systems of internal control over financial reporting of the Company and the Company Subsidiaries. Since January 1, 2013, the Company and the Company Subsidiaries have not received any written complaint, allegation or claim alleging that the Company or any Company Subsidiary has engaged in any unlawful accounting or auditing practice.

4.6.6    Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any Liabilities except for (i) Liabilities reflected or reserved against in the September 2016 Unaudited Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the September 2016 Unaudited Financial Statements, (iii) executory Contractual Obligations (and Liabilities thereunder) or (iv) other Liabilities that individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect (none of which with

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respect to clause (ii) or (iii) above result from or arise out of any breach of contract, breach of warranty, tort, infringement or violation in any material respect of any Legal Requirement).

4.6.7    Accounts Receivable; Inventory. All accounts receivable reflected on the September 2016 Unaudited Financial Statements or included in the assets of the Company and the Company Subsidiaries in the calculation of the Working Capital Amount represent valid obligations arising from bona fide sales actually made or services actually performed in the ordinary course of business and are on account of goods or services actually rendered. All inventory of the Company and each Company Subsidiary is of a quality and quantity usable and saleable in the ordinary course of business, subject to reserves established in accordance with GAAP set forth on the September 2016 Unaudited Financial Statements for obsolete and slow moving items. The aggregate value of such inventory of the Company and the Company Subsidiaries as reflected in the September 2016 Unaudited Financial Statements has been recorded on the books and records of the Company and the Company Subsidiaries at the lesser of cost or realizable market value or adequate reserves have been provided in accordance with GAAP. The quantities of each item of such inventory are consistent with the levels of inventory maintained in the ordinary course of business. No such inventory is held on a consignment basis.

4.6.8    Off-balance Sheet Arrangements. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contractual Obligation (including any Contractual Obligation relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any Company Joint Venture or other unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934)), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any Company Subsidiary in the Financial Statements.

4.6.9    CapEx Commitments. The Company and the Company Subsidiaries are not obligated by any contract, agreement or other legally binding commitment to make any capital expenditures materially in excess of those contemplated by the capital expenditure projections attached as Schedule 4.6.9 (the “CapEx Budget”).

4.7    Assets.

4.7.1    Title. The Company and the Company Subsidiaries have good title to or, in the case of property held or used under a lease and any other Contractual Obligation, an Enforceable right to use all of the properties and assets used in or necessary to the conduct of the Business (collectively, the “Assets”). The Assets that are owned by the Company or any Company Subsidiary are not subject to any Lien, other than Liens set forth on Schedule 4.7.1.

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4.7.2    Condition and Sufficiency of Assets. The material furniture, machinery, equipment, vehicles and other items of tangible personal property of the Company and the Company Subsidiaries have been maintained in accordance with normal industry practice and are in standard operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Except as set forth on Schedule 4.7.2, the furniture, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and the Company Subsidiaries, together with all other personal properties and assets of the Company and the Company Subsidiaries, are sufficient for the continued conduct of the Business after the ARG Business Distribution and the Closing in substantially the same manner as conducted prior to the ARG Business Distribution and prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business.

4.7.3    This Section 4.7 does not relate to real property or interests in real property, such items being instead the subject of Section 4.8, or to Intellectual Property or interests in Intellectual Property, such items being instead the subject of Section 4.9.1.

4.8    Real Property.

4.8.1    Schedule 4.8.1 sets forth a list of the addresses of each location at which any furniture, fixtures, machinery, equipment or inventory owned or leased by the Company or a Company Subsidiary is located or at which the Company or a Company Subsidiary has an office or other place of business (“Leased Real Property”).

4.8.2    Schedule 4.8.2 sets forth a true, complete and correct list of all real property owned by the Company or any of the Company Subsidiaries (“Owned Real Property”), and sets forth for each such Owned Real Property the name of the owner of such property and the addresses thereof. Except as set forth on Schedule 4.8.2, the Company or one or more of the Company Subsidiaries, as the case may be, has good fee simple title (or the equivalent concepts in a foreign jurisdiction) to the Owned Real Property, free and clear of all Liens.

4.8.3    Schedule 4.8.3 sets forth a true, complete and correct list of all leases or subleases of real property, currently in effect, under which the Company or any of the Company Subsidiaries leases or subleases as tenant or subtenant any real property (each, a “Lease,” and collectively, the “Leases”). The Company has made available to Buyers true, complete and correct copies of the Leases in all material respects, as amended to date, that are in its possession. With respect to each Lease:

4.8.3.1        such Lease is Enforceable by the Company or a Company Subsidiary in all material respects except for any Lease that has expired or terminated in accordance with its terms; and

4.8.3.2        except as set forth on Schedule 4.8.3.2, (i) neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any other party to any of the Leases, is in material breach or material violation of, or material default under such Lease, (ii) no event has occurred (including the failure

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to obtain any consent) which, with notice or lapse of time or both, would constitute a material breach or material violation of, or material default under, or permit termination, modification or acceleration thereunder or impair any right of the Company or a Company Subsidiary to exercise and obtain the benefit of any options contained in such Lease, and (iii) neither the Company nor any Company Subsidiary has received written notice of a breach of any material payment obligation or obligation to make material capital expenditures under such Lease; and

4.8.3.3        except as set forth on Schedule 4.8.3.3, there are no rights of first refusal, rights of first offer or options to purchase in effect as to all or any portion of any Owned Real Property.

4.8.4    Except as set forth on Schedule 4.8.4, neither the Company nor any Company Subsidiary is a party to any Lease that is accounted for by the Company as a capitalized lease under GAAP.

4.8.5    The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all of the material real property that the Company and the Company Subsidiaries (or their Affiliates) own, lease, operate, or sublease in connection with the operation of the Business. The Real Property, together with all improvements thereon, and the use thereof by the Company and the Company Subsidiaries, are in material compliance with all applicable Legal Requirements, except as has not had and would not reasonably be expected to have a Material Adverse Effect. Utility services adequate for the operations of the Business as currently conducted are provided to the Real Property, and each parcel of the Real Property has sufficient access to and from publicly dedicated streets for the conduct of the Business, except, in any case, as has not had and would not reasonably be expected to have a Material Adverse Effect. True, complete and correct copies of title insurance policies, title commitments and surveys that are in the Company or the Company Subsidiaries’ possession which are related to the Owned Real Property have been made available to Buyers.

4.8.6    There is no pending or, to the Knowledge of the Company, threatened condemnation, expropriation or similar Action with respect to any material portion of the Owned Real Property that would materially impair the existing use of such Owned Real Property. Except as set forth in Section 4.8.2, none of the Company or any of the Company Subsidiaries has assigned, transferred or pledged any interest in any of the Owned Real Property.

4.9    Intellectual Property Rights
.
4.9.1    Registered Intellectual Property. Schedule 4.9.1 lists all patents, patent applications, copyright registrations, copyright applications, registered domain names, registered Trademarks and applications for registered Trademarks, that are owned or purported to be owned by the Company or a Company Subsidiary (the “Registered Intellectual Property”), and, except as disclosed on Schedule 4.9.1, the Company or a Company Subsidiary possesses all right, title and interest in and to the Registered

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Intellectual Property, free and clear of any Lien. Except as disclosed on Schedule 4.9.1, (i) the Registered Intellectual Property is not subject to any outstanding Governmental Order that adversely affects the validity or enforceability of, or the use of or rights to any Registered Intellectual Property, and (ii) no Action is pending, threatened in writing or, to the Knowledge of the Company, orally threatened that challenges the validity, enforceability, use or ownership of any Registered Intellectual Property or any other Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary (the “Company Intellectual Property”). The Company or a Company Subsidiary is the exclusive owner of all Registered Intellectual Property.

4.9.2    Right to Use Intellectual Property. The Company or a Company Subsidiary exclusively owns all right, title and interest in and to, or otherwise has sufficient rights to use all Intellectual Property and information technology assets used in or necessary for the Business as it is currently conducted and has been conducted, and all of those rights will survive the consummation of the Transactions unchanged; provided, however, that the foregoing shall not be interpreted as a representation regarding infringement or misappropriation of third party Intellectual Property, which is dealt with exclusively in Section 4.9.5.

4.9.3    No Public Software. No Public Software (i) has been or is distributed in whole or in part in conjunction with any product or service provided or currently contemplated to be provided by the Company or any Company Subsidiary or (ii) has been or is made available (or is currently contemplated to be made available) to remote users as part of a service based on Public Software that under the relevant license would require that any source code be made available to the users.

4.9.4    No Defects. Proprietary Software owned by the Company or any Company Subsidiary does not contain (i) any clock, timer, counter, or other limiting or disabling code, design or routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause the software to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any person’s ability to use the software after a specific or random number of years or copies or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, the software.

4.9.5    No Infringement. Except as disclosed on Schedule 4.9.5,to the knowledge of the Company (i) neither the Company and the Company Subsidiaries, nor the conduct of the Business as currently conducted and has been conducted, nor the Company’s and Company Subsidiaries’ products, processes and services, infringe, misappropriate or otherwise violate or conflict with the Intellectual Property of any third party, nor have they done so, (ii) since September 30, 2008, neither the Company nor any Company Subsidiary has received any notice asserting or other assertion (A) alleging that the Company or a Company Subsidiary or the conduct of the Business infringes, misappropriates or otherwise violates (or that any of their respective products, processes or services infringe, misappropriate or otherwise violate) any Intellectual Property owned by a third party or (B) contesting the validity, enforceability or ownership of the

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Company Intellectual Property, nor in either case of (A) or (B) does the Company or any Company Subsidiary have reason to believe any such assertion or claim is likely and (iii) to the Knowledge of the Company, the Registered Intellectual Property and other Company Intellectual Property is not being infringed, misappropriated or otherwise violated by any third party in any material respect.

4.9.6    Trade Secrets. To the Knowledge of the Company, the Company and each Company Subsidiary have taken all commercially reasonable measures to maintain the confidentiality and value of the material confidential information necessary for the operation of the Business as currently conducted, including all of the Company’s and Company Subsidiaries’ Software. To the Knowledge of the Company, no such material confidential information has been disclosed by the Company to any person except pursuant to non-disclosure agreements that obligate that Person to maintain the confidentiality of such information.

4.9.7    Employee and Contractor Agreements. The Company and each Company Subsidiary have valid and enforceable written agreements with all employees that have conceived, developed, acquired or created any Intellectual Property that is material to the Business, pursuant to which agreements the entire and unencumbered right, title and interest in and to that Intellectual Property is assigned to the Company or a Company Subsidiary unless such Intellectual Property vests in the Company or a Company Subsidiary automatically by operation of law. The Company or a Company Subsidiary owns all Intellectual Property that has been developed for it by independent contractors or third parties and is material to the Business.

4.10    Material Contracts. Set forth on Schedule 4.10 is a true, complete and correct list of all of the following Contractual Obligations of the Company and the Company Subsidiaries as of the date hereof (each, a “Material Contract,” and collectively, the “Material Contracts”):

4.10.1    any Contractual Obligation for the purchase or sale of inventory, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services (excluding Contractual Obligations between the Company or any Company Subsidiary and its own employees or individual consultants), in each case involving payments that would reasonably be expected to exceed $2,000,000 per annum or $5,000,000 during the stated term of the Contractual Obligation;

4.10.2    any agency, broker, dealer, distributor, manufacturer’s representative, sales representative, market research, marketing consulting, advertising, franchise or other similar Contractual Obligation, in each case involving payments that would reasonably be expected to exceed $500,000 per annum or $1,000,000 during the stated term of the Contractual Obligation;

4.10.3    all agreements that provide for the establishment or operation of any partnership, joint venture, joint development, strategic alliance or other similar arrangement, with respect to the Company Joint Ventures or to which the Company or any Company Subsidiary is a party;

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4.10.4    any Contractual Obligation under which the Company or any Company Subsidiary is prohibited or restricted from competing (i) in any business, (ii) in any geographic area, and/or (iii) for any current or potential customers anywhere in the world;

4.10.5    any Contractual Obligation involving employment or individual consulting arrangements of the Company with an employee or individual consultant providing for an annual base compensation in fiscal year 2016 in excess of $200,000;

4.10.6    all Collective Bargaining Agreements;

4.10.7    all continuing Contractual Obligations entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of an entity or line of business (including by sale of stock, sale of assets or otherwise) during the period beginning on July 3, 2008;

4.10.8    any Contractual Obligation relating to the creation, incurrence, assumption or guarantee of any Debt of the Company or any Company Subsidiary or Debt in excess of $1,000,000 owed to the Company or any Company Subsidiary;

4.10.9    any Contractual Obligation under which the Company or any Company Subsidiary grants a license or other rights (including by means of a covenant not to sue) with respect to any Intellectual Property (other than non-exclusive grants in customer contracts entered into in the ordinary course of business consistent with past practice);

4.10.10    any Contractual Obligation under which the Company or any Company Subsidiary receives any license (including by means of a covenant not to sue) with respect to Intellectual Property (other than licenses of Off-the-Shelf Software);

4.10.11        any Contractual Obligation containing “most favored nation” pricing or other preferential right to purchase or acquire any assets or property, “take or pay” provisions, ongoing fulfilment or funding commitments (as distinguished from an individual purchase or sale order, whether or not such purchase or sale order contemplates multiple deliveries or multiple payments), provisions granting covenants not to compete or exclusive rights, including with respect to the purchase, sale or distribution of inventory, raw materials, supplies or finished goods, and including any limitation on the Business to operate in any particular territory or with respect to any particular distribution or supply channel or segment, any rights of first refusal, rights of first offer, prospective or retroactive price adjustment provisions that automatically adjust the pricing of products and services in connection with price changes of natural gas or other commodities, or similar provisions other than any such Contractual Obligation that is terminable without penalty by the Company or any Company Subsidiary upon less than 90 days’ prior written notice or that involves payments of less than $2,000,000 per annum or $5,000,000 during the stated term of such Contractual Obligation;

4.10.12    any material Contractual Obligation with a Governmental Authority;

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4.10.13    any Contractual Obligation with respect to a Transaction Expense;

4.10.14    any Contractual Obligation requiring or otherwise relating to any future capital expenditures in excess of $750,000 by the Company;

4.10.15    any other Contractual Obligation involving payments that would reasonably be expected to exceed $2,000,000 per annum or $5,000,000 during the stated term of the Contractual Obligation and not otherwise set forth on Schedule 4.8.3, Schedule 4.10, Schedule 4.12, Schedule 4.17 or Schedule 4.18 (excluding any intercompany obligations between or among the Company and the Company Subsidiaries);

4.10.16    any agreement involving the resolution or settlement of any actual or threatened Action with a value in excess of $1,000,000 or that provides for any material injunction or other material non-monetary relief, including any co-existence agreement; and

4.10.17    any agreement to enter into any of the foregoing.

The Company has made available to Buyers a true, complete and correct copy of each of the Material Contracts (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is Enforceable by the Company or the relevant Company Subsidiary in all material respects except for any Material Contract that has expired or terminated in accordance with its terms. Except as set forth on Schedule 4.10, no material breach, material violation or material default by the Company nor, to the Knowledge of the Company, by any other Person, has occurred and is continuing under any Material Contract, and no event, condition or omission has occurred that, with notice or lapse of time or both, would constitute such a breach or violation of, or default.
4.11    Change in Condition. Since the September 2016 Unaudited Financial Statements, there has not been any change or effect that constitutes a Material Adverse Effect. Except as set forth on Schedule 4.11, since the date of the September 2016 Unaudited Financial Statements, (i) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice (except for actions taken in connection with the negotiation, execution or delivery of this Agreement and related due diligence, or as expressly required by this Agreement), and (ii) neither the Company nor any Company Subsidiary has taken any action that would have required the prior written consent of Buyers under Section 7.1 if such action had been taken after the date of this Agreement and prior to the Closing.

4.12    Insurance. Set forth on Schedule 4.12 is a true, complete and correct list of all fire liability, product liability, property, casualty, directors and officers, fiduciary liability, workers’ compensation, vehicular and other insurance policies by which the Company and the Company Subsidiaries are insured (collectively, the “Insurance Policies”), true, complete and correct copies of which have been made available to Buyers. Except as set forth on Schedule 4.12, such Insurance Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the Transactions, other than as replaced by a substantially similar policy prior to Closing. Except as set forth on Schedule 4.12, the

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Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Company Subsidiary. To the Knowledge of the Company, all such Insurance Policies are valid and binding in accordance with their terms in all material respects. Except as set forth on Schedule 4.12, since January 1, 2013, neither the Company nor any Company Subsidiary has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies (other than with respect to changes in premium or coverage already reflected in the terms of such current Insurance Policies). All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Schedule 4.12, there are no material claims related to the Business pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any Company Subsidiary is in material default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient in all material respects for compliance with all Legal Requirements and Contractual Obligations to which the Company or any Company Subsidiary is a party or by which it is bound.

4.13    Tax Matters. Except as set forth on Schedule 4.13:

4.13.1    all material Tax Returns that were required to be filed by or with respect to the Company, any Company Subsidiary or the Canadian Assets have been duly and timely filed (taking into account any extensions of time in which to file) with the appropriate Tax Authority, and each such Tax Return is true, complete and correct in all material respects;

4.13.2    all material Taxes owed (or required to be remitted) by the Company or any Company Subsidiary or with respect to the Canadian Assets (whether or not shown or required to be shown on any Tax Return) have been timely paid in full to the appropriate Tax Authority;

4.13.3    all material Taxes required to have been withheld and paid in connection with amounts paid by the Company or any Company Subsidiary to any employee, independent contractor, customer, equity holder or other third party have been withheld and timely paid to the appropriate Tax Authority, and each of the Company and each Company Subsidiary has complied, in all material respects, with all related informational reporting and back-up withholding requirements and has maintained, in all material respects, all required records with respect thereto;

4.13.4    no claim has ever been made by a Tax Authority in any jurisdiction where the Company, any Company Subsidiary or, with respect to the Canadian Assets, PGW Canada, does not file Tax Returns that the Company or any such Company Subsidiary or PGW Canada (as applicable) is required to file Tax Returns in such jurisdiction and none of the Company nor any Company Subsidiary or PGW Canada is aware of a significant risk in any such jurisdiction that the Company or any Company

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Subsidiary or, with respect to the Canadian Assets, PGW Canada could be required to file a Tax Return in such jurisdiction;

4.13.5    since January 1, 2013, no deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns referred to in Section 4.13.1 by the Internal Revenue Service (the “IRS”) or any state, local or foreign Tax Authority that have not been fully paid or resolved or adequately reserved for on the Financial Statements, and since April 21, 2016, none of the Company, any Company Subsidiary or PGW Canada is aware of any pending or potential assertion of deficiency or assessment;

4.13.6    since January 1, 2013, none of the Company, any Company Subsidiary or, with respect to the Canadian Assets, PGW Canada have received written notice of any dispute or claim pending with respect to Taxes of the Company, any Company Subsidiary or the Canadian Assets which has not been resolved, and there are no current Liens on any of the assets of the Company or any Company Subsidiary or on any of the Canadian Assets that arose in connection with any failure (or alleged failure) to pay any Tax other than (a) for current Taxes not yet due and payable or (b) that are being contested in good faith, in each case for which adequate reserves have been provided in accordance with GAAP;

4.13.7    since April 21, 2016, none of the Company, any Company Subsidiary or, with respect to the Canadian Assets, PGW Canada have (i) waived any statute of limitations (and no request for any such waiver or consent is pending) with respect to Taxes; (ii) agreed to any extension of the period for assessment or collection of any Taxes or deficiencies against the Company, any Company Subsidiary or the Canadian Assets; or (iii) executed or filed any power of attorney with respect to Taxes;

4.13.8    there are no written requests for rulings or determinations in respect of any Tax Matter pending between the Company, any Company Subsidiary or, with respect to the Canadian Assets, PGW Canada and any Tax Authority;

4.13.9    neither the Company nor any Company Subsidiary has participated in a “listed transaction” or “transaction of interest” as defined in Treasury Regulation Section 1.6011-4(b)(2) and Treasury Regulation Section 1.6011-4(b)(6), respectively;

4.13.10    neither the Company nor any Company Subsidiary is a party to any Tax allocation, sharing, reimbursement or similar agreement that is currently in effect, other than an agreement the primary purpose of which is not Taxes;

4.13.11        neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting initiated by the Company or a Company Subsidiary or a Tax Authority for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior

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to the Closing Date; (iii) election under Section 108(i) of the Code; (iv) any installment sale or open transaction disposition made on or prior to the Closing Date; or (v) any prepaid amount received on or prior to the Closing Date;

4.13.12    each of the Company, PGW, KPGW Canadian Holdco, LLC and European Holdco is, and since its date of formation has been, treated as a “disregarded entity” for U.S. federal and applicable state income Tax purposes, and each other Company Subsidiary is, and since its date of formation (or, in the case of PGW Technik GmbH, since February 8, 2012) has been, treated as a corporation under Subchapter C of the Code for U.S. federal and applicable state and relevant foreign income Tax purposes;

4.13.13    the unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of December 31, 2015, exceed the reserve for Liability for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the 2015 Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns; and

4.13.14    except as has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all abandoned or unclaimed property reports required to be filed by or with respect to its assets and (ii) has properly paid over (or escheated) to such Governmental Authority all sums constituting abandoned property.

This Section 4.13 and Section 4.14 together contain the sole and exclusive representations and warranties of the Company and the Company Subsidiaries in this Agreement with respect to Taxes, and no other section of this Section 4 will be treated as containing any express or implied representations or warranties of the Company and the Company Subsidiaries relating to Tax matters.
4.14    Employee Benefit Plans.

4.14.1    Disclosure. Set forth on Schedule 4.14.1 is a list of all Company Plans. With respect to each Company Plan, the Company has made available to Buyers true, complete and correct copies of each of the following, as applicable: (i) the Company Plan document, together with all amendments thereto; (ii) any summary plan descriptions; (iii) employee handbooks; (iv) in the case of any Company Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination (or opinion) letter, if any, from the IRS; (v) non-discrimination testing results for the two most recent plan years; (vi) in the case of any Company Plan for which Forms 5500 are required to be filed, the three most recently filed Forms 5500, with schedules attached; (vii) the most recent actuarial valuations of any defined benefit pension plan set forth on Schedule 4.14.2 or other post-retirement benefit arrangement, such as those set forth on Schedule 4.14.2; and (viii) the most recent withdrawal liability estimate, if any, provided by any multiemployer plan set forth on Schedule 4.14.2 to the Company or any Company Subsidiary, as applicable.

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4.14.2    No Defined Benefit Pension Plans. Except as set forth on Schedule 4.14.2, none of the Company nor any Company Subsidiary has ever maintained or been required to contribute to any Pension Plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA. With respect to any plan set forth on Schedule 4.14.2:

4.14.2.1    All PBGC-1s required to be filed by the Company have been timely filed;
4.14.2.2    All Company contributions (including all employer contributions) that are due have been paid and all contributions for any period ending on or before the Closing Date that are not yet due have been paid or accrued in accordance with applicable Legal Requirements and the past custom and practice of the applicable company;

4.14.2.3    No Action by the PBGC to terminate any single-employer defined benefit pension plan set forth on Schedule 4.14.2 has been commenced or, to the Knowledge of the Company, is threatened or anticipated and, to the Knowledge of the Company, no Action by the PBGC to terminate any multiemployer plan set forth on Schedule 4.14.2 has been commenced or is threatened or anticipated;

4.14.2.4    No corporation, trust, partnership or other entity that would be considered as a single employer with the Company or any Company Subsidiary under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (collectively, together with the Company and any Company Subsidiary, the “Controlled Group Members”) has incurred and no Controlled Group Member is reasonably expected to incur any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA) or under the Code with respect to any such plan that has not been satisfied in full, or that would reasonably be expected to result in any liability to any Buyer, the Company, any Company Subsidiary or any of their Affiliates with respect to any such plan; and

4.14.2.5    Except as set forth on Schedule 4.14.2.5, neither the Company nor any Company Subsidiary has withdrawn at any time within the preceding six years from any such plan that is a multiemployer plan.

4.14.3    Company Plan Qualification; Company Plan Administration; Certain Taxes and Penalties. Except as set forth on Schedule 4.14.3, each Company Plan has been administered in compliance in all material respects with its terms and applicable Legal Requirements. Each Company Plan, including any Company Plan that is a single-employer defined benefit plan set forth on Schedule 4.14.2 that is intended to be qualified under Section 401(a) of the Code or under any law or regulation of any foreign jurisdiction or Governmental Authority, and, to the Knowledge of the Company, any Company Plan that is a multiemployer plan set forth on Schedule 4.14.2, has received a favorable determination letter (or is entitled to rely on a favorable opinion letter) from the

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IRS (or an appropriate foreign Governmental Authority) or has pending or has time remaining in which to file an application for such determination from the IRS (or an appropriate foreign Governmental Authority), and, to the Knowledge of the Company, no facts or circumstances exist that would adversely affect such qualified status. Neither the Company nor any Company Subsidiary has been subject, or is reasonably likely to become subject, to an employer shared responsibility payment under Section 4980H of the Code. There has been no non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to a Company Plan that would reasonably be expected to result in material liability to the Company.

4.14.4    All Contributions and Claims and Premiums Paid. Except as set forth on Schedule 4.14.3, (i) all contributions required to be made by the Company or the Company Subsidiaries on account of each Company Plan have been made or accrued on the Financial Statements, in either case, in all material respects, and (ii) there are no Actions relating to a Company Plan pending, threatened in writing or, to the Knowledge of the Company, anticipated other than routine claims for information or benefits in the normal course.

4.14.5    Retiree Benefits; Certain Welfare Plans. Other than as required under Section 601 et seq. of ERISA, Section 4980B of the Code or as set forth on Schedule 4.14.5, no Company Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with a Company Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt. With respect to any retiree medical coverage set forth on Schedule 4.14.5, as of the date hereof and to the actual Knowledge of the Company, there have been no catastrophic claims incurred under such coverage for which the Company could seek stop-loss coverage under its stop loss insurance policy.

4.14.6    Change of Control Payments. Except as set forth on Schedule 4.14.6, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event) (i) entitle any current or former employee, consultant, officer, manager or director of the Company or any Company Subsidiary to severance pay or any other compensatory payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of compensation or benefits due to any current or former employee, consultant, officer or director or; (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s or any Company Subsidiary’s rights to administer, amend or terminate a Company Plan.

4.14.6    Section 280G. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess

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parachute payment” (as defined in Section 280G(b)(1) of the Code). No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any Company Subsidiary as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A.

4.15    Litigation. Except as set forth on Schedule 4.15, (i) there is no material Action pending or, to the Knowledge of the Company, threatened against or by the Company or any Company Subsidiary or, to the Knowledge of the Company, any of their respective directors, officers or managers in their capacity as such, and (ii) neither the Company nor any Company Subsidiary is subject to any Governmental Order.

4.16    Environmental Matters.

4.16.1    Except as set forth on Schedule 4.16, the operations of the Company and each Company Subsidiary are, and since January 1, 2013, have been in material compliance with applicable Environmental Law, which compliance includes the possession of and material compliance with all material governmental licenses, permits, franchises and other governmental authorizations required for those operations under applicable Environmental Law, and all such permits are in full force and effect.

4.16.2    Except as set forth on Schedule 4.16, there is no Action or information request pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, and except for matters that have been resolved, neither the Company nor any Company Subsidiary has received written notice from any other Person, in respect of (i) material noncompliance with any Environmental Law; (ii) any Release or threatened Release of any Hazardous Substances on, at or from any property presently or formerly owned, occupied or operated by the Company or any Company Subsidiary; or (iii) material liability or potential liability of the Company or any Company Subsidiary under Environmental Law.

4.16.3    Except as set forth on Schedule 4.16, no material capital expenditures are presently contemplated, proposed or required to be incurred by the Company or any Company Subsidiary for the purpose of complying with Environmental Law.

4.16.4    Except as set forth on Schedule 4.16, neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or exposed any Person to any Hazardous Substances in a manner that would reasonably be expected to give rise to any material liability pursuant to Environment Law. There has been no off-site disposal of Hazardous Substances that could give rise to liability on the part of the Company or any Company Subsidiary under Environmental Law except as would not reasonably be expected to have a Material Adverse Effect.

4.16.5    Except as set forth on Schedule 4.16, there has been no Release or threatened Release of Hazardous Substances on, upon, into or from any site currently or, to the Knowledge of the Company, heretofore owned, leased, operated or otherwise used by the Company or any Company Subsidiary, other than such Releases or threatened

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Releases that have not resulted in and are not reasonably likely to result in material liability on the part of the Company or any Company Subsidiary under any Environmental Law.

4.16.6    Neither the Company nor any Company Subsidiary has assumed any material liability contractually of any other Person under Environmental Law.

4.16.7    The Company has made available to Buyers all material documents in the Company’s or any Company Subsidiary’s possession relating to the compliance of the Company and the Company Subsidiaries with, or to liability of the Company or any Company Subsidiary under, Environmental Law or to the environmental condition of the real property currently or formerly owned, occupied or operated by the Company and any Company Subsidiary.

4.16.8    NAICS (North American Industry Classification System) code 4231 is appropriate for each location owned or operated by the Company or any Company Subsidiary in the State of New Jersey; and no location owned or operated by the Company or any Company Subsidiary in the State of Connecticut generates more than 100 kilograms per month of hazardous waste.

4.17    Labor Relations.

4.17.1    Except as set forth on Schedule 4.17, none of the Company or any Company Subsidiary is a party to, or bound by, any Collective Bargaining Agreement, nor is there, to the Knowledge of the Company, any duty on the part of the Company or any Company Subsidiary to bargain with any labor organization or representative and, to the Knowledge of the Company, there are no labor organizations representing, claiming to represent or seeking to represent any employees of the Company or any Company Subsidiary. The Company has provided to Buyers true, complete and correct copies of: (a) each Collective Bargaining Agreement currently in effect as of the date of this Agreement; (b) all documents, charges, complaints, notices or orders received by the Company, any Company Subsidiary, or any of their respective predecessors from the National Labor Relations Board or any state labor relations agency since January 1, 2013; and (c) any and all material arbitration opinions interpreting or enforcing any Collective Bargaining Agreement currently in effect as of the date of this Agreement, or with respect to employee discipline or discharge, issued since January 1, 2006. None of the Company or the Company Subsidiaries has had any strike, slow down, work stoppage, boycott, picketing, lockout, labor dispute or threat of any of these, or union organizing activity or questions concerning representation related to any of its employees since January 1, 2013.

4.17.2    With respect to the employees of the Company and the Company Subsidiaries, (i) there is no pending charge or complaint against Sellers, the Companies or the Company Subsidiaries by the National Labor Relations Board or any comparable U.S. or foreign Governmental Authority, and (ii) none of Sellers, the Company or the Company Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to such employees or employment practices. With respect to the employees of the Company and the Company Subsidiaries, the Company and the Company Subsidiaries are and since April 21, 2016, have been in compliance in all material respects with Legal Requirements regarding employment and employment

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practices and Legal Requirements in respect of any reduction in force (including notice, information and consultation requirements), except as would not be material to the Company and the Company Subsidiaries taken as a whole. Except as set forth on Schedule 4.17, (x) no Actions relating to non-compliance with the foregoing have been brought since April 21, 2016, or are pending or, to the Knowledge of the Company, threatened, and (y) there have been no investigations by any Government Authority with respect to employment practices, nor any internal audits or assessments of employment practices since April 21, 2016. With respect to the employees of the Company and the Company Subsidiaries, there are no material outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing by Sellers, the Company or the Company Subsidiaries pursuant to Legal Requirements regarding unemployment compensation benefits, social security or other benefits or obligations for employees, workplace safety or insurance/workers’ compensation. Schedule 4.17 sets forth a true and complete list of all material written notices or, to the Knowledge of the Company, other material communications received since April  21, 2016; by Sellers, the Company or the Company Subsidiaries from any Governmental Authority or other third-party regarding any actual or possible violation of the Occupational Safety and Health Act of 1970 and the rules promulgated thereunder or any other applicable Legal Requirement establishing standards of, or otherwise relating to, workplace safety.

4.18    Affiliate Transactions. Except as set forth on Schedule 4.18, the Company and the Company Subsidiaries are not party to any Contractual Obligation with Sellers or any Affiliate of Sellers and none of the Company or any Company Subsidiaries has been party to any transaction involving Sellers, or any Affiliate of Sellers (other than the payment of salaries, benefits and other compensation in the ordinary course) since January 1, 2015. No LKQ Group Member owns or has rights to any Intellectual Property that relates to product technology or process used in the Business, nor will any such LKQ Group Member own or have rights to any such Intellectual Property after consummation of the Transactions other than pursuant to the Intellectual Property Agreement.

4.19    Customers and Suppliers.

4.19.1    Schedule 4.19.1 sets forth all OEM Customers to whom any of the Company or the Company Subsidiaries has sold goods or services for the fiscal year ended December 31, 2015. Since January 1, 2015, none of the Company or any Company Subsidiary has received any written notice that any such OEM customers has ceased, or intends to cease, to purchase goods or services from the Company or any Company Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Company Subsidiary.

4.19.2    Schedule 4.19.2 sets forth the top 10 suppliers or vendors to whom any of the Company or the Company Subsidiaries has paid consideration for goods or services rendered for the fiscal year ended December 31, 2015. Since January 1, 2015, none of the Company or any Company Subsidiary has received any written notice that

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any such supplier or vendor has ceased, or intends to cease, to supply goods or services to the Company or any Company Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Company Subsidiary.

4.20    Product Warranty; Liabilities. Since January 1, 2013, no warranties have been given by the Company or any Company Subsidiary other than in the ordinary course of business, and there have not been any material product recalls made by or directed to the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has had any material Liability in respect of any product recalls made by or directed to the Company or any Company Subsidiary.

4.21    Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder, agent or similar intermediary has acted on behalf of the Company or any Company Subsidiary in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or any Company Subsidiary or on any action taken by the Company or any Company Subsidiary. There are no continuing Contractual Obligations of the Company or any Company Subsidiary to any financial advisor, finder agent or similar intermediary in connection with any other past, current or prospective transaction.

4.22    ARG Business Distribution. No representation or warranty is made with respect to, and no    representation or warranty in this Section 4 is or shall be deemed to be an express or implied warranty of the Company pertaining to, the business, assets, financial condition or results of operations of the Distributed ARG Business. As of the date of the ARG Business Distribution, the ARG Business Distribution will have (alone or in connection with any other transaction): (i) been carried out As Agreed; (ii) not resulted in the giving of any warranties or indemnification by any of the Company or the Company Subsidiaries; (iii) not violated any Legal Requirement (including as a result of not obtaining any required permit or authorization from any Governmental Authority) or required any governmental authorizations under any Legal Requirement that could not reasonably be expected to be received by the Closing or that would not reasonably be expected to have a Material Adverse Effect; (iv) not resulted in any employee of the Company or any Company Subsidiary becoming employed by an LKQ Group Member (other than the ARG Employees); (v) not violated any anti-assignment or change in control provision in any contract that would not reasonably be expected to have a material adverse effect on the Business; (vi) not result in any Person, other than Sellers, owning the capital stock of the Company or the Company Subsidiaries; (vii) not resulted in any Liability to the Company or the Company Subsidiaries that is not indemnifiable pursuant to Section 10.2.6; or (viii) not otherwise resulted in a material adverse effect on the Business. The ARG Business Distribution shall be duly authorized by all necessary corporate actions of the Company and the Company Subsidiaries.

5.    REPRESENTATIONS AND WARRANTIES OF SELLERS.

Sellers jointly and severally represent and warrant to Buyers that the statements contained in this Section 5 are true and correct as of the date of this Agreement and as of the Closing Date

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(except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):
5.1    Organization, Power and Standing of Sellers. LKQ is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Holdings and PGW is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PGW Canada is an unlimited liability corporation duly organized, validly existing and in good standing under the laws of Canada. Each Seller has all requisite limited or unlimited liability company or other appropriate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under such agreements and to consummate the Transactions (including all power and authority to sell, assign, transfer and convey the Company Interests as provided by this Agreement).

5.2    Authorization and Enforceability. The execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the Transactions and the performance by each Seller of its obligations hereunder and thereunder, have been duly authorized by all necessary limited or unlimited liability company or other appropriate action on the part of each Seller, including all actions required to be taken by the board of managers or similar governing body of Sellers. This Agreement has been, and the other Transaction Documents to which any Seller is a party, will be, duly and validly executed and delivered by the applicable Seller party thereto and each such agreement is, or will be, Enforceable against the applicable Seller party thereto in accordance with its terms.

5.3    Non-Contravention, etc. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each Seller of the Transactions, do not and will not constitute, result in or give rise to (with or without notice or lapse of time or both): (i) a breach or a violation of or a default under any provision of the Organizational Documents of such Seller, (ii) a breach or violation of or default under any provision of any Contractual Obligation of such Seller, or (iii) a violation of, or the right of any Governmental Authority to challenge any of the Transactions under, any Legal Requirement applicable to Sellers.

5.4    Governmental Consents and Approvals. No authorization, consent, permit, approval or other order of, declaration or notice to, or filing with, any Governmental Authority by or on behalf of any Seller is required for or in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act and (ii) such other authorizations, consents, approvals, orders, declarations or filings, which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of any Seller to consummate the Transactions or to perform such Seller’s obligations under this Agreement and the other Transaction Documents to which it is a party.

5.5    Ownership Units. Holdings is the record and beneficial owner of, and has good, valid and marketable title to, the Company Interests, free and clear of any and all Liens, and is the sole member of the Company. Upon consummation of the Transactions, Buyers will own the Company Interests, free and clear of all Liens.

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5.6    Litigation. There is no Action pending or threatened in writing against any Seller (i) that has had or would have a material adverse effect on the ability of such Seller to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, (ii) which seeks rescission of or seeks to enjoin the consummation of this Agreement, any Transaction Document to which it is a party or any of the Transactions, or (iii) relates to the Company or any Company Subsidiary.

5.7    Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder, agent or similar intermediary has acted on behalf of Sellers or any of their Affiliates in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Sellers or any of their Affiliates or on any action taken by Sellers or any of their Affiliates. There are no continuing Contractual Obligations of Sellers or any of their Affiliates to any financial advisor, finder agent or similar intermediary in connection with any other past, current or prospective transaction relating to the Business.

5.8    Solvency. As of the Closing and immediately after giving effect to the Transactions, Sellers shall (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all of their contingent liabilities and obligations), and (iii) have adequate capital to carry on their businesses. Each Seller acknowledges that, in connection with the Transactions, no transfer of property is being made by Sellers and no obligation is being incurred by Sellers with the intent to hinder, delay or defraud either present or future creditors of Buyers, Sellers, the Company or any of the Company Subsidiaries.

6.    REPRESENTATIONS AND WARRANTIES OF BUYERS.

Buyers jointly and severally represent and warrant to Sellers that the statements contained in this Section 6 are true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of a specific date, in which case such representations and warranties are true and correct as of such date):
6.1    Corporate Matters.

6.1.1    Organization, Power and Standing of Buyers. Each of Vitro and Mexican Buyer is duly incorporated and validly existing under the laws of Mexico. US Buyer is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Vitro Assets Corp. is duly incorporated, validly existing and in good standing under the laws of the State of Texas. Each Buyer has all requisite limited liability or other appropriate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations under such agreements and to consummate the Transactions (including all power and authority to purchase the Company Interests as provided by this Agreement).

6.1.2    Authorization and Enforceability. The execution and delivery by each Buyer of this Agreement and the other Transaction Documents to which it is a party, the consummation of the Transactions and the performance by each Buyer of its obligations

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hereunder and thereunder, have been duly authorized by all necessary corporate or other appropriate action on the part of each Buyer, including all actions required to be taken by the board of directors or similar governing body of Buyers. This Agreement has been, and the other Transaction Documents to which any Buyer is a party will be, duly and validly executed and delivered by the applicable Buyer party thereto and each such agreement is, or will be, Enforceable against the applicable Buyer party thereto in accordance with its terms.

6.1.3    Non-Contravention, etc. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation by each Buyer of the Transactions, do not and will not constitute, result in or give rise to (with or without notice or lapse of time or both): (i) a breach or a violation of or a default under any provision of the Organizational Documents of such Buyer, (ii) a breach or violation of or default under any provision of any Contractual Obligation of such Buyer, or (iii)  a violation of, or the right of any Governmental Authority to challenge any of the Transactions under, any Legal Requirement applicable to Buyers.

6.2    Governmental Consents and Approvals. No authorization, consent, permit, approval or other order of, declaration or notice to, or filing with, any Governmental Authority by or on behalf of any Buyer is required for or in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the Transactions, except for (i) such filings as may be required under the HSR Act and (ii) such other authorizations, consents, approvals, orders, declarations or filings, which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of any Buyer to consummate the Transactions or to perform such Buyer’s obligations under this Agreement and the other Transaction Documents to which it is a party.

6.3    Financing; Sufficiency of Funds; Solvency.

6.3.1    Buyers have delivered to Sellers true, correct and complete copies of (a) a fully executed commitment letter dated on or about the date of this Agreement (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 7.18, the “Equity Funding Letter”) from Vitro providing for an equity investment in either Buyer, subject to the terms and conditions therein, in the aggregate amount set forth therein (the “Equity Financing”) and (b) a fully executed credit agreement (dated on or about the date of this Agreement with the Financing Sources identified therein (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 7.18, collectively, the “Debt Documents” and, together with the Equity Funding Letter, the “Financing Documents”), providing, subject to the terms and conditions therein, for debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”). As of the date of this Agreement, (i) none of the Financing Documents has been amended or modified, and, to the Knowledge of Buyers, no such

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amendment or modification is contemplated and (ii) none of the respective obligations and commitments contained in such letters and documents have been withdrawn, terminated or rescinded in any respect and, to the Knowledge of Buyers, no such withdrawal, termination or rescission is contemplated. Buyers have fully paid (or caused to be paid) any and all commitment fees or other fees in connection with the Financing Documents that are payable on or prior to the date of this Agreement. Assuming the Financing is funded in accordance with the Financing Documents, the net proceeds contemplated by the Financing Documents (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex), if any, provided under the Debt Documents) will be sufficient in the aggregate to make all payments required by Section 3.1 and otherwise consummate the Transactions and pay all related fees and expenses (such amount, the “Required Amount”). The Financing Documents are (x) Enforceable in accordance with their respective terms against Buyers and, to the Knowledge of Buyers, each of the other parties thereto and (y) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of any Buyer or, to the Knowledge of Buyers, any other parties thereto under the Equity Funding Letter or the Debt Documents. As of the date of this Agreement, assuming satisfaction or waiver of the conditions to Buyers’ obligations to consummate the Transactions, Buyers do not have any reason to believe that the conditions precedent set forth in the Financing Documents will not be satisfied, that the Required Amount will not be available on the Closing Date, or that Buyers or any other party to the Equity Funding Letter or Debt Documents will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained therein. The only conditions precedent (including the market “flex” provisions, if any) related to the obligations of Vitro to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letter and the Debt Documents, respectively. As of the date of this Agreement, there are no side letters or other Contractual Obligations or arrangements to which any Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Documents delivered to Sellers prior to the date of this Agreement that would (A) impair the enforceability of any of the Financing Documents, (B) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Financing Documents on the date of this Agreement) such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (C) impose new or additional material conditions precedent to the receipt of the Financing, (D) otherwise adversely modify any of the conditions precedent to the Financing in a material way or (E) reasonably be expected to prevent, materially impair or materially delay the consummation of the Financing.

6.3.2    There are no circumstances or conditions that would reasonably be expected to delay or prevent the availability of the Required Amount at the Closing, other than as expressly set forth in the Financing Documents. Each Buyer understands and acknowledges that the obligations of Buyers to consummate the Transactions are not in any way contingent upon or otherwise subject to any Buyer’s consummation of any

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financing arrangement or obtaining of any financing, or the availability, grant, provision or extension of any financing to Buyers. Assuming (i) the accuracy of those representations and warranties of the Company and Sellers set forth in Section 4 and Section 5, the accuracy of which is an express condition to Closing, and (ii) satisfaction or waiver of the conditions to Buyers’ obligations to consummate the Transactions, Buyers will have the Required Amount on the Closing Date.

6.3.3    As of the Closing and immediately after giving effect to the Transactions, Buyers shall (i) be able to pay their debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all of their contingent liabilities and obligations), and (iii) have adequate capital to carry on their businesses. Each Buyer acknowledges that, in connection with the Transactions, no transfer of property is being made by Buyers and no obligation is being incurred by Buyers with the intent to hinder, delay or defraud either present or future creditors of Buyers, Sellers, the Company or any of the Company Subsidiaries.

6.4    Litigation. There is no Action pending or threatened in writing against any Buyer (i) that has had or would have a material adverse effect on the ability of any Buyer to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or (ii) that seeks rescission of or seeks to enjoin the consummation of this Agreement, any Transaction Document or any of the Transactions.

6.5    Financial Advisory, Finder’s or Broker’s Fees. No financial advisor, finder, agent or similar intermediary has acted on behalf of Buyers or any of their Affiliates in connection with this Agreement or the Transactions, and there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Buyers or any of their Affiliates or on any action taken by Buyers or any of their Affiliates.

6.6    No Adverse Impact. To the Knowledge of Buyers, there are no material events, facts or circumstances arising since January 1, 2011, relating to the relationship between Buyers and their Affiliates, on the one hand, and any of the Persons set forth on Schedule 8.6 or any of their respective Affiliates on the other hand, that would reasonably be expected to adversely impact the Company’s ability to obtain the applicable consents required pursuant to Section 8.6.

7.    CERTAIN AGREEMENTS OF THE PARTIES.

7.1    Conduct of Business. Except (i) as otherwise set forth on Schedule 7.1 or as otherwise contemplated by the ARG Business Distribution or this Agreement, or (ii) for the operation or conduct of the Distributed ARG Business by the Company or any of the Company Subsidiaries in a manner that would not affect the Business or continue to affect the Company or any Company Subsidiary after the consummation of the ARG Business Distribution, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, unless each Buyer provides its prior written consent (which will not be unreasonably withheld, conditioned or delayed), the Company and each Company Subsidiary will (A) conduct the business of the Company and each Company Subsidiary in the ordinary

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course of business consistent with past practice in all material respects and (B) use commercially reasonable efforts, consistent with past practice, to (X) maintain and preserve the value of the Business as a going concern, (Y) keep available the services of the current officers, key employees of, and consultants to, the Company or any of the Company Subsidiaries providing services to the Business (subject to termination in the ordinary course of business or as permitted by this Section 7.1), and (Z) keep the Business and operations relating to the Business intact and preserve the Business, its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business relating to the Business so that they will be preserved after the Closing. Without limiting the generality of the foregoing sentence, except (i) as otherwise set forth on Schedule 7.1 or as otherwise contemplated by the ARG Business Distribution or this Agreement or (ii) for the operation or conduct of the Distributed ARG Business by the Company or any of the Company Subsidiaries in a manner that would not affect the Business or continue to affect the Company or any Company Subsidiary after the consummation of the ARG Business Distribution, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company will not, and will not cause or permit any Company Subsidiary to, without the prior written consent of each Buyer, which will not be unreasonably withheld, conditioned or delayed:
7.1.1    amend the Organizational Documents of the Company or any Company Subsidiary or vote in favor of or otherwise consent to any amendment to the Organizational Documents of any Company Joint Venture;

7.1.2    transfer, issue, grant, sell, pledge or otherwise dispose of or grant or suffer to exist any Lien with respect to any Equity Interests of the Company or any Company Subsidiary or any Equity Interests in any Company Joint Venture or any options, warrants, convertible securities or other rights of any kind to acquire any such Equity Interests, or repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary (other than repurchases made in connection with the termination of employment of employees of the Company or any Company Subsidiary);

7.1.3    make any Distributions or transfers of assets to Sellers (other than compensation paid to any manager, director, officer, employee or individual consultant to, or agent of, the Company in the ordinary course of business or cash dividends and distributions made to holders of Equity Interests in the Company or any Company Subsidiary in accordance with the applicable Organizational Documents);

7.1.4    sell, lease, transfer, license or otherwise dispose of or grant or suffer to exist any Lien with respect to any material Intellectual Property or other material assets except for (i) sales or other dispositions of inventory or equipment in the ordinary course of business consistent with past practice, (ii) pursuant to existing Contractual Obligations, or (iii) non-exclusive license agreements entered into with customers, distributors or original equipment manufacturers in the ordinary course of business consistent with past practice;

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7.1.5    enter into, amend, grant a waiver under or otherwise modify in any material respect, or accelerate, terminate or cancel any, Material Contract or any Contractual Obligation that, if entered into as of or prior to the date hereof, would constitute a Material Contract or material Lease, in either case, except in the ordinary course of business if such Material Contract or material Lease would not materially impact the operation of the Business or as required by applicable Legal Requirements, or enter into any Contractual Obligation for the purchase of real property;

7.1.6    other than in the ordinary course of business (i) cancel or compromise any Debt or claim, (ii) waive or release any right of material value, or (iii) commence, institute, settle or agree to settle any Action, in the case of each of the foregoing clauses (i), (ii) and (iii), involving any amount greater than $500,000;

7.1.7    acquire or invest in the Equity Interests of, or lend or contribute capital to, any Person that is not a Company Subsidiary or such Person’s business (whether by merger, sale of stock, sale of assets or otherwise) except as contemplated by Section 7.23;

7.1.8    create any direct or indirect Subsidiary of the Company;

7.1.9    (i) enter into or modify any employment contract or increase, amend, fund in a rabbi trust or similar arrangement or otherwise accelerate the vesting or payment of (A) the base salary, (B) the bonus opportunity, (C) severance, (D) the employee benefits, or (E) any other compensation or benefits of any manager, director, officer, employee, independent contractor or consultant to, or agent of, the Company or any Company Subsidiary other than a Potential ARG Employee, or (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, except, in the case of each of the foregoing clauses (i) and (ii), as required by a Material Contract or Company Plan pursuant to terms and conditions in effect as of the date hereof or as required by applicable Legal Requirements;

7.1.10    incur any Debt except (i) any capital lease listed on Schedule  4.2.7 or a capital lease that has a value of less than $500,000 in the aggregate, provided that (A) such capital lease shall have been provided for in the CapEx Budget and (B) any capital leases incurred pursuant to this Section 7.1.10 shall not exceed $1,500,000 in the aggregate, and (ii) bank Debt incurred under the Credit Agreement in the ordinary course of business consistent with past practice;

7.1.11    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Debt or other Liabilities, or incur or provide any other Guarantee, of any Person that is not a Company Subsidiary or the Company, except in the ordinary course of business consistent with past practice;

7.1.12    incur Liens, except for Liens securing Debt not prohibited by Section 7.1.10;

7.1.13    enter into any transaction (other than on an arm’s-length basis) with any Affiliate, any Seller or any Affiliate thereof, other than ordinary course transactions

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with employees consisting of the payment of benefits or compensation or reimbursement of expenses;

7.1.14    settle or compromise any claim or Liability with respect to a material amount of Tax, change (or make a request to any Tax Authority to change) any material Tax election or other aspect of its method of accounting for Tax purposes, enter into any closing agreement relating to Taxes, file any material amended Tax Return, surrender any material right or claim to a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or any Tax Return; provided, that Sellers shall be authorized to file any extension of time to file a Tax Return pursuant to the ordinary course of filing of Tax Returns by Sellers;

7.1.15    adopt a plan of complete or partial liquidation, dissolution, restructuring or recapitalization or file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against the Company, any Company Subsidiary or any Company Joint Venture under any similar Legal Requirements;

7.1.16    change its auditor or change its methods of accounting or accounting practices (including with respect to reserves) in effect as of the date of this Agreement except as required by changes in GAAP;

7.1.17    change in any material respect the policies or practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices, if in each case such change or failure would result in an adjustment as of the date of such charge of 4% or more to the Working Capital Amount;

7.1.18    make any material capital expenditures other than as accounted for in the CapEx Budget;

7.1.19    establish, adopt, enter into or terminate any Company Plan or any plan, program, policy, agreement or arrangement that would be a Company Plan if in effect as of the date hereof, or modify the terms of any employee benefit under a Company Plan, in each case, other than as expressly required under this Agreement or by applicable Legal Requirements;

7.1.20    pay any severance or termination pay other than in the ordinary course of business consistent with past practice and consistent with the applicable Company severance plans listed on Schedule 4.14.1 or as required by any Material Contract set forth on Schedule 4.10 or a Company Plan on terms and conditions existing as of the date of this Agreement;

7.1.21    (i) hire, terminate (except for cause as determined by the Company in good faith and consistent with past practice) or promote any (A) (x) officer, vice president or similar employee with senior management responsibilities or any plant manager, or (y) individual who has target annual compensation greater than $75,000, or (B) other than in the ordinary course of business consistent with past practice, hire or engage the services of any independent contractor or employee not described in

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clause (A) above, or (ii) transfer the employment of any employee of the Company or the Company Subsidiaries (other than any ARG Employee) to any entity other than such employee’s employer as of the date of this Agreement;

7.1.22    during the 90 days prior to Closing, or in whole or in part as a result of the transactions contemplated by this Agreement, effect or permit a “mass layoff,” “plant closing” or similar mass employment separation as those terms are defined under the federal Worker Adjustment and Retraining Notification Act or any other federal, state or local Legal Requirement related to mass employment separations (collectively, the “WARN Act”), or engage in any action or conduct that triggers application of the WARN Act, whether occurring prior to, as of the Closing Date or following the Closing;

7.1.23    except as required by any final certification order of the National Labor Relations Board or any similar order from any comparable U.S. or foreign Governmental Authority (in which case reasonable advance notice will be provided to Buyer), recognize any labor union or any other association as the bargaining representative of any employees;

7.1.24    except as required by any Legal Requirement (in which case reasonable advance notice will be provided to Buyer), enter into, modify, change or terminate any Collective Bargaining Agreement, or negotiations for a collective bargaining agreement, with any labor union or other association with respect to any employees;

7.1.25    enter into any agreement or arrangement that limits or otherwise expressly restricts the Company or any of the Company Subsidiaries or any of their present or future Affiliates or any successor thereto from engaging or competing in any line of business and/or in any location;

7.1.26    enter into any written contract with any stockholder, director or officer (other than employment-related contracts with directors or officers to the extent permitted under Sections 7.1.19, 7.1.20 and 7.1.21) of the Company or any Company Subsidiary that will survive the Closing;

7.1.27    abandon, cancel, invalidate, voluntarily permit to lapse, fail to renew, continue to prosecute, protect, defend or otherwise dispose of any Company Intellectual Property;

7.1.28    allow any policies or binders of insurance coverage in effect as of the date hereof to lapse or otherwise become ineffective, other than those that are replaced by a substantially similar policy;

7.1.29    enter into a new line of business or abandon or discontinue any existing line of business; or

7.1.30    enter into any Contractual Obligation to do any of the actions referred to in Section 7.1.1 through Section 7.1.30.

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Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement will give to Buyers, directly or indirectly, any right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, Sellers, the Company and the Company Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the business and operations of the Company and the Company Subsidiaries. Notwithstanding anything to the contrary contained herein, nothing shall prohibit Sellers from time to time from (i) sweeping cash from the accounts of the Company or a Company Subsidiary, including making any distributions or dividends in furtherance thereof, and retaining such cash for their own account or the account of any of their Affiliates or (ii) paying, pre-paying, reducing or otherwise discharging any Debt of the Company or a Company Subsidiary up until the completion of the Closing.
7.2    Preparation for Closing. Buyers, on the one hand, and Sellers, on the other hand, shall use their respective reasonable best efforts to take or cause to be taken all actions necessary or desirable to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, including making all necessary registrations and filings (including filings under the HSR Act and any other applicable Legal Requirements) with any Governmental Authority, and obtaining all necessary waivers, consents and approvals from, and taking all steps to avoid any action or Action by, any Governmental Authority, subject to the following:

7.2.1    Regulatory Compliance.

7.2.1.1    Buyers and the Company will use their reasonable best efforts to prepare, and as promptly as practicable, but no later than 15 Business Days following the date hereof, make all necessary registrations and filings with the appropriate Governmental Authorities, including a notification with respect to the Transactions pursuant to the HSR Act (indicating with each such notification and filing a request for early termination or acceleration of any applicable waiting period, where permitted), supply all information requested by Governmental Authorities in connection with all such filings and any applicable Antitrust Laws, and consider in good faith the views of the other Party in responding to any such request. Buyers will be solely responsible for all filing fees required to be paid in connection therewith. The Parties will use their respective reasonable best efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the Transactions and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the Transactions. Each of the Parties will furnish to the other Parties and, upon request, to any Governmental Authorities, such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act or any other applicable Antitrust Laws. The Parties will use their respective reasonable best efforts to resolve favorably any review or consideration of the antitrust aspects of the Transactions by any Governmental

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Authority with jurisdiction over the enforcement of any applicable Antitrust Laws.

7.2.1.2    Each Party will use its reasonable best efforts to (i) avoid the entry of, or have vacated or terminated, any Governmental Order that would restrain, prevent or delay the consummation of the Transactions, including by defending through litigation on the merits any claim asserted in any court, agency or other Action by any Person, including a Governmental Authority, and (ii) avoid or eliminate any impediment under any applicable Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable their consummation as soon as reasonably possible; provided that notwithstanding anything in this Agreement to the contrary, no Party shall be required to (and Sellers shall not and shall cause the Company not to, without the prior written consent of Buyers, which consent may be withheld for any reason) proffer or agree to license, sell or lease or otherwise dispose of or hold separate, pending such disposition, any of its or its Affiliates’ assets, rights, product lines, businesses or other operations or assets.

7.2.1.3    The Company and Buyers will promptly notify the other Party of any substantive communication it or its Affiliates receive from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by it to any Governmental Authority. Neither the Company nor any Buyer will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the Transactions unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting.

7.2.2    China State Administration of Taxation. Sellers shall (x) comply as promptly as practicable with the notice and reporting provisions available under the China State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin 2015 No. 7), dated February 3, 2015, that may be applicable to the Transactions and are invoked by any Party and (y) furnish to Buyers and, upon request, to the China State Administration of Taxation, such information and assistance as may be reasonably requested in connection with the foregoing. The costs of filing of any such notice and reporting shall be borne 50% by Buyers and 50% by Sellers, provided that the aggregate amount to be paid by Buyers pursuant to this Section 7.2.2 shall not exceed $10,000.

7.2.3    Consents. Prior to the Closing Date, upon Buyers’ written request and at Buyers’ expense, the Company shall use commercially reasonable efforts (but the Company, Sellers and their respective Affiliates shall have no obligation to pay any fees or incur any expenses or other Liabilities) to secure such written consents or waivers or provide notice under or with respect to the Contractual Obligations described on Schedule 7.2.3); provided, that, except as otherwise provided in Section 8.6, (i) Buyers

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shall be primarily responsible for drafting all proposed consent, waiver or notice documentation (subject to the Company’s review and reasonable comment) and (ii) the obtaining of any such consents or waivers or the provision of such notices shall not be deemed to be conditions to the obligations of the Parties to consummate the Transactions, and the failure to obtain any such consents or waivers shall not be deemed a breach of this Agreement by Sellers or the Company.

7.3    Employees.

7.3.1    For the one-year period following the Closing (or such shorter period as the applicable Company Employees continue to be employed by Buyers, the Company or any Company Subsidiary after the Closing), Buyers shall cause the Company, and, if applicable, the Company Subsidiaries, to provide to their respective employees that continue to be employed by Buyers, the Company or the Company Subsidiaries after both the ARG Business Distribution and the Closing (such employees together with the Canadian Transferred Employees, the “Company Employees”), benefit plans, programs and arrangements with compensation and benefits (other than equity-based compensation and retention and change in control benefits (it being understood and agreed that the exclusion of such benefits does not relieve Buyers, the Company or the Company Subsidiaries from any legal obligation such Party has under any existing Company Plan or Contractual Obligation)) that are substantially similar in the aggregate to those provided (i) to such employees as of immediately prior to the Closing or (ii) to similarly situated employees of Buyers and their Subsidiaries as determined by Buyers in their sole discretion. A Buyer or an Affiliate of a Buyer shall make offers of employment to the PGW Canada employees listed on Schedule 7.3.1 (the “Potential Canadian OEM Employees”) effective on the Closing Date, on terms and conditions of employment that are substantially similar in all respects to (i) such terms and conditions of employment applicable to similarly situated employees of Buyers and their Subsidiaries or (ii) those terms and conditions under which such Potential Canadian OEM Employees were employed by PGW Canada immediately prior to the Closing Date, as determined by Buyers in their sole discretion.  Employees who are offered and accept employment with a Buyer or an Affiliate of a Buyer shall be referred to herein as the “Canadian Transferred Employees.”  Buyers or their Affiliates shall bear all of the Liabilities, obligations and costs relating to any claims made by any Potential Canadian OEM Employee for any statutory, common law or contractual severance benefits payable to such Potential Canadian OEM Employee arising out of Buyers’ or their Affiliates’ failure to make an offer of employment to such Potential Canadian OEM Employee in accordance with the terms of this Agreement. Sellers shall bear all of the Liabilities, obligations and costs relating to any statutory, common law or contractual severance benefits payable to a Potential Canadian OEM Employee to the extent Buyers or their Affiliates make an offer of employment to such Potential Canadian OEM Employee in accordance with the terms of this Agreement; provided that, for the avoidance of doubt, Sellers shall not be responsible for any such amounts or benefits payable by Buyers or their Affiliates as a result of the termination of employment of any Canadian Transferred Employee with Buyers or their Affiliates following the Closing. Nothing set forth in this Section 7.3.1 will create a contract of employment with or for the benefit of any employee, or change such employee’s status as an employee at-will. For the 31-day period immediately

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following the Closing Date, neither Buyers nor the Company or any of the Company Subsidiaries (including any person or committee thereof) shall be permitted to modify, amend, terminate or discontinue, in whole or in part, any or all of the provisions of the Severance Plan A, dated March 15, 2009, (and further amended) of Pittsburgh Glass Works, LLC (the “Severance Plan”) as in effect immediately prior to the Closing Date, provided that nothing herein shall prohibit Buyers, the Company or the Company Subsidiaries from amending or modifying the Severance Plan to the extent the applicable Company Employee consents to such amendment or modification. For the avoidance of doubt, any amendment, modification, termination or discontinuance of the Severance Plan on or after 31 days following the Closing Date shall not affect a participant’s right to benefits under the Severance Plan to which the participant became entitled prior to such amendment, modification, termination or discontinuance without such participant’s consent. Notwithstanding the foregoing, Buyers shall honor the terms of any existing Collective Bargaining Agreement covering Company Employees, but nothing in this Section 7.3.1 or otherwise in this Agreement shall prevent Buyers from changing any employment term for employees represented by a labor organization following collective bargaining with the labor organization representing such employees, or consistent with any right or obligation arising under a Collective Bargaining Agreement.

7.3.2    With respect to any employee benefit plan, program or policy that is made available by Buyers, the Company or any Company Subsidiary after the Closing Date to any Company Employee: (i) all periods of service with the Company or any Company Subsidiary or, with respect to the Canadian Transferred Employees only, PGW Canada, as applicable, or any predecessor entity thereto (to the extent recognized by the Company, such Company Subsidiary or PGW Canada prior to the Closing in respect of a comparable Employee Plan), by any such employee prior to the Closing Date, will be credited for eligibility, participation and vesting purposes (but not benefit accrual purposes) under such plan, program or policy and for purposes of calculating level of benefits under any severance, sick leave or vacation plans, except (A) with respect to any plan that provides retiree welfare benefits, (B) for purposes of participation eligibility under any defined benefit pension plan or plan providing post-retirement pension plan benefits (other than a Company Plan), or (C) for purposes of any plan, program or arrangement (1) under which similarly situated employees of Buyers and their Subsidiaries do not receive credit for prior service or (2) that is grandfathered or frozen, either with respect to level of benefits or participation, and (ii) with respect to any Welfare Plans for which such employee may become eligible after the start of the plan year in which the Closing Date occurs, Buyers shall or shall make commercially reasonable efforts to cause such plans to provide credit for the year in which the Closing occurs for any co-payments or deductibles and maximum out-of-pocket payments by such employees and to waive all pre-existing condition exclusions and waiting periods, other than (x) to the extent permitted by applicable Legal Requirements, limitations or waiting periods that had not been satisfied under the corresponding Company Plan and (y) in the case of sub-clauses (i) and (ii), to the extent that such credit would result in a duplication of benefits with respect to the same period of service, under corresponding Company Plans prior to the Closing Date. Buyers will or will cause the Company and, if applicable, the Company Subsidiaries, to recognize vacation days previously accrued and reserved by the Company, any Company Subsidiary or, with respect to the Canadian

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Transferred Employees only, PGW Canada immediately prior to the Closing Date to the extent reflected on Schedule 7.3.2, which will be provided by Sellers to Buyers no later than three Business Days prior to Closing.

7.3.3    Following the Closing Date, Sellers and their Affiliates shall retain (or assume, as applicable) and fulfill all Liabilities arising out of the employment (or termination thereof) of or compensation or benefits due to any Potential ARG Employee, ARG Employee, Former ARG Employee, or current or former employee of Sellers or their Affiliates (other than the Company and the Company Subsidiaries), including any such Liabilities related to such individuals’ participation in or eligibility for any Company Plan. If an LKQ Group Member made any payment to any Company Employee set forth on Schedule 7.3.3 pursuant to a Seller Plan that has the actual effect of reducing any severance obligation to such Company Employee as a result of the termination of employment of such Company Employee by Buyers or their Subsidiaries after the Closing, then Buyers shall reimburse such LKQ Group Member promptly following the termination of such Company Employee in an amount equal to the amount by which the severance obligation to such Company Employee is reduced.

7.3.4    The Parties acknowledge and agree that all provisions contained in this Section 7.3 are included for the sole benefit of the respective Parties and shall not create any right, including any third-party beneficiary right, (i) of any current or former employee, independent contractor or other service provider or any participant or any beneficiary thereof in any Company Plan or any Employee Plan of Buyers, the Company or any Company Subsidiary, or (ii) to employment or continued employment or any term or condition of employment with Buyers, the Company or any Company Subsidiary or any Affiliate thereof. Nothing in this Agreement, express or implied, shall (x) be construed as an amendment to or adoption of any collective bargaining agreement, Company Plan or any other employee benefit or compensation plan, program or arrangement of Buyers, the Company, any Company Subsidiary or any Affiliate thereof, or (y) interfere with or limit Buyers’, the Company’s or any Company Subsidiaries’ or any of their Affiliate’s ability to, following the Closing Date, amend, modify or terminate any collective bargaining agreement, Company Plan or any other benefit or compensation plan, program, agreement, policy, contract or arrangement or to terminate the employment of any Company Employee for any reason following the Closing Date, in each case in accordance with its terms.

7.3.5    The Parties will reasonably cooperate in good faith with respect to any communications to employees of the Company and the Company Subsidiaries (other than the communication with the Potential ARG Employees, which, except as provided in Section 7.14.8.4, shall be handled in Sellers’ sole discretion) regarding the Transactions. Sellers will provide Buyers with a reasonable opportunity to review and comment on any communications intended for such employees that it desires or has to send to such employees prior to the Closing Date.

7.3.6    Prior to the Closing, Sellers shall, or shall cause the Company and the Company Subsidiaries to: (x) satisfy all requirements to inform, consult with or provide notice of any of the Transactions (including the implementation of the ARG Business

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Distribution) to any labor union, works council or other employee representative bodies representing all or any category of Company Employees; and (y) upon timely request by any labor organization representing any Company Employee, bargain in good faith with respect to the Transactions and the effects of this Agreement on such employees, provided that none of the Company, the Company Subsidiaries nor Seller shall modify or amend any Collective Bargaining Agreement applicable to the Business in connection with such effects bargaining in a manner that increases the employer’s obligations thereunder without the consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

7.3.7    Subject to Section 7.3.1, Buyers shall be responsible for determining and paying to eligible Company Employees the annual bonus awards in respect of the calendar year in which the Closing occurs (“Closing Year Bonuses”); provided, however, that Sellers shall reimburse Buyers for their portion of the Closing Year Bonuses for Closing Year Bonuses awarded under a Company Plan substantially similar to the Company Plan in effect immediately prior to the Closing in an aggregate amount equal to the product obtained by multiplying (A) the aggregate amount of the Closing Year Bonuses by (B) the quotient obtained by dividing (i) the number of days from and including January 1 of the year in which Closing occurs, through and including the date on which the Closing Date occurs by 366 days, such reimbursement to be made in cash within ten calendar days following receipt by Sellers of written confirmation from Buyers of the payment of the Closing Year Bonuses. Sellers shall cause the Company to pay any outstanding annual bonus awards for 2016 (the “2016 Bonuses” and together with the “Closing Year Bonuses,” the “Bonuses”) in the ordinary course of business and consistent with past practice (including timing of payment) and to the extent all or a portion of the 2016 Bonuses are not paid prior to the Closing, Sellers shall reimburse the Company for the portion of any 2016 Bonuses that are earned in accordance with the terms and conditions of the applicable Company Plan as determined in the reasonable discretion of Sellers but not paid prior to the Closing within 10 calendar days following receipt by Sellers of written confirmation from Buyers of the payment of the 2016 Bonuses.

7.4    Access Prior to Closing.

7.4.1    Sellers shall, and shall cause the Company and each Company Subsidiary to, permit Buyers and their Representatives to have reasonable access, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, to (a) all employees, offices, properties, facilities, agreements, assets, permits, records, books, affairs and any other information of the Company and the Company Subsidiaries, as Buyers may from time to time reasonably request; and (b) furnish to Buyers and their Representatives such additional monthly financial, technical and operating data and other information produced in the ordinary course of business as Buyers may from time to time reasonably request, in the case of each of (a) and (b) for purposes of (x) consummating the Transactions and preparing to operate the Business following the Closing, and (y) in order for any Party to comply with the notice and reporting provisions available under the China State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on

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Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin 2015 No. 7), dated February 3, 2015.

7.4.2    All access pursuant to Section 7.4.1 shall be conducted (i) during normal working hours, (ii) under the reasonable supervision of the personnel of the Company, the Company Subsidiaries or the Company Joint Ventures, (iii) at Buyers’ expense, and (iv) upon reasonable notice, to the extent that Buyers and their Representatives do not unreasonably disrupt the personnel and operations of the Company or the Company Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, (x) no such Person will have access (1) to personnel records of the Company or any Company Subsidiary relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or any Company Subsidiary to risk of liability, (2) for purposes of conducting any environmental sampling or testing, except with Sellers’ prior written consent or (3) to documentation or other information primarily relating to the Distributed ARG Business, and (y) neither the Company nor any Company Subsidiary will be required to disclose any information if doing so (1) could violate any Contractual Obligation or Legal Requirement to which the Company or any Company Subsidiary is a party or is subject or (2) Sellers believe in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).

7.4.3    All information provided pursuant to Section 7.4.1 will be subject to the confidentiality agreement dated May 30, 2016, between LKQ and Vitro (the “Confidentiality Agreement”) and Section 7.10.4.

7.5    Access After Closing.

7.5.1    Subject to the next sentence, for a period of five years after the Closing Date, Buyers will, and agree to cause the Company and each Company Subsidiary to, preserve and keep, and Sellers and their Representatives will have reasonable access to, the books and records of the Company and the Company Subsidiaries to the extent that such access may reasonably be required by such Persons in connection with matters relating to or affected by the ownership of the Company or any Company Subsidiary prior to the Closing. If the Company or any Company Subsidiary desires to dispose of any such books and records prior to the expiration of such five-year period, the Company will, prior to such disposition, notify Sellers and give Sellers and their Representatives a reasonable opportunity, at such parties’ expense, to segregate and remove such books and records as such Persons may select.

7.5.2    All access pursuant to Section 7.5.1 shall be conducted (i) during normal working hours, (ii) under the reasonable supervision of the personnel of the Company or the Company Subsidiaries, (iii) at Sellers’ expense, and (iv) upon reasonable notice, to the extent that Sellers and their Representatives do not unreasonably disrupt the personnel and operations of the Company or the Company Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, (x) no such Person will have access to personnel records of the Company or any Company Subsidiary relating to individual

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performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company or the Company Subsidiaries to risk of liability, and (y) neither the Company nor any Company Subsidiary will be required to disclose any information if doing so (1) could violate any Contractual Obligation or Legal Requirement to which the Company or any Company Subsidiary is a party or is subject or (2) it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges).

7.5.3    All information provided pursuant to Section 7.5.1 will be subject to Section 7.10.1.

7.6    Indemnification of Managers, Directors, Officers and Employees.

7.6.1    From and after Closing, each Buyer shall, or shall cause the Company and each of the Company Subsidiaries to, exculpate, indemnify and hold harmless all individuals who at any time prior to or at the Closing were, are or will be managers, directors, officers, employees and agents of the Company and the Company Subsidiaries (collectively, “D&O Indemnified Persons”) to the fullest extent currently provided under the Organizational Documents of the Company and the Company Subsidiaries and permitted by Legal Requirements from and against all Losses arising out of acts or omissions by any D&O Indemnified Persons at or prior to the Closing. Without limiting the foregoing, from and after Closing, the exculpation, indemnification and advancement provisions in the Organizational Documents of the Company and the Company Subsidiaries, in each case as of the date of this Agreement, will not be repealed, terminated, limited, amended or in any other way changed, in any way adverse to the D&O Indemnified Persons, for at least six years after the Closing Date unless, and only to the extent, required by applicable Legal Requirements. With respect to any right to indemnification or advancement of D&O Indemnified Persons with respect to actions taken or omissions to act occurring at or prior to the Closing Date, the Company and each Company Subsidiary, as applicable, shall be the indemnitor of first resort, responsible for all such indemnification or advancement that any D&O Indemnified Persons may have from any direct or indirect equity holder of the Company (or any Affiliate thereof) and without right to seek subrogation, indemnity or contribution.

7.6.2    If the Company or any Company Subsidiary (or, in each case, any of its successors or assigns) transfers all or substantially all of its properties and assets to any Person (whether by merger, sale of equity, sale of assets, recapitalization or any other transaction or series of transactions), then, and in each such case, proper provision will be made so that the successors and assigns of the Company or any Company Subsidiary, as applicable, fully assume the obligations set forth in this Section 7.6. This Section 7.6 will be for the benefit of, and will be enforceable by, the D&O Indemnified Persons and their respective heirs, executors, administrators and estates, and such Persons will be intended third-party beneficiaries of this Agreement for such purposes.

7.6.3    Sellers shall cause the Company to maintain, through the Closing Date, the Company’s and the Company Subsidiaries’ existing directors’ and officers’

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insurance, fiduciary liability insurance, professional liability insurance and employment practices liability insurance in full force and effect without reduction of coverage.

7.6.4    The rights of each D&O Indemnified Person under this Section 7.6 will be in addition to any rights each such Person may have under the Organizational Documents of the Company and the Company Subsidiaries, or under any Legal Requirement. These rights will survive consummation of the Transactions and may not be eliminated or limited in any way whatsoever except as set forth herein. These rights are intended to benefit, and will be enforceable by, each D&O Indemnified Person, and their respective heirs, executors, administrators and estates, and each such Person will be an intended third-party beneficiary of this Agreement for such purposes.

7.7    Exclusivity.

7.7.1    During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers will not, nor will they permit any of their Affiliates (including the Company and the Company Subsidiaries), officers, managers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to (i) take any action to solicit, encourage, initiate, induce, engage in or otherwise facilitate discussions or negotiations with, (ii) provide any information to, or (iii) enter into any agreement with, any Person (other than Buyers and their Affiliates) concerning any purchase of any of the Company’s or any of the Company Subsidiary’s Equity Interests, any of the Company’s direct or indirect Equity Interests in the Company Joint Ventures or any merger or sale of substantial assets or similar transaction involving the Company, any Company Subsidiary or any Company Joint Venture (an “Alternative Transaction”), except, in each case, (A) assets sold in the ordinary course of business or (B) assets or Equity Interests of Company Subsidiaries distributed or transferred pursuant to the ARG Business Distribution.

7.7.2    In addition to Sellers’ obligations pursuant to Section 7.7.1, Sellers shall promptly (and in any event within two Business Days after receipt thereof by Sellers or any of their Affiliates) advise Buyers in writing of the receipt by Sellers or any of their Affiliates of any request for information with respect to any Alternative Transaction or any inquiry with respect to or which would reasonably be expected to lead to an Alternative Transaction, including, as applicable, the material terms and conditions of, and the identity of the Person making, such request or inquiry.

7.8    Waiver of Conflicts; Privilege. Each Buyer, on behalf of itself and each of its Affiliates (including the Company and each Company Subsidiary following the Closing Date) (collectively, the “Buyer Related Parties”) hereby waives any claim that K&L Gates LLP or any other legal counsel representing the Company or any of the Company Subsidiaries prior to the Closing (each a “Prior Company Counsel”) in connection with this Agreement, the negotiation thereof or the Transactions (each a “Pre-Closing Representation”) has or will have a conflict of interest or is or will be otherwise prohibited from representing any Seller or any officer, director, member, manager or Affiliate of any Seller (collectively, the “Seller Related Parties,” which for the avoidance of doubt will not include the Company or any Company Subsidiary following the

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Closing) in any dispute with any of the Buyer Related Parties or any other matter relating to this Agreement, the negotiation thereof or the Transactions, in each case, after the Closing, even though the interests of one or more of the Seller Related Parties in such dispute or other matter may be directly adverse to the interests of one or more of the Buyer Related Parties and even though Prior Company Counsel may have represented the Company or one or more of the Company Subsidiaries in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more of the Buyer Related Parties. Buyers, on behalf of all of the Buyer Related Parties, hereby covenant and agree that, as to all communications between any Prior Company Counsel, on the one hand, and any Seller Related Parties or the Company or one or more of the Company Subsidiaries (with respect to the Company or one or more of the Company Subsidiaries, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation (the “Seller Parties’ Pre-Closing Confidential Communications”), the attorney-client privilege and the expectation of client confidence belong to and shall be controlled by Sellers (on behalf of the Seller Related Parties) and shall not pass to or be claimed by any Buyer Related Parties following the Closing. All books, records and other materials of the Company and the Company Subsidiaries in any medium containing or reflecting any of the Seller Parties’ Pre-Closing Confidential Communications or the work product of legal counsel with respect thereto, are hereby assigned and transferred to Sellers. Without limitation of the foregoing, no Buyer Related Parties may use or rely on any communications described in the immediately preceding sentence in any Action against or involving any of the Seller Related Parties. Notwithstanding the foregoing, if after the Closing a dispute arises between any Buyer, the Company or one or more of Company Subsidiaries, on the one hand, and a third party other than (and unaffiliated with) any Seller or one or more of its Affiliates, on the other hand, then Buyers, the Company or such Company Subsidiary (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, that none of Buyers, the Company or any of the Company Subsidiaries may waive such privilege without the prior written consent of Sellers. This Section 7.8 is for the benefit of the Seller Related Parties and each Prior Company Counsel, and the Seller Related Parties and each Prior Company Counsel are intended third party beneficiaries of this Section 7.8. This Section 7.8 shall survive the Closing indefinitely, shall be irrevocable and no term of this Section 7.8 may be amended, waived or modified without the prior written consent of Sellers and the Prior Company Counsel affected thereby. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing and has consulted with such counsel in connection with its decision to agree to the terms of this Section 7.8.

7.9    Confidentiality. Each Party will treat, and will cause its respective Affiliates, counsel, accountants and other advisors and representatives to treat, all nonpublic information obtained in connection with this Agreement and the Transactions as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If this Agreement is for any reason terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 12.2 in accordance with its terms.

7.10    Restrictive Covenants.

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7.10.1    Seller Nondisclosure. Each Seller covenants and agrees that for a period of two years following the Closing Date, such Seller shall not, except in connection with the Permitted ARG Business, disclose or use, directly or indirectly, any Business Confidential Information except in connection with such Seller’s continuing commercial relationship with the Company or any Company Subsidiary, including pursuant to the Supply Agreement, or except as otherwise provided below. If the disclosure of Business Confidential Information is required by any Legal Requirement, each Seller agrees to use commercially reasonable efforts to provide Buyers an opportunity to object, at their sole expense, to the disclosure and shall give Buyers as much prior written notice as is commercially reasonable under the circumstances. Nothing in this Section 7.10.1 shall limit the disclosure of any Business Confidential Information (i) to the extent required by applicable Legal Requirements (provided, that, unless legally prohibited, Sellers shall give Buyers prior notice of such legally compelled disclosure as promptly as reasonably practicable), (ii) in connection with the defense or prosecution of any Action or claim (including any Action arising from or relating to this Agreement or the Transactions or other documents and agreements entered into in connection with this Agreement (whether or not any Buyer is a party)), (iii) as necessary in connection with the preparation, filing and delivery of Tax Returns, insurance claims and/or financial reports, or (iv) to Representatives of Sellers and their Affiliates who have a need to know in connection with any of the foregoing. For purposes of this Section 7.10.1, “Business Confidential Information” means all confidential or proprietary information of the Company or any Company Subsidiary or any Seller exclusively relating to the Business or the property and assets of the Company and the Company Subsidiaries exclusively used in the Business; provided, that “Business Confidential Information” shall not include information which (i) has been, is or becomes generally available to the public other than as a result of a disclosure in violation of Sellers’ obligations under this Section 7.10.1, (ii) information that was or is independently developed by any Seller or any of Sellers’ Affiliates or Representatives without the use of or reference to the Business Confidential Information, or (iii) information which becomes known to any Seller or any of Sellers’ Affiliates or Representatives after the date hereof other than as a result of a disclosure in violation of any Seller’s obligations under this Agreement; “Business Confidential Information” specifically includes information relating to the products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments and trade secrets of the Company or any Company Subsidiary that exclusively relate to the Business.

7.10.2    Seller Non-Solicitation. Each Seller covenants and agrees that for a period of 30 months following the Closing Date, such Seller shall not, and shall cause its Affiliates not to, without the prior written consent of Buyers, either directly or indirectly, solicit or induce, or attempt to solicit or induce, whether or not for consideration, any Company Employee set forth on Schedule 7.10.2 to terminate or abandon his or her employment with the Company or any Company Subsidiary; provided, however, that the foregoing restrictions shall not restrict any right of Sellers or their Affiliates to (i) solicit any Company Employee whose employment is terminated by Buyers, the Company or any Company Subsidiary or who has not been employed by the Company for the nine-month period prior to the date of such solicitation or hiring, (ii) hire any Company

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Employee not solicited in violation of this Section 7.10.2, (iii) conduct general solicitations for employees or public advertisements of employment opportunities (including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement) that are not directed or focused specifically on Company Employees, or (iv) hire any Potential ARG Employee.

7.10.3    Non-Competition. Each Seller covenants and agrees that for a period of 30 months following the Closing Date, such Seller shall not, and shall cause its Affiliates not to, directly or indirectly, (i) engage in the Business, or own or control any Person engaged in the Business, in any territory or jurisdiction where the Company or any Company Subsidiary conducts the Business as of the date of this Agreement or (ii) disparage publicly or in the media (or privately to customers or suppliers of the Business) the Company or any Company Subsidiary, or their respective management, operations, business, products or employees; provided, that (x) neither the ownership or operation of the Permitted ARG Business nor the acquisition and/or ownership of up to 20% of any class of securities of any Person engaged in the Business shall be deemed to be a violation of the provisions of the foregoing clause (i), and (y) commencing an Action, making court filings, providing testimony or documents or taking other actions necessary in connection with, or incident to, the defense or prosecution of any Action in which the interests of Sellers are adverse to Buyers, the Company or any Company Subsidiary (including any Action arising from or relating to this Agreement or the Transactions or other documents and agreements entered into in connection with this Agreement) shall not be deemed to be a violation of the provisions of the foregoing clause (ii). Notwithstanding anything to the contrary contained above, this Section 7.10.3 is not binding on and shall not apply to: (a) any mergers and acquisitions activities (including any divestiture) involving LKQ or any of its Affiliates, including the taking of an ownership interest in all or any part of any Person or business that is engaged in the Business or including receiving a note from, or giving a loan to any entity that purchases assets and/or stock from LKQ and/or its Affiliates and is, directly or indirectly, engaged in the Business, so long as either (x) LKQ or its applicable Affiliate does not take a direct controlling interest in the entity conducting the Business or (y) the Business conducted by such acquired business represents less than 25% of the revenues of the acquired business for its most recently completed fiscal year, (b) Affiliates or businesses of LKQ at such time as they are no longer an Affiliate or business of LKQ, or (c) any commercial transaction in the ordinary course of business (excluding mergers, acquisitions and divestitures, but including purchases and sales of products and licenses of technology) between LKQ and its Affiliates or businesses and any Persons directly or indirectly engaged in the Business. For purposes of this Section 7.10, a direct controlling interest means the right to appoint a majority of the board of directors of the entity conducting the Business.

7.10.4    Buyer Nondisclosure. Each Buyer covenants and agrees that for a period of two years following the Closing Date, such Buyer shall not, except in connection with the Business, disclose or use, directly or indirectly, any ARG Business Confidential Information except in connection with any Buyer’s, the Company’s or any Company Subsidiary’s continuing commercial relationship with any Seller and its

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Affiliates, including pursuant to the Supply Agreement, or except as otherwise provided below. If the disclosure of ARG Business Confidential Information is required by any Legal Requirement, each Buyer agrees to use its commercially reasonable efforts to provide Sellers an opportunity to object, at their sole expense, to the disclosure and shall give Sellers as much prior written notice as is commercially reasonable under the circumstances. Nothing in this Section 7.10.4 shall limit the disclosure of any ARG Business Confidential Information (i) to the extent required by applicable Legal Requirements (provided, that, unless legally prohibited, Buyers shall give Sellers prior notice of such legally compelled disclosure as promptly as reasonably practicable), (ii) in connection with the defense or prosecution of any Action or claim (including any Action arising from or relating to this Agreement or the Transactions or other documents and agreements entered into in connection with this Agreement (whether or not any Seller is a party)), (iii) as necessary in connection with the preparation, filing and delivery of Tax Returns, insurance claims and/or financial reports, or (iv) to Representatives of Buyers and their Affiliates who have a need to know in connection with any of the foregoing. For purposes of this Section 7.10.4, “ARG Business Confidential Information” means all confidential or proprietary information of any Seller or any of its Affiliates exclusively relating to the Permitted ARG Business or the property and assets of any Seller and its Affiliates exclusively used in the Permitted ARG Business; provided, that “ARG Business Confidential Information” shall not include information which (i) has been, is or becomes generally available to the public other than as a result of a disclosure in violation of Buyers’ obligations under this Section 7.10.4, (ii) information that was or is independently developed by any Buyer or any of its Affiliates or Representatives, or (iii) information which becomes known to any Buyer or any of its Affiliates or Representatives after the date hereof other than as a result of a disclosure in violation of any Buyer’s obligations under this Agreement; “ARG Business Confidential Information” specifically includes information relating to the products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments and trade secrets of Sellers and their Affiliates that exclusively relate to the Permitted ARG Business.

7.10.5    Buyer Non-Solicitation. Each Buyer covenants and agrees that for a period of 30 months following the Closing Date, such Buyer shall not, and shall cause its Affiliates not to, without the prior written consent of Sellers, either directly or indirectly, solicit or induce, or attempt to solicit or induce, whether or not for consideration, any ARG Employee set forth on Schedule 7.10.5 to terminate or abandon his or her employment with any Seller or any of its Affiliates; provided, however, that the foregoing restrictions shall not restrict the right of Buyers or their Affiliates to (i) solicit any employee whose employment is terminated by any Seller or its Affiliates or who has not been employed by any Seller or its Affiliates for the nine-month period prior to the date of such solicitation or hiring, (ii) hire any individual not solicited in violation of this Section 7.10.5, or (iii) conduct general solicitations for employees or public advertisements of employment opportunities (including general solicitations in any local, regional or national newspapers or other publications or circulars or on internet sites or any search firm engagement) that are not directed or focused specifically on ARG Employees.

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7.10.6    Interim Relief. Sellers and Buyers acknowledge and agree that damages alone would be an insufficient remedy for Buyers, the Company and the Company Subsidiaries, on the one hand, and Sellers, on the other hand, and that Buyers, the Company and the Company Subsidiaries, on the one hand, and Sellers, on the other hand, would suffer irreparable injury, if Sellers, on the one hand, or Buyers, the Company or the Company Subsidiaries, on the other hand, violates any applicable provision of this Section 7.10. Accordingly, Buyers, the Company or any Company Subsidiary, on the one hand, and Sellers, on the other hand, upon application to a court of competent jurisdiction, will be entitled to injunctive relief to enforce the provisions of this Section 7.10. Buyers’, the Company’s and the Company Subsidiaries’, on the one hand, and Sellers’, on the other hand, right to injunctive relief pursuant to this Section 7.10 will be in addition to any other remedies they may have at law or in equity.

7.10.7    Reasonable Limitations. Sellers, Buyers and the Company understand and believe that the limitations as to time, geographical area and scope of activity contained in this Section 7.10 are reasonable and necessary to protect the legitimate interests of Buyers, the Company, the Company Subsidiaries and the Company Joint Ventures and constitute a material inducement to Buyers and Sellers to enter into this Agreement and consummate the Transactions. In the event that any covenant contained in this Section 7.10 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Legal Requirements in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Legal Requirements. The covenants contained in this Section 7.10 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.11    Release. Effective as of the Closing, each Seller, on behalf of itself and its controlled Affiliates and their respective officers, directors, managers, equityholders, members, partners, heirs, beneficiaries, successors and permitted assigns (the “Releasing Parties”) hereby irrevocably and unconditionally waives, releases and forever discharges the Company and the Company Subsidiaries and each of their respective past and present directors, managers, officers, employees, agents and other Representatives (the “Released Parties”) from any and all claims, Actions, causes of action, suits, debts, Losses, Liabilities or other obligations of any kind or nature whatsoever (collectively, “Claims”) of any Releasing Party against the Released Parties arising on or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring on or prior to the Closing Date, in each case, solely to the extent such Claim is related to (i) the ownership of the Company Interests by Sellers or (ii) any Contractual Obligation of the Company or any Company Subsidiary that does not continue after the Closing; provided, however, that nothing contained in this Section 7.11 will be interpreted to release any Released Party from any claims (a) arising under this Agreement, any of the Transaction Documents or any other agreement or certificate contemplated hereby, (b) if such Releasing Party was an employee of the Company or any of the Company Subsidiaries prior to Closing,

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relating to compensation or benefits under any Company Plan of the Company or any Company Subsidiary that are due but unpaid prior to the Closing Date, (c) any rights of recovery under any of the insurance policies of the Company by reason of the Releasing Party’s status as a director, officer, employee or agent of the Company or any of the Company Subsidiaries, or as a trustee or fiduciary of any benefit plan, in each instance with respect to periods prior to the Closing Date, (d) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries occurring prior to the Closing Date, (e) any rights to indemnification for serving as an officer, director, agent or employee of the Company, or serving at the request of the Company as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract, (f) any claim which, as a matter of applicable Legal Requirements, cannot be released, in each case, if applicable, or (g) any right of contribution, indemnification or advancement of expenses under the Organizational Documents of the Company or any Company Subsidiary or under any directors’ and officers’ insurance policy of the Company or any Company Subsidiary in effect prior to the Closing or any “tail policy” thereof that is produced in connection with the Closing.

7.12    Certain Notices; Financial Information.

7.12.1    From the date hereof until the earlier of Closing or the termination of this Agreement in accordance with its terms, Sellers and the Company, on the one hand, and Buyers, on the other hand, shall notify the other Party, as applicable, of (i) any written communication from any Governmental Authority to the Company or any of the Company Subsidiaries in connection with the Transactions, (ii) any written notice received by the Company or any Company Subsidiary from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (iii) any material Action commenced against the Company or any of the Company Subsidiaries relating to or involving or otherwise affecting the Business, (iv) the commencement of any Action that relates to the consummation of the Transactions, or (v) the breach of any representation, warranty or covenant of such Party in this Agreement that would reasonably be expected to cause any of the conditions to Closing set forth in Section 8 not to be satisfied. No information or knowledge obtained by any Party in any notification pursuant to this Section 7.12 shall (i) affect or be deemed to affect or modify any representation or warranty contained herein, the covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement or have any effect on the determination of the satisfaction of the conditions to Closing set forth in Section 8 or otherwise prejudice in any way the rights and remedies of Buyers hereunder, including pursuant to Section 10, (ii) be deemed to affect or modify Buyers’ reliance on the representations, warranties, covenants and agreements made by Sellers in this Agreement, or (iii) be deemed to amend or supplement the Company Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by Sellers.

7.12.2    Financial Delivery Requirements.

7.12.2.1    Sellers shall deliver to Buyers true, correct and complete copies of the originals of the 2015 Audited Financial Statements as soon as practicable, but in any event no later than five Business Days prior to the Closing Date.

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7.12.2.2    If the Closing Date has not occurred before April 25, 2017 (the “CNBV Date”), Sellers shall deliver to Buyers true, correct and complete copies of the originals of the 2016 Audited Financial Statements on the CNBV Date. Buyers shall reimburse Sellers for the reasonable and documented costs and expenses of the preparation of the 2016 Audited Financials if the conditions to Closing set forth in Section 8 and Section 9 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) (a) have not been fulfilled or waived in accordance with this Agreement prior to April 18, 2017 but are fulfilled or waived in accordance with this Agreement prior to April 20, 2017. Otherwise, Sellers shall be responsible for any costs and expenses of the preparation of the 2016 Audited Financials.

7.12.2.3    Until the earlier of Closing or the termination of this Agreement in accordance with its terms, Sellers shall deliver to Buyers, as soon as practicable, but in any event within 30 Business Days after the end of each of the first three fiscal quarters of 2017, true, correct and complete copies of the originals of the 2017 Unaudited Financial Statements for such fiscal quarter, as applicable.

7.13    Termination of Affiliate Agreements; Intercompany Arrangements.

7.13.1    Except as set forth in Section 7.13.2, at or prior to the Closing, the Company and the Company Subsidiaries (and, as applicable, Sellers or any of their Affiliates) shall terminate the Contractual Obligations identified on Schedule 4.18.

7.13.2    Notwithstanding anything herein to the contrary, during the period from the date hereof through the Closing Date, Sellers and their Affiliates shall be permitted to manage all Intercompany Accounts between the Company or any Company Subsidiary, on the one hand, and Sellers or any of their Affiliates (excluding the Company and the Company Subsidiaries), on the other hand, in the sole discretion of Sellers but without imposing any Liability on the Company or any Company Subsidiary that would survive the Closing; provided that Sellers shall cause, in a manner determined by Sellers in their sole discretion, all such accounts to be entirely cancelled effective prior to or as of the Closing, except as contemplated by Section 7.23.

7.14    ARG Business Distribution.

7.14.1    Sellers shall, and shall cause the Company and any Company Subsidiary to, use reasonable best efforts to (a)(i) finalize and execute the necessary documentation, as reasonably determined by Sellers, to distribute or otherwise transfer the Distributed ARG Business pursuant to (A) the distribution or transfer, however effected, of (x) assets (other than Intellectual Property) that primarily relate to the Distributed ARG Business and (y) Intellectual Property that exclusively relates to the Distributed ARG Business and is set forth on Schedule 7.14.6, (B) the assumption of Liabilities in connection with or relating to the Distributed ARG Business, and (C) the transfer of Auto Glass, in each case to an LKQ Group Member, (ii) offer employment

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with an LKQ Group Member to, or transfer to an LKQ Group Member the employment of, the Persons set forth under the heading “Pittsburgh Glass Works Employees” on Schedule 7.14.1 (which shall include all employees primarily devoted to the Distributed ARG Business that are on disability or any other leave of absence) (such Persons and employees, together with the Persons set forth under the heading “PGW Auto Glass Employees” on Schedule 7.14.1, the “Potential ARG Employees” and such Persons that are employed by Auto Glass immediately following the ARG Business Distribution, the “ARG Employees”); such transfer and commencement of employment to be effective prior to the Closing and (iii) complete the spinoffs as contemplated in Section 7.14.8; such spinoffs to be effective prior to or after the Closing (collectively, the “ARG Business Distribution”), and (b) keep Buyers reasonably informed of the status of the ARG Business Distribution. For the avoidance of doubt, an ARG Employee shall not constitute a Company Employee. The Company will update Schedule 7.14.1 prior to the ARG Business Distribution to reflect new hires and terminations that occur between signing and Closing and will provide Buyer with an updated Schedule 7.14.1 to reflect such updates prior to Closing.

7.14.2    Sellers and their Affiliates shall assume all Liabilities primarily relating to the Distributed ARG Business pursuant to the ARG Business Distribution and shall reimburse Buyers and their Affiliates for any such Liabilities incurred or sustained by, or imposed upon, Buyers and their Affiliates.

7.14.3    If, following the Closing, Sellers or Buyers determine, in consultation with the other Party, that certain assets or Liabilities that were contemplated to be transferred pursuant to Sections 7.14.1 or 7.14.2, were not transferred to, or assumed by, an LKQ Group Member pursuant to the ARG Business Distribution, then Buyers shall cause the Company or the applicable Company Subsidiary to transfer such assets to Sellers or their designated Affiliate, or Sellers or their designated Affiliate shall assume such Liability, for no additional consideration but otherwise at Sellers’ sole expense.

7.14.4    If, following the Closing, Buyers or Sellers determine, in consultation with the other Party, that (x) certain assets (other than Intellectual Property) or Liabilities primarily relating to the Business, (y) Intellectual Property relating to the Business or (z) Liabilities not contemplated to be transferred pursuant to Sections 7.14.1 or 7.14.2 were transferred to, or assumed by, an LKQ Group Member pursuant to the ARG Business Distribution, then Sellers shall, or shall cause their applicable Affiliate to, transfer such assets to the Company or a Company Subsidiary, or the Company or a Company Subsidiary shall assume such Liability, for no additional consideration but otherwise at Sellers’ sole expense.

7.14.5    Shared Contracts.

7.14.5.1    The Parties acknowledge and agree that the Company and the Company Subsidiaries are parties to certain contracts that relate to the operation or conduct of both the Business and the Distributed ARG Business that will remain with the Company or Company Subsidiary that is the existing contracting party under such contract following the Closing and set forth on Schedule 7.14.5

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(the “ARG Shared Contracts”). The Parties acknowledge and agree that if the Company or a Company Subsidiary is not successful in obtaining prior to the Closing a consent or approval of a third party to an ARG Shared Contract that requires consent in connection with the ARG Business Distribution (each, an “ARG Restricted Contract”), then the Company or Company Subsidiary party to such ARG Restricted Contracts shall continue to be the contracting party under such ARG Restricted Contracts and, unless prohibited by the explicit terms of the applicable ARG Restricted Contract, the Parties shall use commercially reasonable efforts to establish, at Sellers’ sole cost and expense, an agency-type relationship or other similar arrangement reasonably satisfactory to the Parties under which Auto Glass (as an Affiliate of the LKQ Group) or any other LKQ Group Member identified to Buyers is provided with substantially similar rights and benefits as were held under the ARG Restricted Contracts prior to the ARG Business Distribution on terms and conditions substantially similar to those contained in such ARG Restricted Contracts in effect immediately prior to the ARG Business Distribution. The Parties acknowledge and agree that following the Closing, the Company and the Company Subsidiaries shall not have any obligations to any LKQ Group Member with respect to the ARG Restricted Contracts other than those set forth in this Section 7.14.5.1 and any additional actions recommended or advisable with respect to the ARG Shared Contracts as they relate to the Distributed ARG Business or the ARG Restricted Contracts will require the mutual agreement of the Parties.

7.14.5.2    The Parties acknowledge and agree that to the extent it is determined by the Parties that if Auto Glass, PGW Canada or another LKQ Group Member is a party to a contract that relates to the operation or conduct of both the Business and the Distributed ARG Business, that such contract will remain with the applicable LKQ Group Member that is the existing contracting party under such contract following the Closing (each, an “OEM Shared Contract”). The Parties acknowledge and agree that if such LKQ Group Member is not successful in obtaining prior to the Closing a consent or approval of a third party to an OEM Shared Contract that requires consent in connection with the continuing operation of the Business following the Closing (each, an “OEM Restricted Contract”), then such LKQ Group Member shall continue to be the contracting party under such OEM Restricted Contract and, unless prohibited by the explicit terms of such OEM Restricted Contract, the Parties shall use commercially reasonable efforts to establish, at Buyers’ sole cost and expense, an agency-type relationship or other similar arrangement reasonably satisfactory to the Parties under which the Company or the Company Subsidiaries are provided with substantially similar rights and benefits as were held under the OEM Restricted Contracts prior to the Closing on terms and conditions substantially similar to those contained in such OEM Restricted Contracts in effect immediately prior to the Closing. The Parties acknowledge and agree that following the Closing, the LKQ Group Members shall not have any obligations to Buyers, the Company or the Company Subsidiaries with respect to the OEM Restricted Contracts other than those set forth in this Section 7.14.5.2, and any additional actions recommended or

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advisable with respect to the OEM Shared Contracts as they relate to the Business or the OEM Restricted Contracts will require the mutual agreement of the Parties.

7.14.6    Notwithstanding anything to the contrary in this Agreement, no assets of the Company or a Company Subsidiary will transfer with the Distributed ARG Business (including with Auto Glass or PGW Canada) other than as set forth in Sections 7.14.1 or 7.14.3, nor shall Sellers or their Affiliates have any rights to such assets or enter into any Contractual Obligation whereby a third party will receive rights to such assets.

7.14.7    Prior to Closing, Sellers shall, or shall cause the Company or the Company Subsidiaries to, terminate the employment of each Potential ARG Employee (a) to whom an offer of employment with an LKQ Group Member must be made pursuant to Section 7.14.1 above and (b) who does not accept an offer prior to Closing.

7.14.8    Following the date hereof, Sellers, the Company and the Company Subsidiaries shall take the necessary corporate action to approve the transactions described in this Section 7.14.8 and cooperate in good faith and use commercially reasonable efforts to take such actions as are necessary to effectuate the following:

7.14.8.1    The spinoff of assets and Liabilities from the Pittsburgh Glass Works Retirement Income Plan (the “PGW RIP”) associated with the accrued benefits of ARG Employees and former employees of Sellers or any of their Subsidiaries who were primarily devoted to the Distributed ARG Business (the “Former ARG Employees”) into either a new defined benefit qualified pension plan that is sponsored by Sellers or an Affiliate thereof (other than the Company or a Company Subsidiary) or the PGW Auto Glass, LLC Retirement Income Plan, which is an existing defined benefit qualified retirement plan sponsored by Auto Glass. As soon as reasonably practicable following the date hereof, (A) the Parties shall cooperate in good faith to establish an appropriate timeline for the spinoff from the PGW RIP, and (B) with respect to each plan into which such assets and Liabilities are to be spun off, Sellers shall provide to Buyers a favorable determination letter from the IRS regarding the qualified status of such plan, provided, however, that if such plan is a newly established plan, Sellers shall provide such favorable determination letter to Buyers as soon as reasonably practicable following receipt of such letter from the IRS.

7.14.8.2    The spinoff of assets and account balances (including the in-kind spinoff of any outstanding loan notes within such account balances) from the Pittsburgh Glass Works, LLC Employee Savings Plan (the “PGW Savings Plan”) which are held by and in the name of ARG Employees and Former ARG Employees and the trust-to-trust transfer of such assets and account balances into the LKQ Corporation Employees’ Retirement Plan, which is an existing defined contribution qualified retirement plan sponsored by Sellers or an Affiliate thereof (other than the Company or a Company Subsidiary). The spinoff from the PGW Savings Plan shall be completed as soon as practicable, but not later than 120 days after Closing. As soon as reasonably practicable following the date hereof, with respect to each plan into which such assets and account balances are

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to be spun off, Sellers shall provide to Buyers a favorable determination letter from the IRS regarding the qualified status of such plan.

7.14.8.3    The spinoffs described above shall be made in compliance with Code Section 414(l) and applicable Treasury regulations thereunder and all other applicable Legal Requirements. The Parties agree to use commercially reasonable efforts to implement all of the transactions described in this Section 7.14.8 prior to the Closing. Notwithstanding anything in this Agreement to the contrary, each Buyer acknowledges and agrees that the completion of the spinoffs described in this Section 7.14.8 is not a condition to Closing or the consummation of the Transactions.

7.14.8.4    Effective no later than the Closing, Sellers shall, or shall cause the Company or the Company Subsidiaries to, effect all amendments to the PGW RIP and PGW Savings Plan necessary and appropriate to implement the transactions described in this Section 7.14.8. Prior to effecting any such amendment or making any communication to PGW RIP or PGW Savings Plan participants regarding the transactions described in this Section 7.14.8, Sellers shall provide to Buyers drafts of such amendments or communications, as applicable, prepared by Sellers and their Affiliates, for review and approval by Buyers, which such approval shall not be unreasonably withheld, conditioned or delayed. Following the Closing, the Parties shall reasonably cooperate in good faith with respect to any communications to PGW RIP or PGW Savings Plan participants regarding the transactions described in this Section 7.14.8.

7.14.8.5    The Parties agree that for purposes of this Section 7.14.8 they will use commercially reasonable efforts to retain the services of the actuary currently providing services to the PGW RIP for purposes of effectuating the spin-off contemplated hereunder; provided that Buyers shall be permitted to engage the services of an additional reputable independent third-party actuary to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any actions taken in connection therewith.

7.14.8.6    With respect to each of the PGW RIP and the PGW Savings Plan, as of the Closing, Sellers shall assume and be responsible for all Liabilities under such plan for benefits accrued by each ARG Employee and Former ARG Employee that was a participant in such plan at any time and, following the Closing, none of Buyers, their Affiliates nor such plan shall have any further responsibility for such Liabilities, provided that the PGW RIP shall pay to the ARG Employees and Former ARG Employees all benefit payments that are required to be paid thereunder prior to the date of the initial transfer of assets from the PGW RIP to Sellers’ or their Affiliates’ defined benefit qualified pension plan in connection with the spinoff contemplated hereunder, and such initial transfer of assets shall be appropriately reduced to reflect such payment of benefits. The defined benefit qualified pension plan of Sellers or their Affiliates into which the relevant PGW RIP assets and Liabilities are spun off shall be responsible for

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paying to the ARG Employees and Former ARG Employees all benefit payments that are required to be paid on or after the date of such initial transfer of assets.

7.14.8.7    Notwithstanding any other provision of this Agreement to the contrary, each Party shall be responsible for all out-of-pocket expenses (including, for the avoidance of doubt, legal fees) incurred by such Party in connection with the actions contemplated under this Section 7.14.8; provided, however, that Sellers shall promptly reimburse Buyers for any such out-of-pocket expenses reasonably incurred by Buyers in connection with any (i) written request by Sellers for Buyers and their Subsidiaries’ cooperation to take, complete or review any of the actions contemplated under this Section 7.14.8, or (ii) action contemplated under this Section 7.14.8 taken by Buyers or their Subsidiaries (x) as a result of Sellers’ failure to take or complete, or commercially unreasonable delay in taking or completing, any such action or (y) due to Sellers’ inability to take or complete such action, in each case after a 15-day period following receipt by Sellers of written notice from Buyers identifying such failure or inability and Sellers’ failure to cure such identified failure or inability during such 15-day period.

7.15    Maintenance of Registered Intellectual Property.

7.15.1    Sellers or the Company, at their own expense, shall prior to the Closing, pay any renewal or maintenance amounts that are due prior to the Closing in connection with the Registered Intellectual Property.

7.15.2    To the extent such information has not been previously provided, the Company shall use good faith efforts to give Buyers reasonable prior notice of any filings or fees due within 60 days following the Closing Date with respect to each item of Registered Intellectual Property and shall permit Buyers to communicate directly with the Company’s local intellectual property counsel responsible for the prosecution and maintenance of Registered Intellectual Property in order to facilitate a reasonable transition.

7.15.3    Buyers waive Sellers’ compliance with Section 7.15.1 and Section 7.15.2 as conditions to Closing.

7.16    Resignations. At the Closing, Sellers shall deliver to Buyers written resignation and release letters, effective as of the Closing Date, of each of the officers and directors of the Company and the Company Subsidiaries requested by Buyers in writing at least two Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the board of directors (or equivalent governing body) or as officer (although not as an employee unless otherwise so required pursuant to this Agreement), in the form attached as Exhibit H.

7.17    Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each Buyer and Seller shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments and assurances and take such other actions as may reasonably be requested to carry out and give effect to the Acquisition

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and the other Transactions. Without limiting the generality of the foregoing, from and after the Closing, if (a) any Seller or any of its Affiliates receives any funds, mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the Company, any Company Subsidiary or any Company Joint Venture (other than any of the foregoing (except funds) primarily relating to the Distributed ARG Business), or (b) any Buyer, the Company or any Company Subsidiary receives any funds, mail, courier package, facsimile transmission, purchase order, invoice, service request or other document primarily relating to the Distributed ARG Business, the receiving Party shall promptly (i) notify and (ii) forward the pro rata portion of such funds or such documents to, the other Party. For the avoidance of doubt, each Party acknowledges and agrees that there is no right of set-off with respect to any funds received, whether in connection with a dispute under this Agreement or otherwise.

7.18    Financing.

7.18.1    Buyers shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Financing Documents, including using reasonable best efforts to (i) maintain in effect and comply with the terms of the Financing Documents, (ii) negotiate and enter into the other definitive loan documents with respect to the Debt Financing on the terms and subject only to the conditions set forth in the Debt Documents, (iii) satisfy on a timely basis all conditions applicable to Buyers in the Financing Documents and the definitive agreements relating thereto, (iv) upon the satisfaction or waiver of the conditions to Buyers’ obligations to consummate the Transactions, consummate the Financing and cause the Financing Sources and the other Persons committed to fund the Financing to fund the Financing at the Closing, (v) enforce their rights under the Financing Documents and the definitive agreements relating to the Financing, (vi) pay in full any amounts required to be paid pursuant to the terms of the Financing Documents as they become due and payable on or prior to the Closing Date and (vii) otherwise comply with Buyers’ covenants and other obligations under the Financing Documents and the definitive agreements relating to the Financing. Buyers shall not, without the prior written consent of Sellers, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Documents or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of any portion of the Financing such that the aggregate amount of the Financing would be below the amount required to pay the Required Amount, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to delay or prevent the funding of the Financing on the Closing Date, or (C) adversely impact the ability of any Buyer to enforce its rights against the other parties to the Financing Documents or the definitive agreements with respect to the Financing. Notwithstanding the foregoing, Buyers may amend or modify the Debt Documents to add lenders, lead arrangers, bookrunners, syndication agents or similar entities (including in replacement of a Financing Source) so long as such amendment or modification is in accordance with the Debt Documents as of date of this

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Agreement. Buyers shall promptly deliver to Sellers copies of any amendment, modification, supplement, consent or waiver to or under any Financing Document of the definitive agreements relating to the Financing promptly upon execution thereof.

7.18.2    Buyers shall provide Sellers drafts reasonably in advance of the execution and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing not delivered upon execution of this Agreement. Buyers shall give Sellers prompt notice of (i) any material breach, default, termination, cancellation or repudiation by any party to any of the Financing Documents or the definitive agreements related to the Financing of which any Buyer becomes aware, (ii) receipt by any Buyer of any written notice or other written communication from any Financing Source with respect to any (A) material breach, default, termination, cancellation or repudiation by any party to any of the Financing Documents or any definitive agreement related to the Financing of any provisions of the Financing Documents or any definitive agreement related to the Financing or (B) material dispute or disagreement between any Buyer and any Financing Source regarding the Financing, and (iii) the occurrence of an event or development that could reasonably be expected to adversely impact the ability of any Buyer to obtain all or any portion of the Financing necessary to fund the Required Amount on the terms and in the manner contemplated by the Financing Documents. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Documents, Buyers shall promptly notify Sellers in writing and Buyers shall use their reasonable best efforts to arrange and obtain, as promptly as practicable, in replacement thereof, alternative financing from the same and/or alternative sources in an amount sufficient to fund the Required Amount with terms and conditions not less favorable to Buyers than the terms and conditions set forth in the Debt Documents. Buyers shall deliver to Sellers true and complete copies of the alternative debt commitment letters (including fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing (except in the case of customary fee letters where amounts and other economic terms, none of which could adversely affect the conditionality, enforceability or amount or availability of any such alternative financing, may be redacted). For purposes of this Agreement, references to (x) the “Financing” shall include the financing contemplated by the Financing Documents as permitted to be amended, supplemented, modified or replaced by this Section 7.18, (y) the “Debt Documents” shall include such documents as permitted to be amended, supplemented, modified or replaced by this Section 7.18 and (z) the “Debt Financing” shall include the debt financing contemplated by the Debt Documents as permitted to be amended, supplemented, modified or replaced by this Section 7.18.

7.18.3    From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Sellers shall use reasonable best efforts to provide, and to cause their Representatives to provide, in each case at Buyers’ sole cost and expense, Buyers and their Affiliates with such reasonable cooperation and assistance as is customary and reasonably requested by Buyers in connection with the arrangement of the Debt Financing necessary and reasonably requested by Buyers, including using reasonable best efforts to (i) assist Buyers with the preparation by Buyers and the Financing Sources of the Marketing Material (including

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“public” and “private” versions) reasonably required in connection with the Debt Financing, including the Required Information; (ii) as promptly as practicable, deliver to Buyers the Required Information prior to the Closing Date; (iii) (A) assist in preparation for and participate in the Marketing Efforts at reasonable times and locations mutually agreed, (B) upon reasonable prior notice, participate in one bank meeting at a mutually agreed location with potential Financing Sources, and (C) ensure that the Financing may benefit from any existing lending relationships of the Company and the Company Subsidiaries; (iv) execute and deliver as of, but not prior to, the Closing customary definitive financing documents and other certificates or documents as may be reasonably requested by Buyers, including certificates, provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness of the documents and certificates shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Seller or the Company or any Company Subsidiaries or any of their respective officers or employees involved prior to the Closing Date; and (v) cooperate reasonably with the Financing Sources’ due diligence of the Business, as reasonably required by any Governmental Authority with respect to the Financing under applicable “know your customer” and Anticorruption Laws, Export Control and Sanctions Laws and AML Laws, including the USA PATRIOT Act of 2001, that has been reasonably requested by Buyers in writing at least 10 Business Days prior to the Closing Date. Each Seller hereby consents to the use of the logos of the Company and Company Subsidiaries that are set forth on Schedule 7.18.3, in connection with the Financing if such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or their Affiliates or the reputation or goodwill of Sellers or their Affiliates, subject to Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed). Sellers will, upon the reasonable written request of Buyers, use reasonable best efforts to periodically update any necessary information (to the extent it is available) to be included in any Marketing Material, so that Buyers may ensure that any such information does not contain any material inaccuracy. Buyers may share non-public or confidential information regarding the Company, any Company Subsidiary, any Company Joint Venture or the Business with the Financing Sources, and Buyers and the Financing Sources may share such information with potential financing sources in connection with any Marketing Efforts, in each case, provided that the recipients of such information agree to customary confidentiality arrangements that acknowledge that such information may contain material non-public information and prohibit the further disclosure or use of such information and that are otherwise in a form reasonably acceptable to Sellers.

7.18.4    Nothing in this Section 7.18 shall require such cooperation to the extent it would (i) unreasonably interfere with or otherwise unreasonably disrupt the conduct of the Company’s or a Company Subsidiary’s business or (ii) require any Seller, the Company, a Company Subsidiary or any of their respective Affiliates to pay any fee, reimburse any expenses or otherwise incur any Liability or give any indemnities (other than to the extent Buyers agree to reimburse the applicable Seller in respect thereof pursuant to Section 7.18.6). Buyers agree that the execution by Sellers of any documentation in connection with the Financing will be subject to the consummation of the Transactions at Closing and such documents will not take effect prior thereto. For the

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avoidance of doubt, none of the Sellers, Company or Company Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform any agreement with respect to the Financing contemplated by the Financing Documents that is not contingent upon the Closing or that would be effective prior to the Closing, and no officers, directors or employees of the Company that will not be continuing as such after Closing shall be required to execute or enter into or perform any agreement with respect to the Financing.

7.18.5    Notwithstanding anything in this Agreement to the contrary, each Buyer acknowledges and agrees that the receipt of the Financing is not a condition to the Closing or the consummation of the Transactions and (ii) the condition set forth in Section 8.1.2, as it applies to each Seller’s obligations under this Section 7.18, shall be deemed satisfied unless any Seller has knowingly and willfully materially breached its obligations under this Section 7.18. Regardless of whether or not the Financing has been achieved, Closing shall occur as provided in Section 2.5 upon satisfaction of all of the conditions precedent under Sections 8 and 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

7.18.6    Buyers shall: (i) promptly, upon request by Sellers, reimburse Sellers for all reasonable and documented out of pocket costs and expenses (including reasonable fees and expenses of legal counsel of Sellers and auditors of Sellers) incurred by Sellers or their Representatives in connection with the Financing to the extent incurred as a result of the cooperation of Sellers and their Representatives contemplated by this Section 7.18; provided, that Sellers shall not be reimbursed for any such costs and expenses that would have otherwise been required to have been incurred by Sellers to consummate the Acquisition had no Financing been obtained by Buyers (for example, delivery of the 2015 Audited Financial Statements), and (ii) indemnify and hold harmless Sellers, the Company and Company Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Financing, the performance of their respective obligations under Section 7.18.3 and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the gross negligence or willful misconduct of Sellers, the Company or any Company Subsidiaries.

7.19    Termination of Certain Agreements with PGW Canada. The Parties agree that the Contractual Obligations set forth in Schedule 7.19 between the Company and PGW Canada and an Affiliate of Buyer (as the successor to PPG Industries, Inc. and certain of its Subsidiaries under such Contractual Obligations) shall terminate immediately prior to the Closing.

7.20    Insurance Matters.

7.20.1    From and after the Closing Date, at the request of a Buyer, and at Buyers’ expense, subject to Buyers’ compliance with Section 7.20.2, Sellers shall reasonably cooperate with, and use reasonable best efforts to assist, Buyers in recovering under the LKQ Insurance Policies for claims with respect to the Business existing or arising from any past acts or events occurring or failing to occur or alleged to have

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occurred or to have failed to occur for the period beginning on June 1, 2016, through the Closing or any conditions existing or alleged to have existed for the period beginning on June 1, 2016, through the Closing (each, an “OEM Claim”).

7.20.2    From and after the Closing Date, Buyers shall, or shall cause the Companies and the Company Subsidiaries to, promptly reimburse the LKQ Group Members for any self-insured retention or deductible amounts paid or payable as a result of OEM Claims against any LKQ Insurance Policy (“LKQ Reimbursement Amounts”). LKQ shall submit to Buyers on a monthly basis a statement setting for the LKQ Reimbursement Amounts for the prior monthly period and Buyers shall make payments for such LKQ Reimbursement Amounts due within 30 days following delivery to Buyers by a LKQ Group Member of such monthly statement. Buyers shall reimburse the LKQ Group Member for the pro-rata portion of the third-party administration fees relating or attributable to the OEM Claims for the applicable quarter within 30 days following Buyers’ receipt of the quarterly report provided by the LKQ Group Member’s third-party administrator and a statement calculating Buyers’ pro rata portion of such fees based on claims made in such period.

7.20.3    At the request of a Seller, and at Sellers’ expense, subject to Sellers’ compliance with Section 7.20.4, Buyers shall reasonably cooperate with, and use reasonable best efforts to assist, Sellers in recovering under the PGW Insurance Policies for claims with respect to the Distributed ARG Business existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur for periods prior to June 1, 2016 or any conditions existing or alleged to have existed prior to June 1, 2016 (each, an “ARG Claim”).

7.20.4    Sellers shall, or shall cause Auto Glass, PGW Canada or another applicable LKQ Group Member to promptly reimburse Buyers for any self-insured retention or deductible amounts paid or payable as a result of ARG Claims against any PGW Insurance Policy (“PGW Reimbursement Amounts”). Buyers shall submit to Sellers on a monthly basis a statement setting for the PGW Reimbursement Amounts for the prior monthly period and Sellers shall make payments for such PGW Reimbursement Amounts on a monthly basis with payment being due within 30 days following delivery to Buyers of such monthly statement. Sellers shall reimburse Buyers for the pro-rata portion of the third-party administration fees relating or attributable to the ARG Claims for the applicable quarter within 30 days following Sellers’ receipt of the quarterly report provided by Buyers’ third-party administrator and a statement calculating Sellers’ pro rata portion of such fees based on claims made in such period.

7.20.5    Due to the operation of aggregate policy limits, the Parties understand that coverage under certain of the LKQ Insurance Policies and the PGW Insurance Policies could be exhausted by one or other of the Parties’ covered insurance claims, or through a combination of the Parties’ covered insurance claims, such that there could be insufficient coverage available for additional claims that would otherwise be entitled to coverage under an LKQ Insurance Policy or PGW Insurance Policy. To address this possibility, the Parties agree that coverage under the LKQ Insurance Policies and PGW

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Insurance Policies shall be available to the parties on a “first come, first served” basis; subject to the other terms and conditions of this Section 7.20.5.

7.20.6    Each of Sellers and Buyers shall use reasonable best efforts to give prompt notice (and in no event less than 10 days) to the other Party if it is making a claim under a LKQ Insurance Policy or PGW Insurance Policy.

7.20.7    No LKQ Group Member shall have any responsibility for obtaining any insurance for the account or benefit of the Company and the Company Subsidiaries that covers the period commencing and continuing after the Closing Date. From and after the Closing Date, Buyers shall be responsible for obtaining and maintaining an insurance program for the Business.

7.21    Letters of Credit.

7.21.1    The letters of credit (the “Outstanding Letters of Credit”) in the aggregate maximum amount of $7,451,648 (the “Outstanding Amount”) as set forth under item 9 on Schedule 4.10.8 have been issued by the Issuer to the beneficiaries identified under item 9 on Schedule 4.10.8 for the account of the Company and the Company Subsidiaries. Subject to Section 7.21.2, on or prior to the Closing Date, Buyers shall cause to be issued one or more backstop letters of credit (the “Backstop Letters of Credit”) to the Issuer in an aggregate amount equal to the Outstanding Amount, in form and substance satisfactory to the Issuer and Sellers, and drawable by the Issuer conditioned only upon the Issuer’s payment of the related Outstanding Letter of Credit pursuant to a request therefor complying on its face with the terms of such Outstanding Letter of Credit. The Backstop Letters of Credit shall be deemed to be acceptable to Sellers if, and only if, their issuance causes the Issuer to release Sellers from their reimbursement obligations under the Outstanding Letters of Credit (other than any obligations with respect to ongoing fees and the Issuer’s expenses with respect to such Outstanding Letters of Credit which, for the avoidance of doubt, shall be for the account of Sellers) and the Parties shall reasonably cooperate to have the Issuer release Sellers from such reimbursement obligations as promptly as practicable. As promptly as practicable following the Closing, but in no event later than 120 days after the Closing Date, Buyers shall cause the Outstanding Letters of Credit to be replaced and returned to the Issuer for cancellation either by replacement or otherwise.

7.21.2    To the extent the release referred to in Section 7.21.1 does not occur on or prior to the Closing Date, if, at any time after the Closing Date (i) any amounts are drawn on or paid under any Outstanding Letters of Credit and (ii) Sellers or any of their Affiliates are obligated to reimburse the Person making such payment, Buyers agree to jointly and severally indemnify, defend and hold harmless Sellers and their Affiliates against, and reimburse Sellers and their Affiliates for, all such amounts promptly after receipt from Sellers of notice thereof. The indemnity provided in this Section 7.21.2 shall expire with respect to any Outstanding Letter of Credit on such date after the Closing Date on which the Issuer releases Sellers in writing from their obligations in respect of such Outstanding Letter of Credit as referred to in Section 7.21.1.

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7.22    Settlement. To the extent LKQ or any of its Affiliates receives any payment following the Closing pursuant to the contract set forth on Schedule 7.22, LKQ shall or shall cause its Affiliates to transmit such total payment amount to PGW or the Person designated by PGW within five Business Days following receipt of such payment by wire transfer of immediately available funds to bank accounts that have been designated in writing by Buyers.

7.23    China Joint Venture. The Parties acknowledge and agree that, in accordance with the Equity Joint Venture Agreement of Shandong PGW Jinjing Automotive Glass Co. Ltd., dated as of December 11, 2013, by and between Pittsburgh Glass Works Hong Kong Limited (“PGW Hong Kong”) and Shandong Jinjing Science and Technology Stock Co., Ltd, PGW Hong Kong may be required to, or may elect to, make an additional investment in Shandong PGW Jinjing Automotive Glass Co., LTD, a People’s Republic of China entity (the “China Joint Venture”) prior to December 31, 2016. Such investment may be in the form of equity, a loan, or a combination thereof, and may be in an aggregate amount up to $3,500,000, provided that any such equity, loan or combination thereof results in an increase in PGW Hong Kong’s ownership interest in the China Joint Venture to no more than 50% (such actual form and amount of the investment, the “Investment”). Vitro may elect, on or prior to the date that is 60 days following the Closing Date, to purchase such Investment, in which case the following shall apply:

7.23.1    if Vitro makes such election prior to the Closing Date, then all of the equity interests and loan receivable amounts resulting from the Investment shall continue as assets of PGW Hong Kong at the Closing and the Total Equity Value shall be increased by the full amount (but not less than the full amount) of the Investment;

7.23.2    if Vitro does not make such election by the Closing Date, then any of the equity interests in, or loan receivables owed by, the China Joint Venture resulting from the Investment shall not be included as an asset of any Company or Company Subsidiary at Closing, but shall be transferred and conveyed from PGW Hong Kong to Auto Glass pursuant to the ARG Business Distribution or if the ARG Business Distribution has already occurred, such equity interests or loan receivable shall be transferred and conveyed from PGW Hong Kong to a designated LKQ Group Member; and

7.23.3    if Vitro makes such election following the Closing Date but prior to the date that is 60 days following the Closing Date, then (x) Auto Glass or the relevant LKQ Group Member shall sell, assign, transfer and convey to any Buyer or Affiliate thereof all of the equity interests and loan receivable amounts resulting from the Investment, free and clear of all Liens, and (y) Buyers shall pay (or cause to be paid) the full amount (but not less than the full amount) of the Investment to Auto Glass or the relevant LKQ Group Member by wire transfer of immediately available funds.

In the event of any transfer of the equity interests and loan receivable amounts resulting from the Investment PGW Hong Kong to Auto Glass or an LKQ Group Member, Vitro agrees that such transfer and the continued ownership by any LKQ Group Member of such assets shall not constitute a violation of any of the restrictive covenants contained in this Agreement.

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7.24    Supply Agreement. Buyers shall promptly (and in no event later than December 21, 2016) deliver to Sellers, in such form and substance as is reasonable acceptable to Sellers, Schedule 1-Specified Windshields, Schedule 1-Additional Windshields, Schedule 2-Specified Non-Windshield Glass Products, Schedule 2-Additional Non-Windshield Glass Products, and the Special Price List (each as defined in the Supply Agreement) with respect to the calendar year in which the Closing Date occurs.

8.    CONDITIONS TO THE OBLIGATION TO CLOSE OF BUYERS.

The obligation of Buyers to consummate the Acquisition and the other Transactions is subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by Buyers:
8.1    Representations, Warranties and Covenants.

8.1.1    (i) Each of the representations and warranties of the Company and Sellers in Sections 4 and 5 (other than the representations and warranties in paragraph (ii) of this Section 8.1.1), without taking into account any materiality, Material Adverse Effect or similar phrases contained therein, shall be true and correct, in each case, as of the Closing Date, as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date), in each case, except for such failures to be true and correct as would not, individually or in the aggregate, have a Material Adverse Effect, and (ii) each of the representations and warranties of the Company in the first sentence of Section 4.11, shall be true and correct in all respects as of the Closing Date, as if made on the Closing Date.

8.1.2    Sellers, the Company and the Company Subsidiaries shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by Sellers, the Company and the Company Subsidiaries at or prior to the Closing; provided, however, that, with respect to any such agreements and covenants that are qualified by materiality, Sellers, the Company and the Company Subsidiaries shall have performed or complied with such agreements and covenants, as so qualified, in all respects.

8.1.3    Sellers shall have furnished to Buyers a certificate, dated as of the Closing Date, to the effect that the conditions specified in Sections 8.1.1 and 8.1.2 have been satisfied.

8.2    Governmental Authorization; Litigation. All necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. There shall be in effect no Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Transactions, and no Action instituted by any Governmental Authority seeking to prohibit the consummation of the Transactions or that would cause any of the Transactions to be rescinded following the Closing shall be pending.

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8.3    FIRPTA Statement. Sellers shall have provided to Buyers FIRPTA statements in a form reasonably acceptable to Buyers conforming to the applicable requirements of Treasury Regulations Section 1.1445-2(b).

8.4    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Sellers and the Escrow Agent.

8.5    Lien and Guarantee Releases. Sellers shall have delivered evidence reasonably acceptable to Buyers of (i) pending Lien releases in respect of all Debt under the Credit Agreement, and (ii) releases of the Company and the Company Subsidiaries as guarantors under the Guarantees entered into pursuant to the Credit Agreement and Indentures; provided, however, that all costs required to procure any and all such releases shall be exclusively borne by Sellers and, to the extent that Buyers or any of their Affiliates incur legal or other third-party costs to procure any such releases, Sellers shall promptly indemnify and hold harmless Buyers for the same.

8.6    Third-Party Consents. Sellers shall have obtained the consent of each Person set forth on Schedule 8.6 in respect of the matters set forth on Schedule 8.6, in form and substance agreed to by the Parties prior to the date hereof.

8.7    Supply Agreement. The Supply Agreement shall have been executed and delivered by Auto Glass.

8.8    Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by Auto Glass and PGW Canada.

8.9    Intellectual Property Agreement. The Intellectual Property Agreement shall have been executed and delivered by Auto Glass and PGW Canada.

8.10    ARG Business Distribution. The Company and the LKQ Group Members shall have consummated the ARG Business Distribution in a manner consistent with Section 7.14.

8.11    Required Information. Sellers shall have delivered or caused to be delivered to Buyers the applicable Required Information.

8.12    Audited Net Operating Income. The Audited Net Operating Income shall be at least 90% of the Unaudited Net Operating Income; provided that this condition precedent shall not apply if within 10 Business Days following receipt of Audited Financial Statements showing an Audited Net Operating Income of less than 90% of the Unaudited Net Operating Income, Buyers shall not have provided a written notice to Sellers of Buyers’ intent to review and discuss this issue with Sellers.

9.    CONDITIONS TO THE OBLIGATION TO CLOSE OF SELLERS.

The obligations of Sellers to consummate the Acquisition and the other Transactions is subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by Sellers:

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9.1    Representations, Warranties and Covenants.

9.1.1    Each of the representations and warranties of Buyers in Section 6, without taking into account any materiality or similar phrases contained therein, shall be true and correct, in each case, as of the Closing Date, as if made on the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct as of such date), in each case, except for such failures to be true and correct as would not or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on Buyers.

9.1.2    Buyers shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by Buyers at or prior to the Closing; provided, however, that, with respect to any such agreements and covenants that are qualified by materiality, Buyers shall have performed or complied with such agreements and covenants, as so qualified, in all respects.

9.1.3    Buyers shall have furnished to Sellers a certificate, dated as of the Closing Date, to the effect that the conditions specified in Sections 9.1.1 and 9.1.2 have been satisfied.

9.2    Governmental Authorization; Litigation. All necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. There shall be in effect no Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Transactions, and no Action instituted by any Governmental Authority seeking to prohibit the consummation of the Transactions or that would cause any of the Transactions to be rescinded following the Closing shall be pending.

9.3    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Buyers.

9.4    Supply Agreement. The Supply Agreement shall have been executed and delivered by PGW and Vitro.

9.5    Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by PGW.

9.6    Intellectual Property Agreement. The Intellectual Property Agreement shall have been executed and delivered by PGW.

10.    SURVIVAL; INDEMNIFICATION; TAX MATTERS.

10.1    Nonsurvival of Representations and Warranties. None of the representations and warranties, covenants or other agreements, in each case contained in this Agreement or in any instrument or certificate delivered by any Party pursuant to or in connection with this Agreement, will survive the Closing, and none of the Parties nor any Nonparty Affiliate shall have any Liability after the Closing for any inaccuracy therein or breach thereof other than with respect to (a) covenants and agreements to be performed following the Closing that will survive

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in accordance with the terms thereof, (b) covenants and agreements to be performed prior to the Closing that will survive for 12 months from the Closing Date, and (c) Section 4.1.2 and the provisions of Section 13, which shall survive the Closing. For the avoidance of doubt, but subject to Section 14.14, nothing in this Agreement shall limit any Party’s right to bring an Action in a court of law or equity for fraud or intentional misrepresentation based solely on the representations and warranties set forth in this Agreement or in certificates required to be delivered hereunder in connection with the Closing that is otherwise available to such Party and to recover Losses from the Party who committed such fraud or intentional misrepresentation awarded by a court with respect thereto. Such rights for fraud or intentional misrepresentation shall survive indefinitely or until the latest time permitted by applicable Legal Requirements.

10.2    Special Indemnification by Sellers. From and after the Closing, Sellers shall indemnify, defend and hold harmless Buyers and their Affiliates (including, after the Closing, the Company, the Company Subsidiaries and the Company Joint Ventures) and their respective Representatives, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse each of the Buyer Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees (whether in connection with a Direct Claim or a Third-Party Claim) to the extent arising out of:

10.2.1    any breach of any covenant, agreement or obligation to be performed by any Seller or PGW Canada pursuant to this Agreement (a) prior to the Closing Date or (b) following the Closing Date;

10.2.2    withdrawal liability arising out of or relating to any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA contributed to by any Seller, the Company or their respective Subsidiaries and predecessors or in respect of which any Controlled Group Member had any contribution obligation or Liability, but not including any withdrawal liability arising out of a multiemployer plan to which (a) none of the Company, the Company Subsidiaries nor any Controlled Group Member is obligated to contribute prior to the Closing and (b) the Company or a Company Subsidiary or any Controlled Group Member thereof (determined after the Closing Date) contributes after the Closing Date;

10.2.3    any Liability retained or assumed by Sellers and their Affiliates pursuant to Section 7.3.3;

10.2.4    any Seller Plan;

10.2.5    the matter identified on Schedule 10.2.5;

10.2.6    the ARG Business Distribution and the business and operation of the Distributed ARG Business prior to, on or after the Closing Date (except as otherwise expressly provided for in Section 7.14.8.7), including any Intellectual Property distributed in connection with the ARG Business Distribution that is (x) used in connection with the Business or (y) intended for use by the Company or a Company Subsidiary in connection with the Business as of the date of this Agreement or as of the

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Closing Date as evidenced by appropriate documentation or certification by an appropriate officer or employee of the Company or the Company Subsidiary;

10.2.7    any inaccuracy or breach of the representation and warranty of the Company in Section 4.1.2; and

10.2.8    any Tax attributable to a Pre-Closing Tax Period (other than Taxes properly accrued and reflected in the calculation of the purchase price in accordance with Section 3 or otherwise paid to Buyers pursuant to Section 10.8.2), including any Tax allocable to Sellers in accordance with Section 10.8 but not including Taxes to be borne by Buyers in accordance with Section 10.8.1.

10.3    Special Indemnification by Buyers. From and after the Closing, Buyers shall indemnify, defend and hold harmless Sellers and their Affiliates and their respective Representatives, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against, and shall pay and reimburse each of the Seller Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees (whether in connection with a Direct Claim or a Third-Party Claim) arising out of any breach of any covenant, agreement or obligation to be performed by any Buyer, the Company or any of the Company Subsidiaries under this Agreement (a) prior to the Closing and (b) following the Closing.

10.4    Limitations on Liability.

10.4.1    Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees under Section 10.2.1(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 10.2.1(a) exceeds $200,000 (the “Deductible”) and once the Deductible has been exceeded, Sellers shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Deductible.

10.4.2    Buyers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Seller Indemnitees under Section 10.3(a) unless and until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Deductible and once the Deductible has been exceeded, Buyer shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Deductible.

10.4.3    In no event shall the aggregate amount of Losses to be paid to (a) the Buyer Indemnitees pursuant to Section 10.2.1(a) exceed $5,000,000 (the “Cap”) and (b) the Seller Indemnitees pursuant to Section 10.3(a) exceed the Cap.

10.4.4    Sellers shall not be required to indemnify, defend, hold harmless, pay or reimburse the Buyer Indemnitees in respect of any Losses arising from any Tax related to a Pre-Closing Period after the applicable statute of limitations with respect to such Tax.

10.4.5    under Section 10.2.8 (other than for Taxes Paid on Initial Returns) unless and until the aggregate amount of the Losses in respect of indemnification under

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Section 10.2.8 (other than Taxes Paid on Initial Returns) exceeds $50,000 (the “Tax Deductible”) and once the Tax Deductible has been exceeded Sellers shall only be required to indemnify, defend, hold harmless, pay and reimburse for Losses in excess of the Tax Deductible.

10.4.6    Other than for Taxes Paid on Initial Returns, Sellers shall only be liable for 50% of the Losses of the Buyer Indemnitees under Section 10.2.8 (in excess of the Tax Deductible) and in no event shall the aggregate amount of Losses to be paid to the Buyer Indemnitees pursuant to Section 10.2.8 exceed $3,000,000 (the “Tax Cap”).

10.4.7    Any Indemnified Party that becomes aware of any Losses for which it seeks indemnification under this Section 10 shall be required to use commercially reasonable efforts to mitigate such Losses.

10.4.8    With respect to each indemnification obligation contained in this Agreement:

10.4.8.1    all Losses shall be net of any amounts that have been recovered by the Buyer Indemnitees or Seller Indemnitees pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy, including representation and warranty insurance, or other cash receipts or sources of reimbursement or any Tax benefit actually realized by the Buyer Indemnitees or Seller Indemnitees in respect of such Losses;

10.4.8.2    No Party shall have any Liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue whether or not expected, profits or income or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent that such damages are specifically included in Third-Party Claims and result in Losses; and

10.4.8.3    Any claim for indemnification made under this Section 10 by any Party shall be bona fide and made in good faith.

10.4.9    The Parties acknowledge and agree that various provisions of the Transaction Documents relate to the continued relationship of Buyers and their Affiliates with Sellers and their Affiliates following the Closing, including the supply of products under the Supply Agreement, the license of certain Intellectual Property under the Intellectual Property Agreement and the provision of deliverables and services under the Transition Services Agreement, and the rights and obligations of the Parties relating to the Distributed ARG Business after the Closing.  For the avoidance of doubt, the indemnity provided under Section 10.2.6 shall not amend, modify, replace or supersede such terms and conditions (including such terms and conditions governing the rights and obligations of the Parties with respect to the Distributed ARG Business) of the Transaction Documents.

10.5    Indemnification Procedures.

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10.5.1    All claims for indemnification pursuant to Section 10.2 shall be made in accordance with the procedures set forth in this Section 10.5. The Party entitled to assert a Claim for indemnification pursuant to Section 10.2 (an “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) written notice of any such Claim (a “Claim Notice”), which notice shall include a description in reasonable detail of (i) the basis for, and nature of, such Claim, including the facts constituting the basis for such Claim, and (ii) the estimated amount of the Losses that have been or may be sustained by such Indemnified Party in connection with such Claim; provided, however, that any such Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitations on the information included in such Claim Notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other privilege. Any Claim Notice shall be given by the Indemnified Party to the Indemnifying Party (a) in the case of a Claim in connection with any Action made or brought by any Person (other than an Indemnified Party in connection with this Agreement) against such Indemnified Party (a “Third-Party Claim”), reasonably promptly following receipt of notice of the assertion or commencement of such Action, and (b) in the case of a Claim other than a Third-Party Claim (a “Direct Claim”), reasonably promptly after the Indemnified Party determines that it intends to seek indemnification for such Direct Claim; provided, however, that (1) no failure to give such prompt written notice shall relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially and adversely prejudiced by such failure, and (2) the right to indemnification of an Indemnified Party in connection with any Third-Party Claim (x) shall not accrue until such Indemnified Party receives notice of the assertion or commencement of an Action in connection with such Third-Party Claim and (y) shall not be deemed time-barred or otherwise unavailable until no less than 90 days after such Indemnified Party’s receipt of any such notice (and any statute of limitations or common law principal that limits or purports to limit the availability of such right to indemnification shall be deemed tolled, to the extent necessary, until such 90-day period has ended).

10.5.2    With respect to a Direct Claim, in case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any Direct Claim, the Indemnifying Party shall, within 30 days after receipt by the Indemnifying Party of such Direct Claim, deliver to the Indemnified Party a written notice to such effect, and the Indemnifying Party and the Indemnified Party shall, within the 30-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective parties with respect to such Direct Claim to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written memorandum signed by the Indemnified Party and the Indemnifying Party. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party may submit such dispute to a court of competent jurisdiction in accordance with Section 11.

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10.5.3    With respect to any Third-Party Claim (other than a Third-Party Claim related to Pre-Closing Taxes), the Indemnifying Party shall have the right, by giving written notice to the Indemnified Party within 30 days after delivery of the Claim Notice with respect to such Third-Party Claim, to assume control of the defense of such Third-Party Claim at the Indemnifying Party’s expense with counsel of its choosing that is reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense, and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party; provided, however, that the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim that (i) seeks any material injunctive or other material equitable relief against the Indemnifying Party; (ii) seeks monetary damages, the amount of which would reasonably be expected to exceed any limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder or; (iii) if the Indemnifying Party is any Seller, has been brought by or on behalf of any customer or supplier of any Buyer or any of its Affiliates (which Affiliates shall include, after the Closing, the Company or any Company Subsidiary) that is not a customer or supplier of any LKQ Group Member. The Indemnified Party or the Indemnifying Party, as the case may be, that is not controlling such defense shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it. If the Indemnifying Party elects not to control the defense of such Third-Party Claim (including by failing to promptly notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 10.5.3 or fails to diligently prosecute the defense of such Third-Party Claim), the Indemnified Party may control the defense of such Third-Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel (including advancement thereof) to the Indemnified Party in each jurisdiction in which the Indemnified Party reasonably determines counsel is required. Each Buyer and Seller shall reasonably cooperate with each other in connection with the defense of any Third-Party Claim, including by retaining and providing to the Party controlling such defense records and information that are reasonably relevant to such Third-Party Claim and making available employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. The Indemnified Party or the Indemnifying Party, as the case may be, that is controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof and shall consider in good faith any recommendations made by the other Party with respect thereto.

10.5.4    Notwithstanding anything in this Agreement to the contrary, (i) the Indemnifying Party shall not agree to any settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement would (a) include a complete and unconditional release of each Indemnified Party from all Liabilities or obligations with respect thereto, (b) not impose any Liability (including any equitable remedies) on the Indemnified Party and (c) not involve a finding or admission of any wrongdoing on the part of the Indemnified Party, and (ii) an Indemnified Party shall not agree to any

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settlement of a Third-Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

10.5.5    Within ten Business Days of the determination of the amount of any (i) Uncontested Claims; (ii) claims for Losses covered by a memorandum of agreement of the nature described in Section 10.5.2; (iii) claims for Losses, the validity and amount of which have been the subject of a final and non-appealable judicial determination (where such Indemnified Party has complied with the procedures set forth in this Section 10.5); or (iv) claims for Losses, the validity and amount of which shall have been the subject of a settlement or judicial determination as described in Section 10.5.4, subject to Section 10.4, the Indemnifying Party shall pay such determined amount to the Indemnified Party.

10.6    Tax Treatment of Indemnification Payments. Any indemnification payment made under Section 10.2 will be treated as an adjustment to the purchase price (as determined for Tax purposes).

10.7    Exclusive Remedy. From and after the Closing, the Parties acknowledge and agree that (i) this Section 10 shall be the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees against an Indemnifying Party in connection with this Agreement and the Transactions; (ii) neither Buyers nor Sellers shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for a breach of this Agreement or in connection with the Transactions, except pursuant to the indemnification provisions set forth in this Section 10; and (iii) each Party hereby waives, to the fullest extent permitted under applicable Legal Requirements, any and all rights, claims or causes of Action (A) for any breach of any representation, warranty, covenant, agreement or obligations set forth herein or (B) otherwise relating to or in connection with this Agreement and the Transactions, in each case, that it may have against another Party and any of such Party’s Affiliates or Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Section 10; provided; that nothing in this Section 10.7 shall limit the rights or remedies of, or constitute a waiver of any rights or remedies by, any Party pursuant to (or shall otherwise operate to interfere with the operation of) Sections 3.4, or 14.11. For the avoidance of doubt, and notwithstanding anything to the contrary herein, to the extent the Closing occurs, Sellers shall not have any indemnification or other Liability with respect to representations and warranties of the Company, the Company Subsidiaries or Sellers, including any representations and warranties made through any closing certificate, other than as set forth in Section 10.2.7 or otherwise in the case of fraud or willful misrepresentation.

10.8    Tax Matters.

10.8.1    All transfer, documentary, sales, use, stamp, registration and other similar Taxes (but specifically excluding any income Taxes), if any, arising in connection with the Transactions will be borne 50% by Buyers and 50% by Sellers. Each of the Parties will prepare and file, and will fully cooperate with each other Party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

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10.8.2    Subject to Section 10.8.1, Buyers shall prepare or cause to be prepared all income Tax Returns for the Company and the Company Subsidiaries that relate to any Pre-Closing Tax Periods and that are due after the Closing Date. Such returns shall be prepared at least 45 days before the due date thereof (taking into account extensions), unless the Closing Date is within 45 days of the due date thereof, in which case such Tax Returns shall be prepared as soon as practicable following the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practice.  The costs of any third party review or preparation of all such Tax Returns which include only Tax periods ending on or before the Closing Date, shall be borne by Sellers. The cost of any third party review or preparation of such Tax Returns, in respect of any Straddle Period shall be allocated between Sellers and Buyers in accordance with the day count method contained in Section ý10.8.4(y). Sellers shall be permitted to review and comment on any such Tax Returns prior to the filing thereof, and Buyers shall incorporate any reasonable comments requested by Sellers if such comments are received no later than ten days prior to filing such returns.  Buyers, the Company or the applicable Company Subsidiary shall timely file (or cause to be timely filed) any such Tax Returns.  Following the Closing, none of Buyers, the Company or any Company Subsidiary shall amend any Tax Return of the Company or the Company Subsidiaries to the extent that such Tax Return relates to any Pre-Closing Tax Period without the prior written consent of Sellers, which will not be unreasonably withheld, conditioned or delayed. Sellers shall reimburse or cause to be reimbursed to Buyers their allocable share of any income Taxes indicated as due and payable on such income Tax Returns in accordance with Section 10.8.3 and Section 10.8.4 no later than ten days following notice by Buyers of Buyers’ payment of such income Taxes (the “Taxes Paid on Initial Returns”).

10.8.3    Any deductions or other Tax benefits related to the Transactions that occur on or prior to the Closing Date will be allocated to Pre-Closing Tax Periods (except as otherwise required by applicable Legal Requirements).

10.8.4    Other than as set forth in this Section 10.8.4, any income Tax of the Company or a Company Subsidiary arising during or attributable to a Pre-Closing Tax Period (whether or not imposed before the Closing Date) shall be allocated to Sellers and Sellers shall reimburse Buyers no later than ten days following notice to Buyers of Buyers’ payment of such income Taxes. The allocation of any Tax, Tax refund, or Tax benefit attributable to a Straddle Period shall be determined (x) in the case of any Taxes based on or measured by income, receipts, proceeds, activities, gain or similar items, by closing the books of the Company and the Company Subsidiaries as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis, and (y) in the case of all other Taxes, by multiplying such Taxes by a fraction, the numerator of which is the number of days from the beginning of such taxable period through the close of business on the Closing Date and the denominator of which is the total number of days in such taxable period.

10.8.5    Buyers shall promptly (and in no event later than ten Business Days after such receipt) notify Sellers upon receipt by Buyers or any Affiliate of Buyers (including the Company and the Company Subsidiaries) of written notice of any Tax Matter that could result in Tax imposed on Sellers (or its beneficial owners) with respect to the Company or the Company Subsidiaries. Sellers shall promptly (and in no event later than ten Business Days after such receipt) notify Buyers upon receipt by any Seller or any Affiliate of Sellers of written notice of any Tax

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Matter that could result in Tax imposed on any Buyer (or its beneficial owners), the Company or any Company Subsidiary. In the case of any Tax Matter that could result in a material Tax imposed on any Seller (or its beneficial owners) with respect to the Company or the Company Subsidiaries, Sellers shall be entitled (at their own expense): (i) to review and consent, which consent shall not be unreasonably withheld or delayed, to any correspondence or filings to be submitted to any Tax Authority or Governmental Authority with respect to such Tax Matter (or the relevant portion or aspect thereof) and (ii) to attend any formally scheduled meetings with any Tax Authority or Governmental Authority or hearings or Actions before any judicial authority, in each case with respect to such Tax Matter (or the relevant portion or aspect thereof). Furthermore, Buyers shall not (a) waive or extend the applicable statute of limitations with respect to such Tax Matter or (b) accept or enter into any settlement of such Tax Matter (or the relevant portion or aspect thereof), in each case without the consent of Sellers (which shall not be unreasonably withheld or delayed).

10.8.6    Within 120 days after the Closing, Buyers shall prepare and deliver to Sellers for their review (i) a schedule allocating the purchase price (as determined for U.S. federal income tax purposes) among the assets of the Company and the Canadian Assets for purposes of Section 1060 of the Code (and for purposes of determining the value of the equity interests of the Company Subsidiaries that are purchased by Buyers, Buyers shall consider as a floor the reasonable valuation information provided by Sellers in respect of those equity interests and (ii) schedules allocating the purchase price (as determined under applicable Legal Requirements) among the assets of the Company Subsidiaries to the extent required under the Legal Requirements in each jurisdiction in which the Company or any Company Subsidiary is located (each such schedule in (i) or (ii), an “Allocation Schedule,”) (together with worksheets and backup information explaining such allocation in reasonable detail). If Sellers disagree with respect to any material item in the Allocation Schedule, Sellers shall notify Buyers of such disagreement in writing within 45 days of receipt of the applicable Allocation Schedule. The Parties will negotiate in good faith to resolve the dispute. If they cannot resolve the dispute within 45 days following receipt by Buyers of Sellers’ disagreement, the Parties will engage an accounting firm of nationally recognized standing in the United States experienced in such matters or another mutually agreed-upon independent appraiser to resolve any such dispute, whose determination shall be binding. Each agreed-upon Allocation Schedule shall become an “Allocation” for purposes of this Agreement with respect to the jurisdiction for which such Allocation Schedule was prepared. The Parties shall file all relevant Tax Returns in a manner consistent with the relevant Allocation and shall not take any position inconsistent with such Allocation, unless otherwise required by applicable Legal Requirements.

10.8.7    Buyers and Sellers will cooperate fully (each, at its own expense), as and to the extent reasonably requested by the other Party, in connection with the filing and preparation of Tax Returns related to the business operations of the Company, the Company Subsidiaries and the Canadian Assets (including the partnership Tax Returns of

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Holdings). Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Tax Return or Tax Matter (including, Sellers’ provision to Buyers of transfer pricing reports and back-up materials in respect of the operations of the Company and the Company Subsidiaries) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyers and Sellers agree that the Company and the Company Subsidiaries will retain all books and records with respect to the business operations of the Company and the Company Subsidiaries for Pre-Closing Tax Periods until the expiration of the statute or period of limitations of the respective taxable periods.

10.8.8    In the event that Sellers’ U.S. employees who currently prepare non-foreign Tax Returns are retained by Sellers, such U.S. employees shall be made available to Buyers in order for Buyers to satisfy their Tax reporting obligations. In the event that Sellers’ U.S. employees who currently prepare non-foreign Tax Returns are retained by Buyers, such U.S. employees shall be made available to Sellers in order for Sellers to satisfy its Tax reporting obligations (including the filing of partnership Tax Returns of Holdings). In the event that Sellers’ U.S. employees who currently prepare non-foreign Tax Returns are neither retained by Sellers or Buyers, Buyers shall hire other employees or outside Tax personnel to assist in providing the necessary information to complete the Tax reporting obligations herein and Sellers shall bear the reasonable apportioned costs of such employees or personnel in respect of their time to satisfy the Tax reporting obligations to Sellers hereunder.

11.    CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

11.1    Consent to Jurisdiction. Each Party, by its execution hereof, hereby irrevocably and unconditionally: (i) submits for itself and its property, to the exclusive jurisdiction of the Chancery Courts of the State of Delaware or, if but only if, such Court declines jurisdiction, the Superior Courts of the State of Delaware or the United States District Court for the District of Delaware (the “Delaware Courts”), for the purpose of any Action arising out of or in connection with this Agreement or the negotiation, execution or performance of this Agreement or any of the Transactions; (ii) agrees that all claims in respect of any such Action be heard and determined in any Delaware Court; (iii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of any Delaware Court, that its property is exempt or immune from attachment or execution, that any such Action brought in any Delaware Court is improperly venued, or that this Agreement or any of the Transactions may not be enforced in or by such Delaware Court; (iv) agrees not to commence any such Action other than before any Delaware Court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than a Delaware Court whether on the grounds of inconvenient forum or otherwise, or to seek to stay or dismiss any such Action in favor of any Action in any other forum; (v) agrees that a final and non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; and (vi) consents to service of process in any such Action in any manner permitted by applicable Legal Requirements, or by delivery to it by an overnight courier service recognized in the United States and guaranteeing overnight

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delivery at its address specified pursuant to Section 14.5, and agrees that such service of process in any such Action shall be valid and sufficient service thereof. Notwithstanding the foregoing, a Party may commence an Action in any jurisdiction to enforce an order or judgment of any Delaware Court. For the avoidance of doubt, this Section 11.1 shall not limit the jurisdiction of the Arbitrator as set forth in Section 3.4, and the Delaware Courts would have exclusive jurisdiction to enforce the jurisdiction and judgments of the Arbitrator.

11.2    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES AND COVENANTS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION DESCRIBED IN SECTION 11.1. EACH PARTY (a) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) CERTIFIES AND ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, (c) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (d) MAKES THIS WAIVER VOLUNTARILY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.3    Attorneys’ Fees and Expenses. In the event any Party brings an Action to enforce or determine any rights under this Agreement or the Transactions, the Parties agree that the court referred to in Section 11.1 shall, only upon a clear demonstration that one Party is the non-prevailing party in such Action, order the non-prevailing Party to pay the reasonable out-of-pocket attorneys’ fees and expenses incurred by the prevailing Party and promptly after the entry of a final and nonappealable order of such court to such effect, the non-prevailing Party shall pay to the prevailing Party all such costs and expenses; provided that, in any such Action, if a Party seeking monetary recovery is awarded some, but less than the full amount, of the recovery sought, the Party receiving such award shall be deemed the prevailing Party if such award represents 50% or more of the amount originally sought, and the other Party shall be deemed the prevailing Party if the amount awarded represents less than 50% of the amount originally sought; and provided, further, that in either such case of partial recovery, the amount of the prevailing Party’s attorneys’ fees and expenses reimbursed pursuant to this Section 11.3 shall be limited to a percentage of such fees and expenses equal to (i) the percentage recovered of the amount originally sought, if the prevailing Party was the recipient of the award, or (ii) the percentage of the amount originally sought that was not recovered, if the prevailing Party was the other Party.

12.    TERMINATION.

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12.1    Termination. This Agreement may be terminated by the Parties only as provided below:

12.1.1    Buyers and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

12.1.2    Buyers may terminate this Agreement by delivering written notice to Sellers at any time prior to the Closing in the event any of the representations or warranties of the Company or Sellers set forth in Sections 4 and 5 shall not be true and correct, or if any Seller, the Company or any Company Subsidiary has failed to perform any covenant or agreement on the part of such Seller, the Company or such Company Subsidiary set forth in this Agreement, in each case, such that a condition to Closing set forth in Section 8 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to Sellers; provided, that if the only breach by any Seller, the Company or any Company Subsidiary is a failure to consummate the Closing within five Business Days following the date upon which the Closing is otherwise contemplated to occur pursuant to Section 2.5, Buyers may terminate this Agreement immediately upon written notice to Sellers; provided, further, that the right to terminate this Agreement under this Section 12.1.2 shall not be available to Buyers if Buyers are then in breach of this Agreement so as to cause a condition to Closing set forth in Section 9 not to be satisfied.

12.1.3    Sellers may terminate this Agreement by delivering written notice to Buyers at any time prior to the Closing in the event any of the representations or warranties of Buyers set forth in Section 6 shall not be true and correct, or if any Buyer has failed to perform any covenant or agreement on the part of such Buyer set forth in this Agreement, in each case, such that the conditions to Closing set forth in Section 9 would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any such covenant or agreement, as applicable, are not cured within 20 Business Days after written notice thereof is delivered to Buyers; provided that if the only breach by any Buyer is a failure to consummate the Closing within five Business Days following the date upon which the Closing is otherwise contemplated to occur pursuant to Section 2.5, Sellers may terminate this Agreement immediately upon written notice to Buyers; provided, further, that the right to terminate this Agreement under this Section 12.1.3 shall not be available to Sellers if Sellers are then in breach of this Agreement so as to cause a condition to Closing set forth in Section 8 not to be satisfied.

12.1.4    Buyers, on the one hand, or Sellers, on the other hand, may terminate this Agreement by providing written notice to the other at any time on or after June 18, 2017 if the Transactions have not been consummated by such date and the Party seeking to terminate this Agreement pursuant to this Section 12.1.4 has not (provided that, if such Party is any Seller, none of the Company, any Company Subsidiary or any Seller has) breached any of its representations, warranties, covenants or agreements under this Agreement in any manner that has proximately caused the failure to consummate the

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Transactions on or before such date; provided that if the only reason the Closing has not occurred on or prior to such date is that the conditions set forth in the first sentence of Sections 8.2 and 9.2 has not been satisfied, then such date shall be automatically extended pending satisfaction of such condition to the date that is the first anniversary hereof.

12.1.5    Buyers, on the one hand, or Sellers, on the other hand, may terminate this Agreement by providing written notice to the other prior to the Closing if any Governmental Authority issues a Governmental Order permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such Governmental Order has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1.5 shall not be available to any Party that (i) initiated such Action or that has not taken reasonable actions necessary to oppose, contest and resist, and to have lifted, rescinded or vacated, such Governmental Order before it became final and nonappealable or (ii) is then in breach of this Agreement so as to cause a condition to Closing set forth in Sections 8 or 9, as applicable, not to be satisfied.

12.1.6    Buyers may terminate this Agreement if the Audited Net Operating Income is less than 90% of the Unaudited Net Operating Income; provided that this termination right shall no longer be available if within 10 Business Days following receipt of Audited Financial Statements showing an Audited Net Operating Income of less than 90% of the Unaudited Net Operating Income, Buyers shall not have provided a written notice to Sellers of Buyers’ intent to review and discuss this issue with Sellers.

12.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all obligations of the Parties hereunder will terminate without any further Liability of any Party to any other Party, except that (i) the provisions of this Section 12.2, and Section 13 and Section 14 (other than the provisions of Section 14.11) shall survive termination of this Agreement and (ii) nothing herein will relieve any Party from any Liability for intentional fraud based on the express representations and warranties in this Agreement or any willful and material breach of the provisions of this Agreement prior to such termination (which, for the avoidance of doubt, will be deemed to include any failure by a Party to consummate the Transactions if it is obliged to do so hereunder). In addition, no termination of this Agreement will affect the obligations contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.

13.    GUARANTIES OF LKQ AND VITRO

13.1    Guaranty of LKQ

13.1.1    Upon the terms and subject to the conditions set forth in Section 13.1 through Section 13.6, LKQ irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, to and for the benefit of Buyers and any Buyer Indemnitee or any of their permitted successors or assignees, (i) the full, prompt and punctual payment when due by Sellers of all of their payment obligations under this Agreement (including Sellers’ payment obligations under Sections 3.5, 3.6, 10.2 and

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10.8), or any other Transaction Document, whether such payment obligations currently exist or are created, incurred or arise from time to time hereafter in accordance with this Agreement or any other Transaction Document, (ii) the full and faithful performance by Sellers and their Affiliates of each and every of their respective covenants, agreements, Liabilities, and obligations under this Agreement and the other Transaction Documents, in accordance with the terms hereof and thereof, whether such covenants, agreements, Liabilities and obligations currently exist or are created, incurred or arise from time to time hereafter in accordance with this Agreement or any other Transaction Documents, and (iii) the full and faithful performance by the Company and the Company Subsidiaries of each and every of their respective covenants, agreements, Liabilities and obligations that arise under this Agreement and the Transaction Documents from the date of this Agreement through the Closing Date (collectively, the “LKQ Guaranty”). The Liabilities and obligations guaranteed by the LKQ Guaranty are collectively referred to herein as the “LKQ Guaranteed Obligations.” The LKQ Guaranty constitutes a guaranty of payment and performance and not of collection. Buyers are entitled to specifically enforce the LKQ Guaranteed Obligations pursuant to Section 14.11.

13.1.2    A demand for payment or an action to enforce the LKQ Guaranty may be made, brought or prosecuted, as applicable, against LKQ only if an LKQ Guaranteed Obligation remains unpaid or unperformed for a period of five Business Days after such LKQ Guaranteed Obligation has become due and payable or Enforceable against Sellers. Upon the terms and subject to the conditions set forth in Sections 13.1 through Section 13.6, LKQ hereby agrees to pay or perform, or cause to be paid or performed, such LKQ Guaranteed Obligations within five Business Days after Buyers have made a written demand for payment against LKQ with respect to such LKQ Guaranteed Obligation. All payments made by LKQ pursuant to the LKQ Guaranty shall be made without set off or counterclaim and without any deduction or withholding for any reason.

13.2    Absolute and Unconditional LKQ Guaranty.

13.2.1    Subject to the provisions of Sections 13.1.2, 13.2.2 and 13.4, the liability of LKQ under the LKQ Guaranty shall, to the extent permitted under the provisions of any Legal Requirement, be absolute, irrevocable and unconditional, and shall not be discharged as a result of or otherwise affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment and performance in full of the LKQ Guaranteed Obligations, irrespective of:

13.2.1.1    the illegality of the LKQ Guaranty;

13.2.1.2    the invalidity or unenforceability of any obligation of any Seller or its Affiliates under this Agreement or any other Transaction Document or any other agreement or instrument relating thereto;

13.2.1.3    the validity or genuineness of this Agreement and the other Transaction Documents with respect to Sellers or any of their Affiliates;

13.2.1.4    the enforceability of this Section 13 against Sellers or LKQ;

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13.2.1.5    any release or discharge of any payment obligation of Sellers hereunder resulting from any change in the corporate existence, structure or ownership of Sellers, or any insolvency, bankruptcy, reorganization, workout, arrangement, liquidation, dissolution or other similar proceeding affecting any Seller or any of their Affiliates or any of their assets, including any discharge or disallowance of, or bar or stay against collecting, any LKQ Guaranteed Obligation in or as a result of any such proceeding;

13.2.1.6    any amendment or modification of this Agreement or any of the Transaction Documents, in each case in accordance with their terms, or change in the manner, place or terms of payment, or any change or extension of the time of payment of, renewal or alteration of, any LKQ Guaranteed Obligation, any other escrow arrangement or other security therefor, any Liability incurred directly or indirectly in respect thereof, or any waiver of or any consent to any departure from the terms hereof; or

13.2.1.7    any other act or omission relating to the LKQ Guaranty that may or might in any manner or to any extent vary the risk of LKQ or otherwise operate as a discharge of LKQ as a matter of any Legal Requirement or equity.

13.2.2    The Parties acknowledge and agree that the obligations of LKQ under the LKQ Guaranty shall be unconditional, but that the LKQ Guaranteed Obligations shall be subject to all defenses that Sellers (or an applicable Affiliate of any Seller) may have in respect of any underlying covenant, agreement, Liability or obligation under this Agreement or any other Transaction Documents. In the case of any demand for payment or an action to enforce any LKQ Guaranteed Obligation that is subject to a dispute under the terms of this Agreement or any other Transaction Document that provides that such dispute shall be subject to an express dispute resolution (including arbitration) provision (each such dispute, a “Resolvable Dispute” and each such provision, a “Dispute Resolution Procedure”), then, unless and until the Resolvable Dispute shall have been finally resolved in accordance with the applicable Dispute Resolution Procedure, any Action against LKQ to enforce the LKQ Guaranty with respect to such LKQ Guaranteed Obligation shall be subject to the same terms and conditions contained in the Dispute Resolution Procedure applicable to such Resolvable Dispute, to which LKQ hereby irrevocably submits. Once the Resolvable Dispute has been resolved, the amount, if any, of the LKQ Guaranteed Obligation determined to be due and payable as a result of such Resolvable Dispute shall be immediately due and payable without any set off or counterclaim and without any deduction or withholding for any reason. The rights and benefits of Buyers and Buyer Indemnitees in respect of the LKQ Guaranty in respect of a Resolvable Dispute shall be separate and independent from Buyers’ and Buyer Indemnitees’ rights and defenses in respect of a Resolvable Dispute and any other underlying covenant, agreement, Liability or obligation; provided that payment or performance under the LKQ Guaranty shall extinguish any of Buyers’ and Buyer Indemnitees’ rights and defenses in respect of a Resolvable Dispute and any other underlying covenant, agreement, Liability or obligation to the extent of such payment or performance under the LKQ Guaranty.

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13.3    Buyers and Buyer Indemnitees. Neither any Buyer nor any Buyer Indemnitee shall be obligated to file any claim relating to any LKQ Guaranteed Obligation in the event that any Seller or any Seller Indemnitee becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of a Buyer or any Buyer Indemnitee to so file shall not affect LKQ’s obligations hereunder. In the event that any payment to a Buyer or any Buyer Indemnitee in respect of any LKQ Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, LKQ shall remain liable hereunder with respect to the LKQ Guaranteed Obligation as if such payment had not been made.

13.4    Waiver. Except to the extent expressly set forth herein, LKQ unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following: (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, and (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any LKQ Guaranteed Obligation becoming immediately due and payable, unless any such right to assert any claim, defense, setoff or counterclaim is available to (and has not previously been exercised by) Sellers under this Agreement or any other Transaction Documents. No obligation of LKQ hereunder shall be discharged other than by complete payment or performance.

13.5    Subrogation. LKQ unconditionally and irrevocably agrees not to enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution against Sellers, whether arising by contract or operation of any Legal Requirement (including any such right arising under bankruptcy or insolvency Legal Requirements) or otherwise, by reason of any payment or performance made in respect of the LKQ Guaranty unless and until all of the LKQ Guaranteed Obligations (other than contingent obligations or indemnification obligations for which no underlying claim has been asserted) have been indefeasibly paid and performed in full.

13.6    Costs and Expenses. LKQ shall be responsible for, and shall reimburse Buyers, Buyer Indemnitees and their respective affiliates for, all reasonable and documented out-of-pocket costs and expenses incurred by Buyers or Buyer Indemnitees in enforcing any of their rights under the LKQ Guaranty, including reasonable and documented out-of-pocket attorneys’ fees and expenses and costs of enforcement at law or in equity.

13.7    Guaranty of Vitro and Vitro Assets Corp.

13.7.1    Upon the terms and subject to the conditions set forth in this Section 13.7 through Section 13.12, each of Vitro and Vitro Assets Corp. jointly and severally irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, to and for the benefit of Sellers and any Seller Indemnitee or any of their permitted successors or assignees, (i) the full, prompt and punctual payment when due by Buyers of all of their payment obligations under this Agreement (including Buyers’ payment obligations under Sections 3.2, 3.5, 3.6, 10.3 and 10.8) or any other Transaction Document, whether such payment obligations currently exist or are created, incurred or arise from time to time hereafter in accordance with this Agreement or any other Transaction Document, (ii) the full and faithful performance by Buyers and their Affiliates of each and every of their respective covenants, agreements, Liabilities and

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obligations under this Agreement and the other Transaction Documents, in accordance with the terms hereof and thereof, whether such covenants, agreements, Liabilities and obligations currently exist or are created, incurred or arise from time to time hereafter in accordance with this Agreement or any other Transaction Documents and (iii) the full and faithful performance by the Company and the Company Subsidiaries of each and every of their respective covenants, agreements, Liabilities and obligations that arise after the Closing Date under this Agreement and the Transaction Documents (collectively, the “Vitro Guaranty”). The Liabilities and obligations guaranteed by the Vitro Guaranty are collectively referred to herein as the “Vitro Guaranteed Obligations.” The Vitro Guaranty constitutes a guaranty of payment and performance and not of collection. Sellers are entitled to specifically enforce the Vitro Guaranteed Obligations pursuant to Section 14.11.

13.7.2    A demand for payment or an action to enforce the Vitro Guaranty may be made, brought or prosecuted, as applicable, against Vitro or Vitro Assets Corp. only if a Vitro Guaranteed Obligation remains unpaid or unperformed for a period of five Business Days after such Vitro Guaranteed Obligation has become due and payable or Enforceable against Buyers. Upon the terms and subject to the conditions set forth in this Section 13.7 through Section 13.12, each of Vitro and Vitro Assets Corp. jointly and severally hereby agrees to pay or perform, or cause to be paid or performed, such Vitro Guaranteed Obligations, within five Business Days after Sellers have made a written demand for payment against Vitro or Vitro Assets Corp. with respect to such Vitro Guaranteed Obligation. All payments made by Vitro or Vitro Assets Corp. pursuant to the Vitro Guaranty shall be made without set off or counterclaim and without any deduction or withholding for any reason.

13.8    Absolute and Unconditional Vitro Guaranty.

13.8.1    Subject to the provisions of Sections 13.7.2, 13.8.2 and 13.10, the liability of Vitro and Vitro Assets Corp. under the Vitro Guaranty shall, to the extent permitted under the provisions of any Legal Requirement, be absolute, irrevocable and unconditional, and shall not be discharged as a result of or otherwise affected by any circumstance that constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment and performance in full of the Vitro Guaranteed Obligations, irrespective of:

13.8.1.1    the illegality of the Vitro Guaranty;

13.8.1.2    the invalidity or unenforceability of any obligation of any Buyer or its Affiliates under this Agreement or any other Transaction Document or any other agreement or instrument relating thereto;

13.8.1.3    the validity or genuineness of this Agreement and the other Transaction Documents and the Financing Documents with respect to Buyers or any of their Affiliates;

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13.8.1.4    the enforceability of this Section 13 against Buyers, Vitro or Vitro Assets Corp.;

13.8.1.5    any release or discharge of any payment obligation of Buyers hereunder resulting from any change in the corporate existence, structure or ownership of Buyers, or any insolvency, bankruptcy, reorganization, workout, arrangement, liquidation, dissolution or other similar proceeding affecting any Buyer or any of its Affiliates or any of their assets, including any discharge or disallowance of, or bar or stay against collecting, any Vitro Guaranteed Obligation in or as a result of any such proceeding;

13.8.1.6    any amendment or modification of this Agreement or any of the Transaction Documents or the Financing Documents, in each case in accordance with their terms, or change in the manner, place or terms of payment, or any change or extension of the time of payment of, renewal or alteration of, any Vitro Guaranteed Obligation, any other escrow arrangement or other security therefor, any Liability incurred directly or indirectly in respect thereof, or any waiver of or any consent to any departure from the terms hereof; or

13.8.1.7    any other act or omission relating to the Vitro Guaranty that may or might in any manner or to any extent vary the risk of Vitro or Vitro Assets Corp. or otherwise operate as a discharge of Vitro as a matter of any Legal Requirement or equity.

13.8.2    The Parties acknowledge and agree that the obligations of Vitro and Vitro Assets Corp. under the Vitro Guaranty shall be unconditional, but that the Vitro Guaranteed Obligations shall be subject to all defenses that Buyers (or an applicable Affiliate of any Buyer) may have in respect of any underlying covenant, agreement, Liability or obligation under this Agreement or any other Transaction Documents. In the case of any demand for payment or an action to enforce any Vitro Guaranteed Obligation that is subject to a Resolvable Dispute that provides that such dispute shall be subject to a Dispute Resolution Procedure, then, unless and until the Resolvable Dispute shall have been finally resolved in accordance with the applicable Dispute Resolution Procedure, any Action against Vitro or Vitro Assets Corp. to enforce the Vitro Guaranty with respect to such Vitro Guaranteed Obligation shall be subject to the same terms and conditions contained in the Dispute Resolution Procedure applicable to such Resolvable Dispute, to which Vitro and Vitro Assets Corp. hereby irrevocably submits. Once the Resolvable Dispute has been resolved, the amount, if any, of the Vitro Guaranteed Obligation determined to be due and payable as a result of such Resolvable Dispute shall be immediately due and payable without any set off or counterclaim and without any deduction or withholding for any reason. The rights and benefits of Sellers and Seller Indemnitees in respect of the Vitro Guaranty in respect of a Resolvable Dispute shall be separate and independent from Sellers’ and Seller Indemnitees’ rights and defenses in respect of a Resolvable Dispute and any other underlying covenant, agreement, Liability or obligation; provided that payment or performance under the Vitro Guaranty shall extinguish any of Sellers’ and Seller Indemnitees’ rights and defenses in respect of a

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Resolvable Dispute and any other underlying covenant, agreement, Liability or obligation to the extent of such payment or performance under the Vitro Guaranty.

13.9    Sellers and Seller Indemnitees. Neither any Seller nor any Seller Indemnitee shall be obligated to file any claim relating to any Vitro Guaranteed Obligation in the event that any Buyer or any Buyer Indemnitee becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of a Seller or any Seller Indemnitee to so file shall not affect Vitro’s or Vitro Asset Corp.’s obligations hereunder. In the event that any payment to a Seller or any Seller Indemnitee in respect of any Vitro Guaranteed Obligation is rescinded or must otherwise be returned for any reason whatsoever, Vitro and Vitro Assets Corp. shall remain liable hereunder with respect to the Vitro Guaranteed Obligation as if such payment had not been made.

13.10    Waiver. Except to the extent expressly set forth herein, Vitro and Vitro Assets Corp. unconditionally and irrevocably waives and agrees not to assert any claim, defense, setoff or counterclaim based on diligence, promptness, presentment, requirements for any demand or notice hereunder, including any of the following: (a) any demand for payment or performance and protest and notice of protest, (b) any notice of acceptance, and (c) any presentment, demand, protest or further notice or other requirements of any kind with respect to any Vitro Guaranteed Obligation becoming immediately due and payable, unless any such right to assert any claim, defense, setoff or counterclaim is available to (and has not previously been exercised by) Buyers under this Agreement or any other Transaction Documents. No obligation of Vitro or Vitro Assets Corp. hereunder shall be discharged other than by complete payment or performance.

13.11    Subrogation. Vitro and Vitro Assets Corp. unconditionally and irrevocably agrees not to enforce or otherwise exercise any right of subrogation or any right of reimbursement or contribution against Buyers, whether arising by contract or operation of any Legal Requirement (including any such right arising under bankruptcy or insolvency Legal Requirements) or otherwise, by reason of any payment or performance made in respect of the Vitro Guaranty unless and until all of the Vitro Guaranteed Obligations (other than contingent obligations or indemnification obligations for which no underlying claim has been asserted) have been indefeasibly paid and performed in full.

13.12    Costs and Expenses. Vitro and Vitro Assets Corp. shall be responsible for, and shall reimburse Sellers, Seller Indemnitees and their respective affiliates for, all reasonable and documented out-of-pocket costs and expenses incurred by Sellers or Seller Indemnitees in enforcing any of their rights under the Vitro Guaranty, including reasonable and documented out-of-pocket attorneys’ fees and expenses and costs of enforcement at law or in equity.

14.    MISCELLANEOUS.

14.1    Entire Agreement; Waivers.

14.1.1    This Agreement and the other Transaction Documents, together with the Confidentiality Agreement, constitute the sole and entire agreement among the Parties pertaining to the subject matter hereof and supersede all prior and contemporaneous

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agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

14.1.2    No waiver of any provision of this Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), will constitute a continuing waiver unless otherwise expressly provided nor will be effective unless in writing and executed by the Party making such waiver. No waiver by any Party of any breach of this Agreement shall operate or be construed as a waiver of any preceding or subsequent breach, whether of a similar or different character, unless expressly set forth in such written waiver. Neither any course of conduct or failure or delay of any Party in exercising or enforcing any right, remedy or power hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right, remedy or power.

14.2    Amendment or Modification. The Parties may amend or modify this Agreement only by a written instrument executed by each of the Parties. Notwithstanding anything to the contrary contained herein, none of this Section 14.2, Sections 11.2 (Waiver of Jury Trial), 14.1 (Entire Agreement; Waivers), 14.11 (Specific Performance), 14.12.1 (No Third-Party Beneficiaries; No Recourse Against Third Parties) and 14.15 (Financing-Related Provisions) may be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources other than Vitro and Vitro Assets Corp. without the prior written consent of the Financing Sources other than Vitro and Vitro Assets Corp.

14.3    Severability. Except as provided in Section 7.10.7, in the event that any provision hereof is held by any Governmental Authority of competent jurisdiction to be invalid or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the Transactions be consummated as originally contemplated to the fullest extent possible. The provisions hereof are severable, and in the event any provision hereof should be held invalid, illegal or unenforceable in any respect, it will not invalidate, render unenforceable or otherwise affect any other provision hereof.

14.4    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any attempted assignment or delegation without consent shall be null and void and of no force and effect. Notwithstanding the preceding sentence, Buyers may, without the prior written consent of Sellers, assign their rights under this Agreement, in whole or in part, to one or more of their Affiliates; provided, however, that no such assignment shall relieve any Buyer of its respective obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties and their respective successors and permitted assigns.

14.5    Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such Party or its legal representative and (x) delivered personally against receipt, (y) sent by confirmed facsimile or

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email (as a PDF file) or (z) sent by an overnight courier service recognized in the United States and guaranteeing overnight delivery, in each case if delivered or transmitted before 5:00 p.m. Central Time on a Business Day, otherwise on the next Business Day. Such notices or other communications must be sent to each respective Party at the address, email address or facsimile number set forth below:

If to any Seller, LKQ or, prior to the Closing, the Company, to:
c/o LKQ Corporation                                            500 West Madison Street, Suite 2800                                    Chicago, IL 60661                                        Attention: General Counsel                                    Facsimile: +1 (312) 207-1529
With a copy to (which shall not constitute notice):
K&L Gates LLP                                            70 West Madison Street, Suite 3100                                    Chicago, IL 60602                                        Attention: J. Craig Walker                                    Facsimile: +1 (312) 827-8179                                    Email: craig.walker@klgates.com
If to any Buyer or, after the Closing, the Company, to:
Vitro, S.A.B. de C.V.                                            Av. Ricardo Margain Zozaya #400                                    Col. Valle del Campestre                                        San Pedro Garza García                                        Nuevo León, México 66265                                    Facsimile: + 52 (81) 8863-1515                                    Email: JArechavaleta@vitro.com & rmaiz@vitro.com                    Attention: Javier Arechavaleta Santos and Ricardo Maiz
With a copy to (which shall not constitute notice):
Cleary Gottlieb Steen & Hamilton LLP                                One Liberty Plaza                                            New York, NY 10006                                        Facsimile: + 1 (212) 225-3999                                    Email: ckordula@cgsh.com                                    Attention: Chantal E. Kordula
Each of the Parties will be entitled to specify a different address, email address or facsimile number by delivering notice as aforesaid to each of the other Parties.
14.6    Public Announcements. Prior to Closing, no Party will issue or make any report, statement or release to the public (including, before Closing, the employees, customers and

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suppliers of the Company or the Company Subsidiaries) with respect to this Agreement or the Transactions without the consent of the other Party, which consent, in either case, will not be unreasonably withheld, conditioned or delayed (it being understood that Buyers’ consent to the disclosure of this Agreement or the Transactions to any Person for which Sellers request consent pursuant to Section 7.2.3), except as such release or announcement may be required by any Legal Requirement or the rules or regulations of any stock exchange or applicable Governmental Authority to which the relevant Party is subject, in which case the Party required to make the release or announcement shall provide the other Party reasonable time to comment on such release or announcement in advance of such issuance and shall reasonably consider in good faith any such comments, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing Party. If any Party is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other Parties and such report, statement or release is, in the opinion of legal counsel to such Party, required by any Legal Requirement in order to discharge such Party’s disclosure obligations, then such Party may make or issue the legally required report, statement or release and promptly furnish the other Parties with a copy thereof.

14.7    Headings. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof, are not intended to define, limit or describe the scope or intent of this Agreement and will not affect the construction, meaning or interpretation of this Agreement.

14.8    Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement will be deemed to have been listed in or incorporated by reference into any other Schedule to the extent that the applicability of the information disclosed to such other representation and warranty or Schedule is reasonably apparent on the face of the Schedule. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Schedules. The inclusion of an item in the Schedules as an exception to a representation or warranty will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is excepted to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Legal Requirement or Contractual Obligation or other topic to which such disclosure is applicable.

14.9    Counterpart and Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mail or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

14.10    Governing Law. Subject to Section 3.4 and Section 14.15, this Agreement and the Transactions, and any claim, controversy, dispute or Action arising out of or in connection

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with this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction hereof, will be interpreted, construed and governed by, and enforced in accordance with, the laws of the State of Delaware.

14.11    Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, in addition to any other remedy to which it may be entitled, at law or in equity, it being agreed that remedies hereunder are cumulative. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement does not diminish the availability of injunctive relief or specific performance. Each Party further agrees that, in the event of any Action for injunctive relief or specific performance, it will not assert the defense that a remedy at law would be adequate, that the Party seeking such relief would not be irreparably harmed absent such relief, or that specific performance or injunctive relief should not be available on the grounds that money damages are adequate or any other grounds. In no event shall Sellers be entitled to seek the remedy of specific performance of this Agreement against the Financing Sources other than Vitro or Vitro Assets Corp.

14.12    No Third-Party Beneficiaries; No Recourse Against Third Parties.

14.12.1    This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing express or implied herein will give to or impose on, or be construed to give to or impose on, any Person or labor organization, other than to such Parties and to such successors and permitted assigns, any legal or equitable rights, benefits or remedies or any Liabilities or obligations, other than (i) as set forth in Sections 7.6, 7.8 and 10; (ii) solely with respect to the Financing Sources other than Vitro or Vitro Assets Corp., as set forth in Sections 14.1, 14.2, 14.11, 14.12.1 and 14.15; and (iii) the Persons benefitted by Sections 14.12.2, 14.12.3 and 14.14, respectively. Each of the Persons described in clauses (i) and (ii) of the immediately preceding sentence is and shall be an intended third party beneficiary with respect to the applicable Section(s) specified in clauses (i) and (ii) of the immediately preceding sentence and may enforce this Agreement with respect to such Section(s).

14.12.2    Buyers will not, and will not cause or permit any controlled Affiliate thereof to, (i) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the Transactions, against any Person other than the Company, LKQ and Sellers (and against the Company, LKQ and Sellers only pursuant to the terms and conditions of this Agreement), including against any of the Company’s, LKQ’s or Sellers’ respective past, present or future direct or

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indirect equityholders, or any partners, members, stockholders, controlling persons, directors, officers, employees, incorporators, managers, agents, representatives, or other Affiliates of the Company, LKQ or Sellers (or any Affiliate of any of the foregoing) or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each a “Nonparty Seller Affiliate”) or (ii) without limiting the generality of clause (i), hold or attempt to hold any Nonparty Seller Affiliate liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, LKQ, Sellers or any Nonparty Seller Affiliate, or their respective representatives or agents, concerning the Business, the Company, the Company Subsidiaries, LKQ, Sellers, this Agreement or the Transactions.

14.12.3    Sellers will not, and will not cause or permit any controlled Affiliate thereof to, (i) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, the Transactions, the Financing, or the performance of services by the Financing Sources, against any Person other than Buyers, Vitro or Vitro Assets Corp. (and against Buyers, Vitro or Vitro Assets Corp. only pursuant to the terms and conditions of this Agreement), including (A) against any of Buyers’, Vitro’s or Vitro Asset Corp.’s past, present or future direct or indirect equityholders, or any partners, members, stockholders, controlling persons, directors, officers, employees, incorporators, managers, agents, representatives, or other Affiliates of Buyers, Vitro or Vitro Assets Corp. (or any of their Affiliates) or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (each a “Nonparty Buyer Affiliate” and collectively, with each Nonparty Seller Affiliate, the “Nonparty Affiliates”) and (B) the Financing Sources other than Vitro or Vitro Assets Corp., or (ii) without limiting the generality of clause (i), hold or attempt to hold any Nonparty Buyer Affiliate liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Buyers, Vitro, Vitro Assets Corp. or any Nonparty Buyer Affiliate, or their respective representatives or agents, concerning Buyers, Vitro or Vitro Assets Corp., this Agreement, the Transactions or the Debt Financing.

14.12.4    It is expressly acknowledged, understood and agreed that nothing herein is intended to, does or will constitute an amendment to or establishment of any employee benefit or other plan.

14.13    Negotiation of Agreement; Expenses. Each of the Parties acknowledges and agrees that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and none shall be construed more strictly against any Party. Whether or not the Transactions are consummated, except as otherwise specifically provided for in this Agreement, each Party will assume, bear and pay all costs, expenses and fees (including legal and accounting fees and expenses) incurred by such Party in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions; provided that if the Closing occurs, all such costs, expenses

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and fees of the Company and the Company Subsidiaries (incurred through the Closing) shall be considered Transaction Expenses.

14.14    Acknowledgement. NOTWITHSTANDING ANYTHING TO THE CONTRARY EXPRESS OR IMPLIED IN THIS AGREEMENT, BUYERS ACKNOWLEDGE AND AGREE THAT: (i) THEY HAVE CONDUCTED, TO THEIR SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONDITION (FINANCIAL AND OTHERWISE), RESULTS OF OPERATIONS, ASSETS, LIABILITIES, PROPERTIES AND PROJECTED OPERATIONS OF THE BUSINESS, THE COMPANY AND THE COMPANY SUBSIDIARIES AND, IN MAKING THEIR DETERMINATION TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, IT IS RELYING ONLY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4 AND SECTION 5 AND IN THE CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY AND SELLERS HEREUNDER IN CONNECTION WITH THE CLOSING AND THE COVENANTS OF THE COMPANY AND SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 7; (ii) (a) NONE OF THE COMPANY OR ANY SELLER NOR ANY OF THE NONPARTY SELLER AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND BUYERS ARE NOT RELYING ON, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE COMPANY, THE COMPANY SUBSIDIARIES, SELLERS THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION OR MATERIALS REGARDING THE BUSINESS, THE COMPANY, THE COMPANY SUBSIDIARIES, SELLERS, OR THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS, THAT HAVE BEEN FURNISHED OR MADE AVAILABLE TO BUYERS OR THEIR REPRESENTATIVES OR ANY OTHER PERSON, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS THAT ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4 AND; SECTION 5 AND IN THE CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY AND SELLERS HEREUNDER IN CONNECTION WITH THE CLOSING AND THE COVENANTS OF THE COMPANY AND SELLERS EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 7 AND (b)  NONE OF THE COMPANY, ANY SELLER NOR ANY OF THE NONPARTY SELLER AFFILIATES SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYERS OR ANY OTHER PERSON RESULTING FROM OR IN CONNECTION WITH THE DISSEMINATION TO BUYERS OR THEIR REPRESENTATIVES OR ANY OTHER PERSON OR THE USE BY BUYERS OR THEIR REPRESENTATIVES OR ANY OTHER PERSON OF ANY SUCH INFORMATION OR MATERIALS, INCLUDING ANY INFORMATION OR MATERIALS MADE AVAILABLE TO BUYERS OR THEIR REPRESENTATIVES IN ANY “DATA ROOM,” MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN CONNECTION WITH OR EXPECTATION OF THE ENTRY INTO THIS AGREEMENT OR THE TRANSACTIONS AND (iii) EXCEPT FOR THOSE INCLUDED IN THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS THAT ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN SECTION 4 AND SECTION 5 AND IN THE CERTIFICATES REQUIRED TO BE DELIVERED BY THE COMPANY AND SELLERS HEREUNDER IN CONNECTION WITH THE CLOSING, ALL OTHER

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REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL CONDITION (FINANCIAL OR OTHERWISE), RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE BUSINESS, THE COMPANY, THE COMPANY SUBSIDIARIES OR THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLERS AND HAVE NOT BEEN AND ARE NOT BEING RELIED UPON BY BUYERS OR ANY OF THEIR REPRESENTATIVES OR AFFILIATES.

14.15    Financing Related Provisions. Notwithstanding anything to the contrary contained herein, each of the Parties agrees (i) that any claim, cross-claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources (other than Vitro or Vitro Assets Corp.) that arises out of or relates to this Agreement, any related documentation or the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Documents, the Debt Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of a state or federal court sitting in the Borough of Manhattan within the City of New York, New York, and the appellate courts thereof; (ii) not to bring, or permit any of their Affiliates or Representatives to bring, or support anyone else in bringing any such claim, suit, action or proceeding in any court other than a state or federal court sitting in the Borough of Manhattan within the City of New York, New York; (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 14.5 shall be effective service of process against it for any such action brought in any such court; (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court; (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (vi) that any such action shall be governed by, and construed in accordance with, the laws of the State of New York; and (vii) TO IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

[Remainder of page intentionally left blank; Signature pages follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

BUYERS: VITRO AUTOMOTIVE GLASS, LLC
By: /s/ Baldomero Manuel Gardea de la Fuente
Name: Baldomero Manuel Gardea de la Fuente
Title:

By: /s/ Ricardo Jose Maiz Rodriguez
Name: Ricardo Jose Maiz Rodriguez
Title:

VIMEXICO, S.A. DE C.V.

By: /s/ Baldomero Manuel Gardea de la Fuente
Name: Baldomero Manuel Gardea de la Fuente
Title:

By: /s/ Ricardo Jose Maiz Rodriguez
Name: Ricardo Jose Maiz Rodriguez
Title:

[Signature Page to the Stock and Asset Purchase Agreement]
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SELLER: LKQ PGW HOLDINGS LLC
By: /s/ Jeffrey Gronbeck
Name: Jeffrey Gronbeck
Title: Assistant Secretary

PITTSBURGH GLASS WORKS, LLC
By: /s/ Jeffrey Gronbeck
Name: Jeffrey Gronbeck
Title: SVP, Chief Financial Officer and Secretary

PITTSBURGH GLASS WORKS, ULC
By: /s/ Jeffrey Gronbeck
Name: Jeffrey Gronbeck
Title: CFO and Secretary

KPGW EUROPEAN HOLDCO, LLC
By: /s/ Jeffrey Gronbeck
Name: Jeffrey Gronbeck
Title: CFO and Secretary

COMPANY: PGW HOLDINGS, LLC
By: /s/ Jeffrey Gronbeck
Name: Jeffrey Gronbeck
Title: CFO and Secretary

[Signature Page to the Stock and Asset Purchase Agreement]
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LKQ: LKQ CORPORATION, solely for the purposes of Section 13
By: /s/ Walter P. Hanley
Name: Walter P. Hanley
Title: Senior Vice President

[Signature Page to the Stock and Asset Purchase Agreement]
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VITRO: VITRO, S.A.B DE C.V., solely for the purposes of Section 13

By: /s/ Claudio Luis Del Valle Cabello
Name: Claudio Luis Del Valle Cabello
Title:

By: /s/ Javier Arechavaleta Santos
Name: Javier Arechavaleta Santos
Title:

VITRO ASSETS CORP.: VITRO ASSETS CORP., solely for the purposes of Section 13

By: /s/ Baldomero Manuel Gardea de la Fuente
Name: Baldomero Manuel Gardea de la Fuente
Title:

By: /s/ Ricardo Jose Maiz Rodriguez
Name: Ricardo Jose Maiz Rodriguez
Title:

[Signature Page to the Stock and Asset Purchase Agreement]
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